UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NetRatings, Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001, per share, of NetRatings, Inc. (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
14,551,407 shares of Common Stock and options to purchase 2,172,586 shares of Common Stock
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$21.00 per share*
	(4)	Proposed maximum aggregate value of transaction:
$328,522,049*
	(5)	Total fee paid:
$10,085.63*

* As of February 14, 2007, there were (i) 14,551,407 shares of Common Stock, outstanding that are owned by stockholders other than Nielsen Media Research, Inc. and any other direct or indirect subsidiary of The Nielsen Company B.V. and (ii) options to purchase 2,172,586 shares of Common Stock with an exercise price of less than $21.00 per share. The filing fee was determined by adding the (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $21.00 per share, plus (y) $22,942,508, which is the product of options to purchase 2,172,586 shares of Common Stock with exercise prices less than $21.00 and approximately $10.44 (which is the difference between $21.00 and the weighted average exercise price per share) ((x) and (y) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by $0.0000307.

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

120 West 45th Street, 35th Floor
New York, New York 10036
(212) 703-5900

Dear Stockholder,

On behalf of the board of directors, I cordially invite you to attend a special meeting of stockholders of NetRatings, Inc., which will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, New York 10104, on June 22, 2007 at 9:00 a.m., Eastern Time. At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2007, among NetRatings, Inc., Nielsen Media Research, Inc., our majority stockholder and wholly-owned indirect subsidiary of The Nielsen Company B.V., and NTRT Acquisition Sub, Inc., a newly-formed, wholly-owned subsidiary of Nielsen Media Research, Inc.

The merger agreement sets forth the terms and conditions under which NTRT Acquisition Sub, Inc. will merge with and into NetRatings, Inc., which will result in all of our outstanding shares of common stock being wholly-owned by The Nielsen Company B.V. and its subsidiaries. Upon completion of the merger, holders of our common stock (other than Nielsen Media Research, Inc., any other direct or indirect subsidiary of The Nielsen Company B.V. and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $21.00 in cash, without interest, for each share of NetRatings, Inc. common stock held immediately prior to completion of the merger.

This proxy statement gives you detailed information about the special meeting, the merger agreement and the merger, and a copy of the merger agreement is included as Annex A to this proxy statement. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors, after considering the unanimous recommendation of the special committee which was formed to negotiate the merger agreement and composed entirely of independent directors, unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of NetRatings, Inc. and its unaffiliated stockholders. Our board of directors therefore recommends that you vote “FOR” the adoption of the merger agreement.

Nielsen Media Research, Inc. has agreed to vote, or cause to be voted, all shares of our common stock beneficially owned by Nielsen Media Research, Inc. and its affiliates, which represents approximately 60% of the outstanding shares of our common stock, in favor of the proposal to adopt the merger agreement. This agreement by Nielsen Media Research, Inc. will ensure that the merger agreement is adopted by the holders of a majority of the outstanding shares of NetRatings, Inc. common stock, as required by Delaware law.

Whether or not you plan to attend the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting if you so desire. The failure to vote will have the same effect as a vote against the merger agreement.

Sincerely yours,

William R. Pulver
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 24, 2007, and is first being mailed to stockholders of
NetRatings, Inc. on or about May 24, 2007.

120 West 45th Street, 35th Floor
New York, New York 10036
(212) 703-5900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of NetRatings, Inc. stockholders will be held on June 22, 2007 at 9:00 a.m., Eastern Time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, New York 10104, for the following purposes:

1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2007, by and among NetRatings, Inc., Nielsen Media Research, Inc. and NTRT Acquisition Sub, Inc.; and

2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only NetRatings, Inc. stockholders of record at the close of business on April 27, 2007 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of all outstanding shares of NetRatings, Inc. common stock.

Under Delaware law, holders of NetRatings, Inc. common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting if you so desire. The failure to vote will have the same effect as a vote against the merger agreement.

By Order of the Board of Directors,

William R. Pulver
Chief Executive Officer and President

New York, New York
May 24, 2007

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this document and may not contain all of the information that is important to you. To fully understand the merger agreement and the merger contemplated thereby, you should read carefully this entire document, including the merger agreement and the other annexes to this document, as well as the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 87. In this proxy statement, the terms “NetRatings,” “Company,” “we,” “our” and “us” refer to NetRatings, Inc. and its subsidiaries. In this proxy statement, the term “Nielsen” refers to The Nielsen Company B.V., the term “NMR” refers to Nielsen Media Research, Inc. and the term “NTRT Acquisition Sub” refers to NTRT Acquisition Sub, Inc. Page references are included in this summary to direct you to a more complete description of the topics.

Parties to the Merger (page 11)

The parties to the merger are NetRatings, NMR, our majority stockholder, and NTRT Acquisition Sub, a newly-formed, wholly-owned subsidiary of NMR. NMR and ACNielsen Corporation, a stockholder of ours, are wholly-owned indirect subsidiaries of Nielsen (formerly known as VNU Group B.V.). Nielsen is a wholly-owned indirect subsidiary of Valcon Acquisition Holding (Luxembourg) S.a.r.l., which is controlled by a private equity group consisting of affiliated funds of AlpInvest Partners N.V., The Blackstone Group L.P., The Carlyle Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Thomas H. Lee Partners, L.P. NMR, NTRT Acquisition Sub., ACNielsen Corporation, Nielsen, Valcon Acquisition Holding (Luxembourg) S.a.r.l., AlpInvest Partners CS Investments 2006 C.V., Blackstone Capital Partners (Cayman) V L.P., Carlyle Partners IV Cayman, L.P., CEP II Participations Sarl SICAR, Hellman & Friedman Capital Partners V (Cayman), L.P., KKR Millennium Fund (Overseas), Limited Partnership, Thomas H. Lee (Alternative) Fund V, L.P. and Thomas H. Lee Equity Fund VI, L.P. are collectively referred to as the “Nielsen Parties” in this proxy statement.

What You Will Receive in the Merger (page 57)

Upon completion of the proposed merger of NTRT Acquisition Sub with and into NetRatings, holders of our common stock (other than NMR, any other direct or indirect subsidiary of Nielsen and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $21.00 in cash, without interest, for each share of NetRatings common stock held by them immediately prior to completion of the merger.

Effects of the Merger (page 39)

The merger is a “going private” transaction which will result in all of our outstanding shares of common stock being wholly-owned by Nielsen and its subsidiaries. The merger will have the following effects when it is completed:

•       Nielsen and its subsidiaries will own all of NetRatings equity;

•       public stockholders will no longer participate financially in the potential risks or potential benefits associated with a common equity investment in NetRatings;

•       we will no longer be a public company and the NetRatings common stock will no longer be listed or traded on the NASDAQ Global Market; and

•       we will no longer be required to file annual, quarterly and current reports with the Securities and Exchange Commission, or the “SEC.”

Recommendations of the Special Committee and Our Board of Directors (page 20)

Certain of our directors are employed by, or serve as directors of, Nielsen or its affiliates. Because these directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are not affiliated with Nielsen or its affiliates and who have no financial interest in the merger that is different than that of our unaffiliated stockholders generally should be formed to perform those tasks and, if appropriate, to recommend to our entire board of directors that it approve the merger and the terms of the merger agreement to our entire board of directors.

The special committee consists of three of our directors who are not officers or employees of Nielsen or otherwise affiliated with it. The special committee, acting with the advice and assistance of its independent financial and legal advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, with Nielsen. In light of the factors described in the section of this proxy statement entitled “Special Factors—Reasons for the Special Committee’s Determination; Fairness of the Merger,” the special committee unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of our unaffiliated stockholders and unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted.

Based on the recommendation of the special committee, our board of directors unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders.  Our board of directors therefore unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of the Special Committee’s Financial Advisor (page 25)

The special committee received an opinion, dated February 5, 2007, from Lehman Brothers Inc. (“Lehman Brothers”) that, as of such date, and based on and subject to matters stated in its opinion, from a financial point of view, the merger consideration to be received by the unaffiliated stockholders of NetRatings common stock is fair to such holders. The full text of Lehman Brothers’ opinion is attached to this proxy statement as Annex B. We encourage you to read Lehman Brothers’ opinion in its entirety and the section titled “Special Factors—Opinion of Lehman Brothers Inc.” beginning on page 25 for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lehman Brothers in rendering its opinion. Lehman Brothers’ opinion was provided for the use and benefit of the special committee in connection with its consideration of the merger transaction and was not intended to be and does not constitute a recommendation to any NetRatings stockholder as to how such stockholder should vote at the special meeting with respect to the merger agreement or any other matter and does not in any manner address our underlying business decision to proceed with or effect the merger transaction.

The Position of the Nielsen Parties as to the Fairness of the Merger (page 35)

The Nielsen Parties believe that the merger is substantively and procedurally fair to NetRatings’ unaffiliated stockholders. The Nielsen Parties believe that this conclusion is supported by their knowledge and analysis of available information about NetRatings and by the factors discussed under “Special Factors—The Position of the Nielsen Parties as to the Fairness of the Merger” beginning on page 35.

Interests of Directors and Executive Officers of NetRatings in the Merger (page 46)

When considering the recommendation of our board of directors that you vote for adoption of the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours and that may present, or appear to present, a conflict of interest. These interests include the following:

•       some of our directors and executive officers hold our common stock and have options to purchase our common stock and, as a result, will receive the merger consideration for these shares and options upon the closing of the merger;

•       NMR has agreed to honor, or cause to be honored, all of the employment, change in control, severance and termination plans, policies or arrangements we have with our directors, officers and employees, as well as all obligations pursuant to outstanding cash bonus plans and vested and accrued benefits under any employee benefit plan, program or arrangement of NetRatings or its subsidiaries, subject to certain limitations described in the merger agreement; and

•       following the merger, NMR has agreed to indemnify our current and former directors and officers and provide these directors and officers with liability insurance for six years.

The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger and the merger agreement.

The Special Meeting (page 12)

Date, Time and Place.   A special meeting of stockholders of NetRatings will be held on June 22, 2007, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, New York 10104, at 9:00 a.m., Eastern Time. At the special meeting, NetRatings stockholders will be asked to adopt the merger agreement and to act upon any other matters that may properly come before the special meeting.

Record Date; Outstanding Shares.   Holders of record of shares of our outstanding common stock as of the close of business on April 27, 2007 are entitled to vote at the special meeting. On that date there were 36,078,600 shares of NetRatings common stock outstanding and entitled to vote. Each share of NetRatings common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

Required Votes.   Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of our common stock is necessary to adopt the merger agreement. In the merger agreement, NMR has agreed to vote, or cause to be voted, all shares of our common stock beneficially owned by NMR and its affiliates, which represents approximately 60% of the outstanding shares of our common stock, in favor of the proposal to adopt the merger agreement. This agreement by NMR will ensure that the merger agreement is adopted by the holders of a majority of the outstanding shares of NetRatings common stock, as required by Delaware law. Exclusive of shares which may be acquired upon the exercise of presently exercisable stock options, the directors and executive officers of NetRatings collectively owned approximately 338,395 shares or 0.94% of the outstanding shares of NetRatings common stock as of the record date for the special meeting. We anticipate that each of our directors and executive officers who is a stockholder will vote their outstanding shares of our common stock in favor of the merger. Abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against the adoption of the merger agreement.

Granting and Revocation of Proxies.   Stockholders of record may grant a proxy to vote by mail, by telephone or via the Internet or may attend the special meeting and vote in person. If your shares are held in an account with a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

You will have the power to revoke your proxy at any time before it is exercised by:

•       delivering prior to the special meeting a written notice of revocation addressed to Alan Shapiro, Senior Vice President & General Counsel, NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036;

•       delivering to NetRatings prior to the special meeting a properly executed proxy with a later date;

•       granting a proxy to vote on a later date but prior to the special meeting by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•       attending the special meeting and voting in person.

Each proxy returned to NetRatings (and not subsequently revoked) by a holder of NetRatings common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” the adoption of the merger agreement and, in the discretion of the proxies, upon any other matters that may properly come before the special meeting.

Voting Agreements and Understandings (page 13)

In the merger agreement, NMR has agreed to vote, or cause to be voted, all shares of our common stock beneficially owned by NMR and its affiliates, which represents approximately 60% of the outstanding shares of our common stock, in favor of the proposal to adopt the merger agreement. This agreement by NMR will ensure that the merger agreement is adopted by the holders of a majority of the outstanding shares of NetRatings common stock, as required by Delaware law.

Conditions to the Merger (page 58)

The completion of the merger is subject to the satisfaction of the following conditions:

•       the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•       the absence of any law, order or injunction prohibiting the completion of the merger;

•       the receipt of all required consents and approvals of governmental entities;

•       each party’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner set forth under “The Merger Agreement—Conditions to the Merger” beginning on page 58; and

•       each party must have performed in all material respects all obligations that it is required to perform under the merger agreement prior to the closing date for the merger.

Termination of the Merger Agreement (page 66)

The merger agreement may be terminated at any time prior to completion of the merger, notwithstanding any adoption of the merger agreement by our stockholders, in any of the following ways:

•       by mutual written consent of NetRatings, NMR and NTRT Acquisition Sub;

•       by either NetRatings or NMR if any court of competent jurisdiction or other United States governmental entity shall have issued a final order, decree, injunction or ruling or taken any other final non-appealable action restraining, enjoining or otherwise prohibiting the merger;

•       by either NetRatings or NMR if the merger has not been completed on or before the date which is eight (8) months from the date of the merger agreement;

•       by either NetRatings or NMR if there has been a material breach by the other party of any of its obligations or agreements or any of its representations or warranties set forth in the merger agreement, which would prevent satisfaction of a closing condition and the breach is not cured within 20 business days following written notice of the breach; or

•       by NMR if our board of directors upon the advice of the special committee shall have effected an adverse recommendation change or shall have recommended to our stockholders an acquisition proposal other than the merger, or shall have resolved to effect any of the foregoing.

Any termination of the merger agreement by NetRatings must be approved by the special committee.

Material U.S. Federal Income Tax Consequences (page 51)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, each U.S. holder of our common stock generally will recognize gain or loss as a result of the merger measured by the difference, if any, between the cash received in the merger and the U.S. holder’s adjusted tax basis in the shares of NetRatings common stock owned by the U.S. holder. For U.S. federal income tax purposes, each non-U.S. holder generally will not be subject to U.S. federal income tax on the merger consideration received by such non-U.S. holder unless the non-U.S. holder has certain connections to the United States. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Appraisal Rights (page 53)

Stockholders who do not wish to accept the $21.00 per share cash consideration payable pursuant to the merger have the right under Delaware law to dissent from the merger and have their shares appraised by the Delaware Court of Chancery. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

•       you must NOT vote in favor of adoption of the merger agreement; and

•       you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted for the adoption of the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Annex C to this proxy statement contains the Delaware law relating to your right of appraisal. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by this law, you will lose your right of appraisal.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of NetRatings. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:   What is the date, time and place of the special meeting?

A:             The special meeting will be held on June 22, 2007, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, New York 10104, at 9:00 a.m., Eastern Time.

Q:   What am I being asked to vote on?

A:             You are being asked to consider and vote on a proposal to adopt the merger agreement entered into by and among NetRatings, NMR and NTRT Acquisition Sub, a wholly-owned subsidiary of NMR, and the merger contemplated by the merger agreement. The merger agreement sets forth the terms and conditions under which NTRT Acquisition Sub will merge with and into NetRatings. See “The Special Meeting” and “The Merger Agreement” beginning on pages 12 and 57, respectively.

Q:   What will I receive in the merger?

A:             If the merger is completed, we will be wholly-owned by Nielsen and its subsidiaries and our stockholders (other than NMR, any other direct or indirect subsidiary of Nielsen and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $21.00 in cash, without interest, for each share of NetRatings common stock outstanding immediately prior to completion of the merger. See “The Merger Agreement—The Merger” beginning on page 57.

Q:   What does our board of directors recommend?

A:             Our board of directors, based on the unanimous recommendation of the special committee composed entirely of independent directors, unanimously approved the merger agreement and determined that it and the merger are advisable, fair to and in the best interests of NetRatings and its unaffiliated stockholders. Our board of directors therefore recommends that you vote “FOR” the adoption of the merger agreement. We encourage you to review the background and reasons for the merger sections of this proxy statement in greater detail, see “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Special Committee’s Determination; Fairness of the Merger” and “Special Factors—Reasons for Our Board of Directors’ Determination; Fairness of the Merger” beginning on pages 14, 20 and 25, respectively.

Q:   Why did our board of directors form the special committee?

A:             On October 9, 2006, our board of directors formed a special committee of independent directors who are not officers or employees of NetRatings or otherwise affiliated with Nielsen to consider the proposal by Nielsen to acquire each share of our common stock that Nielsen or its affiliates do not currently own. The special committee was formed in order to protect our public stockholders from potential conflicts of interest resulting from the majority interest in NetRatings held by Nielsen and its affiliates.

Q:   When do you anticipate the merger will be completed?

A:             We will try to complete the merger as soon as possible.  Before that happens, the merger agreement must be adopted by our stockholders in the required manner at the special meeting. Assuming this and the other customary conditions to the merger are satisfied, we expect to complete the merger during the second quarter of 2007.

Q:   Who is entitled to vote at the special meeting?

A:             Holders of record of shares of our outstanding common stock as of the close of business on April 27, 2007, the record date for the special meeting, are entitled to vote at the special meeting. You will have one vote at the special meeting for each share of NetRatings common stock that you owned on that date.

Q:   What vote is required to approve the merger agreement and the merger?

A:             Under Delaware law, the proposal to approve the merger agreement must be adopted by the affirmative vote of the holders of a majority of all outstanding shares of NetRatings common stock. In the merger agreement, NMR has agreed to vote, or cause to be voted, all shares of our common stock beneficially owned by NMR and its affiliates, which represents approximately 60% of the outstanding shares of our common stock, in favor of the proposal to adopt the merger agreement. This agreement by NMR will ensure that the merger agreement is adopted by the holders of a majority of the outstanding shares of NetRatings common stock, as required by Delaware law.

Q:   What happens if I sell my shares of NetRatings common stock before the special meeting?

A:             If you sell your shares of NetRatings common stock before the record date, you will not be entitled to vote at the special meeting or to receive the merger consideration. If you sell your shares of NetRatings common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you sold your shares.

Q:   What do I need to do now?

A:             After carefully reading and considering the information contained in this proxy statement, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free number or by using the Internet as described in the instructions included with your proxy card. Please do this as soon as possible so that your shares will be represented at the special meeting. See “The Special Meeting” beginning on page 12.

Q:   May I vote in person?

A:             Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return a proxy card or otherwise vote by proxy. If your shares are held of record by a broker, bank or nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder of your shares in order to vote in person at the special meeting. Please note that stockholders may be asked to present photo identification for admittance to the special meeting.

Q:   Can I change my vote after I have mailed in my proxy card or voted by phone or the Internet?

A:             Yes. You will have the power to revoke your proxy at any time before it is exercised by (1) delivering prior to the special meeting a written notice of revocation addressed to Alan Shapiro, Senior Vice President & General Counsel, NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036; (2) delivering to NetRatings prior to the special meeting a properly executed proxy with a later date; (3) granting a proxy to vote on a later date but prior to the special meeting by telephone or via the Internet no later than 7:00 p.m., Eastern Time, on June 21, 2007 (only your last telephone or

Internet proxy will be counted); or (4) attending the special meeting and voting in person. See “The Special Meeting” beginning on page 12.

Q:   If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:             Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. If you do not provide instructions to your broker, your shares will not be voted and this will have the same effect as a vote against the merger agreement and the merger.

Q:   Will my shares held in “street” name or another form of record ownership be combined for voting purposes with shares I hold of record?

A:             No. Because any shares you may hold in “street” name with a broker, bank or other nominee will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   Should I send in my stock certificates now?

A:             No. Promptly after completion of the merger, each stockholder of NetRatings entitled to receive his, her or its portion of the merger consideration will receive a transmittal letter and instructions specifying the procedures to be followed for surrendering stock certificates in exchange for payment of the merger consideration. Upon surrender of your stock certificate(s) with a duly executed letter of transmittal you will be paid the portion of the merger consideration to which you are entitled. You should not send your stock certificate(s) to us or anyone else until you receive written instructions following completion of the merger.

Q:   I do not know where my stock certificate is. How will I get my cash?

A:             The materials that will be sent to you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We also may require that you provide a bond to cover any potential loss and to enter into an indemnity agreement to indemnify NetRatings and the paying agent against any claim that may be made against them with respect to your stock certificate.

Q:   Where can I find more information?

A:             You may obtain more information from various sources as explained in the section “Where You Can Find More Information” beginning on page 87.

Q:   Who can answer further questions?

A:             If you have additional questions about the merger, you may call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885. If you would like additional copies of this proxy statement or a new proxy card, you may contact us in writing at NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036, Attention: Susan Hickey, or by telephone at (212) 703-5900.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NETRATINGS

The following information at and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 has been derived from NetRatings’ historical audited consolidated financial statements for those years. The financial information at and for the three months ended March 31, 2007 and 2006 has been derived from NetRatings' unaudited consolidated financial statements for these periods, which financial information includes, in the opinion of NetRatings' management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

The information set forth below is only a summary and should be read in conjunction with NetRatings’ consolidated financial statements and the related notes contained in NetRatings’ periodic reports filed with the SEC, that have been incorporated by reference into this document.  See “Where You Can Find More Information” beginning on page 87.

	For the years ended December 31,					For the three months ended March 31,
	2006	2005	2004	2003	2002	2007	2006
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$81,769	$68,017	$59,294	$41,432	$29,706	$21,958	$18,280
Gross profit	58,797	45,215	36,237	20,956	13,255	15,799	12,648
Total operating expenses	60,166	57,115	56,422	50,665	53,128	16,780	14,132
Operating loss	(1,369)	(11,900)	(20,185)	(29,709)	(39,873)	(981)	(1,484)
Basic and diluted operating loss per common share	(0.04)	(0.33)	(0.58)	(0.88)	(1.20)	(0.02)	(0.04)
Net income (loss)	2,829	(8,395)	(17,419)	(25,135)	(38,876)	193	(255)
Basic and diluted net income (loss) per common share	$0.08	$(0.23)	$(0.50)	$(0.74)	$(1.17)	$0.01	$(0.02)
Weighted average shares used to compute operating loss per common share—basic	34,940	35,985	34,637	33,792	33,168	35,397	34,705
Weighted average shares used to compute operating loss per common share—diluted	34,940	35,985	34,637	33,792	33,168	35,397	34,705
Weighted average shares used to compute net income (loss) per common share—basic	34,940	35,985	34,637	33,792	33,168	35,397	34,705
Weighted average shares used to compute net income (loss) per common share—diluted	35,732	35,985	34,637	33,792	33,168	36,892	34,705

	As of December 31,					As of March 31,
	2006	2005	2004	2003	2002	2007	2006
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$187,013	$180,252	$197,602	$210,039	$241,411	$185,738	$170,120
Current Assets	$201,566	$172,075	$164,150	$183,533	$251,742	$202,885	$170,211
Noncurrent Assets	$113,907	$128,179	$150,307	$131,390	$79,903	$110,646	$122,186
Working capital	$160,589	$136,935	$131,478	$144,566	$213,362	$164,837	$135,808
Total assets	$315,473	$300,254	$314,457	$314,923	$331,266	$313,531	$292,397
Current Liabilities	$40,977	$35,140	$32,672	$38,967	$38,380	$38,048	$34,403
Noncurrent Liabilities	$64	$418	$799	$1,680	$2,583	$0	$331
Total Liabilities	$41,041	$35,558	$33,471	$40,647	$40,963	$38,048	$34,734
Minority Interest	$2,221	$1,298	$548	$222	$2,016	$2,250	$1,461
Deferred revenue	$17,632	$12,666	$11,435	$10,449	$10,823	$19,100	$14,410
Total stockholders’ equity	$272,211	$263,398	$280,438	$274,054	$288,666	$273,233	$256,202

Book Value Per Share

Our net book value per share as of March 31, 2007 was $7.68.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents which we incorporate by reference in this proxy statement, may contain “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals to the merger or to satisfy other conditions to the merger on the proposed terms and schedule; increased competition and the Company’s business and financial results. Information about potential factors that may affect the Company’s business and financial results is included in its annual report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports on Form 10-Q, including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Each of these documents is on file with the SEC and is available free of charge at the SEC’s Internet site (http://www.sec.gov). We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the documents incorporated by reference in this proxy statement.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to all record holders of NetRatings common stock in connection with the solicitation of proxies by the board of directors of NetRatings for use at the special meeting of stockholders of NetRatings to be held on June 22, 2007 and any adjournment or postponement of this meeting. The purpose of the special meeting is to consider and vote upon a proposal to adopt the merger agreement, dated as of February 5, 2007, by and among NetRatings, NMR and NTRT Acquisition Sub, a wholly-owned subsidiary of NMR, which sets forth the terms and conditions under which NTRT Acquisition Sub will merge with and into NetRatings. If the proposed merger is completed, all of our outstanding shares of common stock will be wholly-owned by Nielsen and its subsidiaries and our stockholders (other than NMR, any other direct or indirect subsidiary of Nielsen and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $21.00 in cash, without interest, for each share of NetRatings common stock outstanding immediately prior to completion of the merger.

THE PARTIES TO THE MERGER

NetRatings, Inc.

We are a Delaware corporation and a majority-owned subsidiary of NMR. We are a leading provider of Internet audience measurement and analysis in the United States and around the world. All of our products and services are designed to assist companies in making critical business decisions regarding their Internet strategies and initiatives. We have a highly diversified and global client base, including large and small companies in the media, technology, advertising, financial services, consumer products, retail and travel industries.

The executive offices of NetRatings are located at 120 West 45th Street, 35th Floor, New York, New York 10036, and our telephone number is (212) 703-5900.

Nielsen Media Research, Inc.

Nielsen Media Research, Inc., a Delaware corporation and the majority stockholder of NetRatings, is principally engaged in the business of providing television audience measurement and related services in the United States and Canada. NMR is a wholly-owned indirect subsidiary of Nielsen. The principal business and office address of NMR is 770 Broadway, New York, New York 10003, and its telephone number at such location is (646) 654-5000.

NTRT Acquisition Sub, Inc.

NTRT Acquisition Sub, Inc. is a newly-formed Delaware corporation and a wholly-owned subsidiary of NMR. NTRT Acquisition Sub, Inc. was formed solely for the purpose of entering into the merger agreement and consummating the merger and has not engaged in any business except in furtherance of the merger. The principal business and office address of NTRT Acquisition Sub, Inc. is c/o Nielsen Media Research, Inc., 770 Broadway, New York, New York 10003, and its telephone number at such location is (646) 654-5000.

ACNielsen Corporation

ACNielsen Corporation, a Delaware corporation and a stockholder of NetRatings, is principally engaged in the business of delivering market research information and analysis to the consumer products and services industries. ACNielsen Corporation is a wholly-owned indirect subsidiary of Nielsen. Although ACNielsen Corporation is not a party to the merger agreement, it owns shares of our common stock, and, in accordance with the terms of the merger agreement, NMR will cause ACNielsen Corporation to vote these shares for the adoption of the merger agreement. ACNielsen Corporation’s principal business and office address is 770 Broadway, New York, New York 10003 and its telephone number at such location is (646) 654-5000.

The Nielsen Company B.V.

The Nielsen Company B.V., a Netherlands corporation, is principally engaged in the business of international media and international information services activities. The principal office address is Ceylonpoort 5-25, 2037 AA Haarlem, The Netherlands. The telephone number of Nielsen at such location is 011 31 23 546 3463. Nielsen indirectly owns 100% of the voting stock of Nielsen Media Research, Inc., ACNielsen Corporation and NTRT Acquisition Sub, Inc.

Valcon Acquisition Holding (Luxembourg) S.a.r.l.

Valcon Acquisition Holding (Luxembourg) S.a.r.l., a Luxembourg company, is the ultimate parent company of The Nielsen Company B.V. Valcon Acquisition Holding (Luxembourg) S.a.r.l.’s principal business and office address is 59, rue de Rollingergrund, L-2440 Luxembourg and its telephone number at such location is (+352) 260 289 1. Valcon Acquisition Holding (Luxembourg) S.a.r.l. is controlled by a private-equity group consisting of affiliated funds of AlpInvest Partners N.V., The Blackstone Group L.P., The Carlyle Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Thomas H. Lee Partners, L.P.

Additional information concerning the transaction participants is set forth under “Information Regarding the Transaction Participants” beginning on page 72.

THE SPECIAL MEETING

Date, Place and Time

A special meeting of stockholders of NetRatings will be held at 9:00 a.m., Eastern Time, on June 22, 2007 at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, New York 10104.

Matters to be Considered

The purposes of the NetRatings special meeting are to consider and vote on a proposal to adopt the merger agreement, dated as of February 5, 2007, among NetRatings, NMR and NTRT Acquisition Sub, and to consider and vote on any other matters that may be properly submitted for a vote at the special meeting. At this time, our board of directors is unaware of any matters, other than the proposal to adopt the merger agreement, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

We have fixed the close of business on April 27, 2007 as the record date for the determination of holders of our common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were          shares of NetRatings common stock outstanding and entitled to vote. Each share of NetRatings common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

How to Vote Your Shares

Stockholders of record may grant a proxy to vote by telephone, via the Internet, by mail or may vote themselves by attending the special meeting and voting in person.

•       Granting a Proxy by Telephone: You can grant a proxy to vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

•       Granting a Proxy via the Internet: You can grant a proxy to vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site.

Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

•       Granting a Proxy by Mail: If you choose to grant a proxy to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares and granting you a proxy to vote those shares.

You will have the power to revoke your proxy at any time before it is exercised by:

•       delivering prior to the special meeting a written notice of revocation addressed to Alan Shapiro, Senior Vice President & General Counsel, NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036;

•       delivering to NetRatings prior to the special meeting a properly executed proxy with a later date;

•       granting a proxy to vote on a later date but prior to the special meeting by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•       attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” the adoption of the merger agreement and the transactions contemplated thereby.

At this time, our board of directors is unaware of any matters, other than adoption of the merger agreement and the transactions contemplated thereby, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

Quorum.   A quorum, consisting of the holders of a majority of the issued and outstanding shares of NetRatings common stock, must be present in person or by proxy before any action may be taken at the special meeting.

The Merger Agreement.   Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of NetRatings common stock is necessary to adopt the merger agreement. In the merger agreement, NMR has agreed to vote, or cause to be voted, all shares of our common stock beneficially owned by NMR and its affiliates, which represents approximately 60% of the outstanding shares of our common stock, in favor of the proposal to adopt the merger agreement. This agreement by NMR will ensure that the merger agreement is adopted by the holders of a majority of the outstanding shares of our common stock, as required by Delaware law. As of April 27, 2007, the record date for the special meeting, there were 36,078,600 shares of our common stock outstanding.

Other Matters.   The affirmative vote of a majority of the votes cast of our common stock present in person or by proxy at the special meeting is required to approve any other matter properly submitted to stockholders for their consideration at the special meeting.

Effect of Abstentions, “Broker Non-Votes” and Failures to Vote.   “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against adoption of the merger agreement.

Shares Owned by Directors and Executive Officers of NetRatings

Exclusive of shares which may be acquired upon the exercise of presently exercisable stock options, the directors and executive officers of NetRatings and their respective affiliates collectively owned approximately 338,395 shares or 0.94% of the outstanding shares of NetRatings common stock as of the record date for the special meeting. See “Beneficial Ownership of Capital Stock by Certain Beneficial Owners and Management” on page 69.

Solicitation of Proxies

NetRatings and NMR will share equally the cost of filing, printing and mailing this proxy statement. In addition to solicitation by mail, the directors, officers and employees of NetRatings, NMR and their respective subsidiaries may solicit proxies from stockholders of NetRatings in person or by telephone, telegram, facsimile or other electronic methods without any additional compensation other than reimbursement for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

We have retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist us in the solicitation of proxies. The fee payable to such firm in connection with the merger is $3,500, plus reimbursement for reasonable out-of-pocket expenses.

SPECIAL FACTORS

Background of the Merger

In 1998 and 1999, Nielsen, through its subsidiaries NMR and ACNielsen Corporation, formed a strategic relationship with the Company. This strategic relationship provided us with a unique opportunity to leverage Nielsen brands, expertise and industry relationships to facilitate the rapid acceptance and deployment of our diverse portfolio of products and services. Since that time, Nielsen has beneficially owned a majority of the outstanding shares of the Company.

On June 8, 2006, Valcon Acquisition Holding (Luxembourg) S.a.r.l., a holding company controlled by a private equity group consisting of affiliated funds of AlpInvest Partners, N.V., The Blackstone Group L.P., The Carlyle Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Thomas H. Lee Partners, L.P., acquired approximately 99% of Nielsen’s share capital pursuant to Valcon Acquisition Holding (Luxembourg) S.a.r.l.’s previously announced offer (and thereafter initiated a squeeze out procedure to acquire the remaining share capital).

With Nielsen’s change of ownership, the Company’s independent directors considered the likelihood that Nielsen would seek to acquire the Company’s public minority shares. In June 2006, in anticipation of this possibility and at the request of the Company’s independent directors, our management approached Lehman Brothers to discuss the Company’s relationship with Nielsen and to examine possible options that Nielsen might pursue if Nielsen chose to seek to acquire the Company’s outstanding public minority interest. On July 7, 2006, Lehman Brothers met with the independent directors of the Company and presented its views on these issues and also provided the committee with information regarding Lehman Brothers’ experience, qualifications and ability to act in an independent manner as financial advisor and its preliminary views on potential valuation considerations, including the Company’s historical stock price performance and potential trading and transaction comparables.   At the time of the presentation, Lehman Brothers had not performed any due diligence on the Company and the presentation did not contain any valuation analyses.  Also present at the meeting were certain members of our management and representatives from the Company’s outside counsel, Bryan Cave LLP. At this meeting, Bryan Cave LLP made a presentation to the independent directors regarding the role and responsibilities of a special committee in any potential transaction with Nielsen.

On October 6, 2006, our board of directors received a proposal from Nielsen, which then beneficially owned 60.5% of our common stock, to acquire the outstanding publicly held minority interest in the Company for $16.00 per share in cash pursuant to a merger whereby the Company would become a wholly-owned subsidiary of Nielsen. Nielsen indicated that its proposed merger would be subject to approval of a special committee to be formed by our board of directors consisting of only independent directors as well as approval by the holders of a majority of all the outstanding shares of the Company’s common stock. The proposal contemplated only a vote by all the Company’s stockholders as a single class including the shares held by Nielsen and its affiliates. Nielsen made clear that it was interested only in acquiring the publicly held shares and not interested in selling its interest in the Company.

On October 9, 2006, a special meeting of our board of directors was held to discuss the Nielsen proposal. The independent directors also met separately that day to discuss the Nielsen proposal. Our board of directors decided that, although our Company was not for sale, it would be prudent to establish a special committee of the board of directors, consisting solely of directors who were independent of both the Company and Nielsen, and who had no financial interest in the proposed transaction other than as a stockholder generally. The special committee was delegated exclusive authority, among other things, to determine the advisability of the proposed transaction, to negotiate with Nielsen and to recommend to the full board what action, if any, should be taken by the board with respect to the proposed transaction. Our board of directors resolved not to recommend the proposed transaction without a favorable recommendation by the special committee. Our board of directors also authorized the special committee to retain independent legal and financial advisors to assist it in its evaluation of Nielsen’s proposal. The special committee is composed of Messrs. Arthur F. Kingsbury, D. Scott Mercer and Jerrell W. Shelton. Mr. Kingsbury was elected to serve as chair of the special committee. The directors who are employees of or consultants to Nielsen generally recused themselves from the process and thereafter did not participate in any negotiations between the Company or Nielsen or any internal valuation discussions conducted by Nielsen.

On October 10, 2006, the special committee determined to retain Lehman Brothers as its financial advisor and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its independent legal counsel to advise the special committee in connection with the Nielsen proposal. Lehman Brothers’ engagement letter was executed later that day.

Also on October 10, 2006, the special committee held its first meeting at the Company’s offices. Present at the meeting were also representatives of Lehman Brothers and Gibson Dunn. In addition, certain members of our management and representatives of Bryan Cave LLP were present for part of the meeting. At the meeting, various procedural and legal issues relating to the Nielsen proposal were discussed. The special committee also received advice from representatives of Gibson Dunn regarding the special committee’s legal duties in connection with considering a possible going private transaction.

Following the announcement of Nielsen’s proposal, three substantially similar putative class action lawsuits were filed, two on October 9, 2006 and one on October 10, 2006, by certain of our stockholders against us, our directors and Nielsen in the Delaware Court of Chancery. Additionally, one putative class action lawsuit was filed on November 6, 2006 by a stockholder of the Company against us, our directors and Nielsen in the Supreme Court of the State of New York, County of New York. The complaints generally alleged that our directors and Nielsen had violated their fiduciary duties owed to our unaffiliated stockholders in connection with the merger and sought, among other things, to enjoin the Nielsen proposal or, in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the proposal, as more fully described under the heading entitled “Special Factors—Litigation Related to the Merger” beginning on page 53.

On or about October 10, 2006, our board of directors received a letter from Praxis Partners, a stockholder of the Company, stating, among other things, that Praxis Partners believed Nielsen’s proposed offer price of $16 per share to be inadequate and not properly valuing the Company and its prospects.

The Company’s management had developed a three year strategic plan in June 2006 in connection with its annual strategic planning meeting (the “Three Year Strategic Plan”). Following receipt of the Nielsen proposal, in mid-October the special committee requested that the Company’s management develop an updated and more comprehensive financial forecast for the Company including estimates for the remainder of fiscal year 2006 and projections for fiscal years 2007 through 2011 (collectively, the “Five Year Financial Forecast”) because: (1) there had been important developments in the Company’s operations and businesses since the preparation of the Three Year Strategic Plan and (2) the Three Year Strategic Plan was created for strategic planning purposes and was not intended to serve as the basis for the type of valuation and financial analyses that would need to be performed to enable the special committee to adequately evaluate the Nielsen proposal.

Also in mid-October, Lehman Brothers met with representatives of the Company’s largest minority stockholder, TCS Capital Management LLC (“TCS”). At this meeting, TCS expressed its views regarding valuation of the Company and described why, in its opinion, Nielsen’s proposal undervalued the Company’s stock.

Throughout October and November, Lehman Brothers conducted numerous telephonic and in-person meetings with our management as part of their due diligence review of the Company. The special committee met three additional times in October with Lehman Brothers and Gibson Dunn to discuss the status of due diligence being conducted by Lehman Brothers and by Nielsen and its financial advisor, J.P. Morgan Securities Inc. (“JPMorgan”), and other matters, including the process of the special committee. Certain members of management and representatives of Bryan Cave LLP participated in portions of certain of those meetings.

On October 27, 2006, Lehman Brothers and Gibson Dunn held a telephonic meeting with a representative of another of the Company’s minority stockholders, Neuberger Berman, to hear its concerns about the adequacy of the Nielsen proposal.

In early November 2006, our management provided the special committee with its Five Year Financial Forecast. See “Special Factors—Financial Forecasts of NetRatings”  beginning on page 37.

On November 2, 2006, the Company issued a press release announcing its financial results for the third quarter ended September 30, 2006.  In the press release the Company announced that its revenues for the third quarter of 2006 increased by 29 percent over its revenues in the third quarter of 2005. For more information, see the Company’s report on form 8-K filed with the SEC on November 2, 2006.

On the morning of November 9, 2006, Lehman Brothers and Gibson Dunn met with Nielsen’s financial advisor, JPMorgan, and its legal counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”). In this meeting JPMorgan presented its views on the valuation of the Company and of the proposed $16 per share offer price and the reasons why the special committee should support the $16.00 per share offer price.

At noon on November 9, 2006, the special committee held a meeting with Lehman Brothers and Gibson Dunn. During the meeting, Lehman Brothers and Gibson Dunn updated the committee on their meeting earlier in the day with JPMorgan.

The special committee, Lehman Brothers and Gibson Dunn reconvened later that day to meet with the Company’s management and discuss the Five Year Financial Forecast. After that meeting, the special committee, Lehman Brothers and Gibson Dunn continued to discuss, without management’s presence, various issues relating to the valuation of the Company’s patent portfolio and in particular the Company’s patent enforcement program. Upon the recommendation of Gibson Dunn, the special committee decided to interview CRA International, Inc. (“CRA”) to serve as an independent intellectual property consultant to the special committee. Shortly after November 9, 2006, our management finalized the financial projections set forth in the Five Year Financial Forecast.

On November 13, 2006, the special committee held a telephonic meeting with Lehman Brothers and Gibson Dunn to discuss the status of Lehman Brothers’ due diligence. Later that day, the special committee held another telephonic meeting with Lehman Brothers and Gibson Dunn to interview CRA and to discuss the timing and scope of the work to be performed by CRA.

On November 14, 2006, the special committee formally engaged CRA as its independent intellectual property consultant to assist the committee in determining whether the estimates of future patent royalties prepared by management of the Company to be received in connection with the Company’s patent enforcement program (the “Potential Patent Royalties”) were reasonable.

The special committee met, telephonically, with Lehman Brothers and Gibson Dunn on November 16th, 21st, 22nd and 28th to discuss a variety of issues in connection with the evaluation of the Nielsen proposal, including the projections set forth in management’s Five Year Financial Forecast, the status of due diligence being conducted by Lehman Brothers and by Nielsen and JPMorgan and the patent portfolio valuation process. The special committee also received additional information from TCS’s representatives, expressing TCS’s concerns related to Nielsen’s proposal.

On November 29, 2006, the special committee held a meeting with Lehman Brothers and Gibson Dunn at the offices of Gibson Dunn in New York. Representatives of CRA were also in attendance via telephone. The special committee heard a presentation by CRA of its preliminary findings. Gibson Dunn also updated the special committee on the status of its own diligence, based on materials provided by the Company, concerning the Company’s patent portfolio. After CRA left the meeting, Lehman Brothers presented the results of its due diligence and its preliminary analysis with respect to the value of the Company. At that time, Lehman Brothers noted that its analyses were heavily dependent on management’s projections as reflected in the Five Year Financial Forecast and took into consideration the value of the Company’s patent portfolio (assuming the Potential Patent Royalties, as projected by management, were fully realized in the time frame indicated).  Lehman Brothers also noted that its analysis took into account NetRatings’ net operating losses (or NOLs), but not the potential synergies from the contemplated merger transaction. Following Lehman’s presentation, the special committee discussed the information presented as well as other matters relating to the Company’s prospects and expected trends. The special committee, Lehman Brothers and Gibson Dunn then discussed the appropriate response to the Nielsen offer.

On December 1, 2006, the special committee held a meeting with Gibson Dunn, Lehman Brothers and representatives of TCS at which TCS communicated its views as to the value of the Company.

On December 6, 2006, Lehman Brothers and Gibson Dunn held a meeting at the offices of Gibson Dunn in New York with representatives of Nielsen, JPMorgan, Simpson Thacher, representatives of Nielsen’s controlling stockholder group and the Company’s management. At the meeting, representatives of the Company’s management presented to Nielsen, members of Nielsen’s controlling stockholder group and JPMorgan the Five Year Financial Forecast.

On December 7, 2006, the special committee, Lehman Brothers and Gibson Dunn held a telephonic meeting. Representatives of CRA were also in attendance.  CRA made an oral presentation to the special committee. CRA reported that it had conducted research regarding industry transactions, including licensing arrangements, in order to determine the reasonableness of the royalty rates in the settlements reached by the Company in its patent infringement cases thus far, and that CRA had concluded that management’s approach to the patent infringement cases had been reasonable.

On December 8, 2006, Lehman Brothers and JPMorgan held a telephonic meeting to discuss the views of Nielsen’s financial advisor with respect to the information presented by the Company’s management on December 6, 2006. During the meeting, Nielsen’s financial advisor raised questions regarding management’s ability to achieve the Five Year Financial Forecast.

On the evening of December 12, 2006, Lehman Brothers and JPMorgan held a meeting, with Gibson Dunn and Simpson Thacher also in attendance.

In the meeting, Lehman Brothers presented its views on the inadequacy of the $16 per share price offered by Nielsen.  This presentation was prepared solely for the purpose of initiating negotiations with Nielsen and its advisors.  As a negotiating tactic, the special committee felt it was important to highlight positive factors influencing the valuation of the Company and to put forth an aggressive negotiating position in response to the Nielsen proposal of $16 per share.  Accordingly, the presentation asserted that the Company would be able to meet or exceed the Five-Year Financial Forecast primarily based on the potential growth of advertising spending and e-commerce and increasing media usage.  The presentation also emphasized the strategic value of the Company to Nielsen and highlighted premiums paid in historical minority buy-ins, discounted cash flow analysis and the trading multiples of certain comparable companies.

Following the presentation, JPMorgan reiterated its reservations about management’s ability to achieve the Five Year Financial Forecast. At the conclusion of the presentation, Lehman Brothers gave JPMorgan directional guidance with respect to the inadequacy as to $16 per share but, as previously instructed by the special committee, did not convey a specific per share counterproposal given how far apart the parties were on price. Lehman Brothers also reiterated their previous statements regarding the special committee’s belief and support of management’s Five Year Financial Forecast and its achievability by the Company.

Between December 12, 2006 and the second week in January 2007, the special committee held several telephonic meetings with Lehman Brothers and Gibson Dunn to receive updates on the status of the discussions with Nielsen, JPMorgan and representatives of Nielsen’s controlling stockholder group. In these meetings the special committee learned that Nielsen was completing its analyses as well as considering its alternatives with respect to NetRatings if it withdrew its proposal in response to the lack of a counteroffer.

On January 15, 2007, the special committee, Lehman Brothers and Gibson Dunn held a telephonic meeting. In light of the fact that Nielsen had not responded to the guidance given by Lehman Brothers on December 12, 2006, the special committee decided to issue a press release, prior to the opening of the market the following day, to inform the Company’s public stockholders of the status of the discussions with Nielsen to date.

On the morning of January 16, 2007, the special committee issued a press release updating the stockholders of the Company on the status of discussions with Nielsen.

At the request of Nielsen, on January 29, 2007, the special committee, Lehman Brothers and Gibson Dunn met with James W. Cuminale, Chief Legal Officer of Nielsen, JPMorgan and Simpson Thacher, and representatives of Nielsen’s controlling stockholder group at Gibson Dunn’s offices in New York. At the meeting, Nielsen communicated an indicative value of $18.50 to elicit the special committee’s receptivity to concluding a transaction at that price. This indication of value was subject to certain conditions including the absence of any requirement to have the transaction approved by a majority vote of the public minority stockholders. A representative of Lehman Brothers indicated on behalf of the special committee that this price was not sufficient to justify a specific price as a counteroffer. Following further negotiation between the special committee and Mr. Cuminale and representatives of Nielsen’s controlling stockholder group, a representative of the group suggested a willingness to pursue a transaction based on a price of $20 per share in cash subject to a majority of minority condition and negotiation of a mutually acceptable merger agreement. Such representative explained, however, that he would need to seek authority for this proposal because the limit of the management team’s authority was a price of $20 per share coupled with the absence of any requirement to have the transaction approved by a majority vote of the public minority stockholders.

Late on January 30, 2007, the special committee, Lehman Brothers and Gibson Dunn held a telephonic meeting with Mr. Cuminale, JPMorgan, Simpson Thacher, and representatives of Nielsen’s controlling stockholder group. At this meeting, Mr. Cuminale indicated that Nielsen’s executive committee had authorized the management team to pursue a transaction at $20 per share subject to a majority of minority condition. Mr. Cuminale indicated that Nielsen was not prepared to go beyond $20 per share, particularly given the uncertainty associated with the majority of minority condition.

On January 31, 2007, the special committee, Lehman Brothers and Gibson Dunn held a telephonic meeting with Mr. Cuminale, JPMorgan and Simpson Thacher and representatives of Nielsen’s controlling stockholder group. Mr. Kingsbury stated that the special committee was not prepared to pursue a transaction at $20 per share. He then indicated that the special committee was prepared to accept an offer at $21.50 per share conditioned on a majority of minority vote. Mr. Kingsbury also suggested the special committee was prepared to accept an offer of $23 per share offer that was not conditioned on a majority of minority vote. Mr. Cuminale responded that these proposals were unlikely to be acceptable given prior discussions with Nielsen’s executive committee and that he expected that Simpson Thacher would be in contact with the special committee’s advisors later that evening to discuss the issuance of a joint release announcing the withdrawal of Nielsen’s proposal. Later that evening, after a lengthy discussion with its advisors, the special committee authorized Lehman Brothers to convey the message that the special committee would be willing to eliminate the majority of minority vote condition if Nielsen were prepared to accept a price of $21.00 per share. Lehman Brothers conveyed this message to a member of Nielsen’s controlling stockholder group. Following further discussion, Nielsen indicated that it was willing to proceed with the going private transaction of $21.00 per share in cash, without a majority of the minority approval condition.

On the morning of February 1, 2007, Nielsen’s legal advisor presented Gibson Dunn with a draft merger agreement. On the evening of February 1, 2007, the special committee held a telephonic meeting with Lehman Brothers and Gibson Dunn. Gibson Dunn informed the special committee that a draft merger agreement was distributed by Nielsen’s legal advisor earlier that day and that Gibson Dunn had identified several high-level issues to be discussed with the special committee before preparing a markup of the draft merger agreement on behalf of the special committee. Gibson Dunn then guided the special committee through the key terms of the proposed going private transaction and the key provisions in the draft merger agreement and the parties discussed each of the issues so identified. One of the issues discussed was a provision requiring the reimbursement of Nielsen’s out-of-pocket expenses, up to $4 million dollars, by the Company in the event of termination of the merger agreement under certain circumstances.

Over the course of the next several days, Gibson Dunn and Nielsen’s legal advisor held several telephonic meetings, exchanged multiple drafts of the merger agreement, and commenced negotiations of the final terms of the merger agreement and the transactions contemplated by it. The special committee rejected the notion of any expense reimbursement in the context of a transaction with Nielsen, and the final merger agreement did not include such a provision.

On February 4, 2007, the special committee met, telephonically, with Lehman Brothers and Gibson Dunn to discuss the terms of the proposed transaction. At the meeting, Lehman Brothers made a presentation including financial analyses of the proposed transaction. At this meeting Lehman Brothers also delivered its oral opinion, subsequently confirmed in writing, that as of that date and based on and subject to matters stated in this opinion, the proposed consideration was fair, from a financial point of view, to our unaffiliated stockholders. The special committee also reviewed the terms of the proposed merger agreement and received an update on the status of the negotiations. As there were still several issues outstanding in the merger agreement, the special committee resolved to meet again the following morning to consider the transaction.

Early morning on February 5, 2007, the special committee met, telephonically, with Lehman Brothers and Gibson Dunn to receive an update regarding the final terms of the proposed merger agreement which had been finalized since the previous evening. After considering the proposed price and the terms of the merger agreement and the various presentations of Lehman Brothers and Gibson Dunn, including

Lehman Brothers’ oral opinion, the special committee unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted.

Later that same morning, our board of directors held a telephonic meeting. Certain members of management and representatives of Lehman Brothers, Gibson Dunn and Bryan Cave LLP were also in attendance. Our board of directors heard a presentation by the chairperson of the special committee, Mr. Kingsbury, regarding the negotiations with Nielsen for the past several months and the key terms of the business agreement agreed to by the parties. Gibson Dunn presented the members of our board of directors with an overview of the final terms of the merger agreement and Lehman Brothers summarized for the members of our board of directors their financial analyses of the proposed transaction and their views on the fairness, from a financial point of view, of the merger consideration to our unaffiliated stockholders. Based on the recommendation of the special committee, our board then unanimously approved the merger, the merger agreement and the transactions contemplated by it. Later that day, the special committee received a copy of Lehman Brothers’ fairness opinion.

On the morning of February 5, 2007, the Company and Nielsen executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Recommendations of the Special Committee and Our Board of Directors

Certain of our directors are employed by, or serve as directors of, Nielsen or its affiliates. Because these directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are not affiliated with Nielsen or its affiliates, and who have no financial interest in the merger, other than the indemnification rights under the merger agreement, that is different than that of our unaffiliated stockholders generally should be formed to perform those tasks and, if appropriate, to recommend the merger and the terms of the merger agreement to our entire board.

At the meeting of the special committee held on February 5, 2007, the members of the special committee considered and discussed the terms of the merger agreement, and unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of our unaffiliated stockholders and unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors in reaching its determinations and recommendations as more fully described below.

Our board of directors, based upon the unanimous recommendation of the special committee and the other factors more fully described below, unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders. In addition, our board of directors unanimously approved the merger agreement and the transactions contemplated by it, including the merger.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Special Committee’s Determination; Fairness of the Merger

In determining the fairness of the merger and recommending adoption of the merger agreement and approval of the merger to our board of directors, the special committee considered the following factors which, in the opinion of the members of the special committee, supported the special committee’s recommendation:

•       the special committee’s extensive knowledge, gained through a combined 15 years of experience on our board of directors, of our business, assets, financial condition and results of operations, our competitive position, the nature of our business, the industry in which we compete and our future prospects, and its belief, based on such knowledge, that the merger was more favorable to our unaffiliated stockholders than the alternative of remaining a publicly traded company with a controlling interest held by the Nielsen Parties;

•       the relationship between the merger consideration and both the current and historical market prices for our common stock, including the following points: (i) the $21.00 per share in cash represents a 16.3% premium over our closing price on February 2, 2007 (the last day of trading before the public announcement of the execution of the merger agreement), (ii) $21.00 per share in cash represents a 44.1% premium over our closing price on October 6, 2006 (the last day of trading before the public announcement of Nielsen’s proposal) and (iii) our common stock had not traded above $21.00 during the past five years;

•       the fact that the Five Year Financial Forecast prepared by our management and considered by the special committee and its advisors is inherently uncertain and may not be achieved in the amounts and at the times projected; and, as a result, valuations resulting from the discounted cash flow analyses conducted by the special committee’s financial advisor, Lehman Brothers, which were based in part on the Five Year Financial Forecast, included the same inherent uncertainties;

•       the fact that the projections of the Potential Patent Royalties prepared by our management and considered by the special committee and its advisors are inherently uncertain and may overstate the actual amount of Potential Patent Royalties received by us in the future, which affected the special committee’s consideration of the discounted cash flow analyses conducted by Lehman Brothers in the same manner as the Five Year Financial Forecast;

•       the special committee’s belief, based on its knowledge and experience, that the risks and disadvantages associated with the Company being a controlled subsidiary was not likely to change in the foreseeable future, given that Nielsen had made it clear that it was not interested in selling its interest in the Company;

•       the negotiations with respect to the merger consideration that, among other things, led to an increase in Nielsen’s initial offer from $16 per share of our common stock to $21.00 per share of our common stock, and the special committee’s determination that, following extensive negotiations between the special committee and Nielsen, $21.00 per share was the highest price that Nielsen would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by Nielsen and their advisors during the negotiation process, and the experience of the special committee and its advisors;

•       our value as a going concern, which the special committee based on a variety of factors including the various analyses, methodologies and information provided by the special committee’s financial advisor, Lehman Brothers, which is described below under “Opinion of Lehman Brothers Inc.” beginning on page 25;

•       the written opinion of Lehman Brothers that, as of February 5, 2007, the merger consideration was fair, from a financial point of view, to our unaffiliated stockholders, which supported the special committee’s belief that the merger consideration was fair to our unaffiliated stockholders;

•       the oral opinion of CRA International, Inc., an independent patent expert hired by, reporting directly to and taking direction solely from the special committee, with respect to reasonableness of the projections of the Potential Patent Royalties prepared by our management, which is described below under “Report of CRA International, Inc.’’ beginning on page 31;

•       the fact that the merger consideration will be paid entirely in cash to our stockholders, so that the transaction allows our unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•       the fact that there is no financing contingency to the merger, and the likelihood that Nielsen has the financial and capital resources to complete the merger without the need to obtain financing and without undue delay, which provides additional certainty that our unaffiliated stockholders will realize a fair value, in cash, for their investment;

•       our existing relationship with Nielsen, including its majority ownership position in the Company and the fact that Nielsen currently has the right to elect a majority of our board of directors and could control the outcome of most matters submitted to a vote of our stockholders and the potentially negative impact that being a controlled company has on the market price for our common stock;

•       the fact that the terms of the merger agreement permit the special committee, under certain circumstances and if necessary to comply with its fiduciary duties, to consider unsolicited bona fide alternative proposals; provided that, pursuant to the agreement, Nielsen has the opportunity to negotiate, within a limited timeframe, a transaction whose terms are equal to or better than the terms of such alternative proposal;

•       the fact that the merger agreement did not include a break-up fee provision; and

•       the ability of our stockholders who may not support the merger to exercise appraisal rights under Delaware law.

In the course of reaching its decision to recommend to our board of directors that they approve and adopt the merger agreement, the special committee did not consider the liquidation value of our assets because it considered the Company to be a viable going concern business and views the trading history of the Company’s common stock as an indication of its value as such. The special committee believes that the liquidation value would be significantly lower than the Company’s value as a viable going concern and that, due to the fact that the Company is being sold as a going concern, the liquidation value of our assets is irrelevant to a determination as to whether the merger is fair to the Company and its unaffiliated stockholders. Although the $21.00 per share consideration is 275.9% greater than our book value as of September 30, 2006 ($7.61 per share), the special committee did not consider our net book value because it did not believe that to be a meaningful measure of our value as a going concern but rather is indicative of historical costs. Lehman Brothers’ analysis also did not include an independent analysis of the liquidation value or net book value of the Company. In addition, because none of the Nielsen Parties has purchased any of our stock during the last two years, the special committee did not consider the prices paid by the Nielsen Parties in its acquisition of our stock.

The special committee also considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent the Company’s unaffiliated stockholders. The special committee believes these factors support its decision and provide assurance as to the procedural fairness of the merger to the Company’s unaffiliated stockholders:

•       our board of directors established a special committee to consider and negotiate the terms of the merger and the merger agreement;

•       the special committee is composed of directors who are not officers, employees or controlling stockholders of the Company or Nielsen or any of their affiliates or directors of Nielsen or any of its affiliates, are not otherwise affiliated with Nielsen (except that from 1994 to 1996 one member of the special committee, Arthur F. Kingsbury, served as President and Chief Operating Officer of VNU USA, Inc.), are all independent of the Company’s management and, other than the indemnification rights under the merger agreement, the members of the special committee do not have a financial interest in the proposed transaction that is different than that of our unaffiliated stockholders (the special committee was aware of Mr. Kingsbury’s previous relationship with the Nielsen Parties and, after careful consideration and consultation with its legal advisor, the special committee determined that no current conflict of interest exists and that our unaffiliated stockholders would be better served with Mr. Kingsbury on the special committee);

•       the special committee was delegated the full authority of our board of directors to evaluate Nielsen’s proposal;

•       the resolutions establishing the committee give it authority to determine whether or not to proceed with the transaction, and the members of the special committee recognized that they were under no obligation to recommend approval of the merger proposal and that they had the authority to recommend against the merger;

•       the members of the special committee will be adequately compensated for their services and their compensation was agreed before negotiations commenced and is in no way contingent on their approval of the merger;

•       the special committee retained and received advice from its own independent legal and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement, and these advisors reported directly to and took direction solely from the special committee;

•       the special committee hired and received advice from its own independent patent valuation expert, who reported directly to and took direction solely from the special committee;

•       the special committee and its advisors took an active and direct role in the negotiations with respect to the merger, and extensively deliberated the proposed transaction at numerous meetings of the special committee;

•       the price of $21.00 per share and the other terms and conditions of the merger agreement resulted from active and lengthy arms-length negotiations between the special committee and Nielsen;

•       the negotiations between the special committee and its independent advisors on the one hand, and Nielsen and its advisors, on the other hand, were structured and conducted so as to preserve the independence of the special committee and promote the fairness of the transaction; and

•       the stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements would be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash.

In light of the independence of the special committee and its advisors from the Nielsen Parties, and the scope of the authority delegated to the special committee by our board of directors, the special committee determined that the terms of the merger agreement are the product of arms-length negotiation between Nielsen and the special committee. Accordingly, even though the terms of the merger do not include a condition that the transaction be approved by a majority of the stockholders unaffiliated with the Nielsen Parties, the special committee believes that the merger is procedurally fair to our unaffiliated stockholders.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the special committee were as follows:

•       upon consummation of the merger, the Company will cease to be a public company and our stockholders will no longer be equity holders in the Company and therefore will no longer participate in any potential future growth;

•       while we expect that the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be consummated;

•       because NMR has agreed to vote, or cause to be voted, approximately 60% of the voting power of our common stock in favor of approving the merger, the proposed merger does not require the approval of any unaffiliated stockholders;

•       there may be disruptions to our operations following the announcement of the merger;

•       if the merger is not consummated, there may be disruptions to our operations, including the diversion of management and employee attention, employee attrition and an adverse effect on business and customer relationships;

•       the Five Year Financial Forecast prepared by our management and considered by the special committee and its advisors is inherently uncertain and may underestimate the Company’s future performance, and, as a result, valuations derived from Lehman Brothers’ discounted cash flow analyses, which were based in part on the Five Year Financial Forecast, included the same inherent uncertainties;

•       the projections of Potential Patent Royalties prepared by our management and considered by the special committee and its advisors are inherently uncertain and may understate the actual amount of Potential Patent Royalties received by the Company in the future which affected the special committee’s consideration of the discounted cash-flow analyses conducted by Lehman Brothers in the same manner as the Five Year Financial Forecast;

•       for U.S. federal income tax purposes, the merger consideration will be taxable to our stockholders receiving the merger consideration; and

•       the restrictions on the conduct of our business prior to the consummation of the merger require us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

The special committee concluded, however, that these risks and potentially negative factors could be managed or mitigated by the Company or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

Although the special committee was compensated for its work with respect to the transaction, the special committee believed that this potential conflict of interest was mitigated by the special committee’s mandate, which put them under no obligation to recommend approval of the merger. In addition, the special committee’s compensation was not contingent upon a recommendation in favor of the merger. Other than the compensation discussed above and the special committee’s indemnification rights the special committee had no interest in the transaction that differed from that of our unaffiliated shareholders generally. The special committee and our board of directors also were fully aware of and considered possible conflicts of interest of certain of our directors and officers, as set forth below under “Special Factors—Interests of Directors and Officers of NetRatings in the Merger” beginning on page 46.  The special committee was aware of these interests and considered them in making its determination.

In view of the number and variety of factors, the amount of information considered and the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee conducted extensive discussions of, among other things, the factors described above, including asking questions of our management and the special committee’s financial and legal advisors. The special committee considered the factors described above as a whole, and overall considered them to be favorable to, and in support of, its determination that the transaction is fair to and in the best interests of our unaffiliated shareholders.

Reasons for Our Board of Directors’ Determination; Fairness of the Merger

Our board of directors consists of nine directors, three of whom serve on the special committee. On February 5, 2007, following the special committee’s meeting with its legal and financial advisors, our board of directors, acting upon the unanimous recommendation of the special committee, unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders. In addition, our board of directors unanimously approved the merger agreement and the transactions contemplated by it, including the merger. In reaching these determinations, our board of directors considered (i) the financial presentation of Lehman Brothers that was prepared for the special committee, a summary of which was presented by Lehman Brothers to our board of directors at the request of the special committee, as well as the fact that the special committee received an opinion delivered by Lehman Brothers as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders of NetRatings in the merger and (ii) the unanimous recommendation and analysis of the special committee, as described above, and relied upon and therefore adopted such recommendation and analysis in reaching its determinations.

Our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our unaffiliated stockholders based on the following material factors:

•       the report of the special committee, including the unanimous recommendation of the special committee, as described above;

•       the special committee’s retention of independent legal and financial advisors who have significant experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Nielsen;

•       the opinion of Lehman Brothers that, as of February 5, 2007, the merger consideration was fair, from a financial point of view to our unaffiliated stockholders;

•       the fact that the merger consideration and other terms of the merger agreement resulted from active and lengthy arms-length negotiations between the special committee and Nielsen; and

•       the other factors considered by the special committee as set forth above under the heading “Reasons for the Special Committee’s Determination; Fairness of the Merger.”

Our board of directors therefore unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Lehman Brothers Inc.

On October 10, 2006, the special committee engaged Lehman Brothers to act as its financial advisor with respect to evaluating the offer made by Nielsen. On February 4, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the special committee that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by the unaffiliated stockholders of NetRatings in the merger was fair to such stockholders.

THE FULL TEXT OF LEHMAN BROTHERS’ WRITTEN OPINION, DATED FEBRUARY 5, 2007, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. STOCKHOLDERS ARE ENCOURAGED

TO READ LEHMAN BROTHERS’ OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS’ OPINION AND THE METHODOLOGY THAT LEHMAN BROTHERS USED TO RENDER ITS OPINION.

Copies of Lehman Brothers’ written presentations to the special committee on November 29, 2006 and February 4, 2007 have been filed as Exhibits (c)(2)  and (c)(3) to the Schedule 13E-3 filed with the SEC by the Nielsen Parties and us in connection with the merger.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the special committee in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of NetRatings as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, NetRatings’ underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

(1)         the merger agreement and the specific terms of the merger;

(2)         publicly available information concerning the Company that it believed to be relevant to its analysis, including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly reports on Form 10-Q for the quarters ended March 31, 2006; June 30, 2006; and September 30, 2006;

(3)         financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including the Five Year Financial Forecast, the Potential Patent Royalties and the Three Year Strategic Plan.

(4)         a trading history of the Company’s common stock from January 31, 2002, to January 31, 2007;

(5)         a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant;

(6)         a comparison of the financial terms of the merger transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

(7)         estimates of third party research analysts with respect to the future financial performance of the Company.

In addition, Lehman Brothers had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Although Lehman Brothers considered and analyzed both the Three Year Strategic Plan and the Five Year Financial Forecast as part of its due diligence, Lehman Brothers considered only the Five Year Financial Forecast for purposes of rendering its fairness opinion to the Special Committee of the Board of Directors of NetRatings. With respect to the Five Year Financial Forecast, upon advice of the special committee, Lehman Brothers assumed that the Company’s projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the

Company would perform substantially in accordance with such projections. Furthermore, with respect to the Potential Patent Royalties, Lehman Brothers understood that the special committee received the oral opinion of CRA that it believed that the Company’s projections relating to the Potential Patent Royalties to be reasonable. Upon advice of the special committee, Lehman Brothers relied, without independent verification, upon management’s calculation of the Potential Patent Royalties. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company nor did it make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, the special committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 5, 2007.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the special committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading prices of NetRatings’ common stock from January 31, 2002 to January 31, 2007. During this period, the closing stock price of NetRatings ranged from a low of $4.65 to a high of $20.71 per share. Lehman Brothers noted the average closing price 30 days ($14.59), 60 days ($14.51), 90 days ($13.87), 180 days ($13.73), 1 year ($13.55) and 5 years ($12.20) prior to the initial offer made after the close of business on October 6, 2006 was below the $21.00 purchase price offered by Nielsen. The foregoing historical share price analysis was presented to the special committee to provide it with background information and perspective with respect to the relative historical share price of NetRatings’ common stock.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of NetRatings’ common stock, Lehman Brothers prepared a five-year discounted cash flow analysis for NetRatings, calculated as of December 31, 2006, of after-tax unlevered free cash flows for fiscal years 2007 through 2011, assuming NetRatings would perform in accordance with the Five Year Financial Forecast.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for NetRatings by adding (1) the present value of the Company’s projected after-tax unlevered free cash flows for fiscal years 2007 through 2011 to (2) the present value of the “terminal value” of the Company as of 2011. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

To determine terminal value, Lehman Brothers estimated, after taking into account the enterprise value to 2007E EBITDA multiples of selected comparable web analytics, digital marketing and marketing research companies, as referenced in the comparable company analysis on page 29, a range of terminal values in 2011 calculated based on selected forward EBITDA multiples of 12.0x to 15.0x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 11% to 13%. The discount rates utilized in this analysis were chosen by

Lehman Brothers based on its experience with the web analytics, digital marketing and marketing research industries and also on an analysis of the weighted average cost of capital of NetRatings and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of NetRatings by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt as of September 30, 2006 (which is total debt minus cash) of the Company, and dividing those amounts by the number of fully diluted shares of NetRatings.

Based on the Five Year Financial Forecast and the assumptions set forth above (including the midpoint of the terminal value range), the discounted cash flow analysis of NetRatings yielded an implied valuation range of NetRatings’ common stock of $16.80 to $20.63 per share.

Lehman Brothers also prepared discounted cash flow analyses of both the Potential Patent Royalties, as projected by management, to be received prior to the expiration of various patents in the period 2015-2017, and NetRatings’ net operating losses (“NOLs”). The present value of the Potential Patent Royalties was calculated by discounting the projected cash flows resulting from the Potential Patent Royalties, reduced for estimated legal expenses and revenue sharing arrangements, for the fiscal years 2007 to 2014 at the midpoint of the range of discount rates (12%). Based on the Potential Patent Royalties, as projected by management, and assumptions set forth above, the discounted cash flow analysis of the Potential Patent Royalties yielded an implied valuation of $0.60 per share of NetRatings common stock.

The present value of the Company’s NOLs were calculated by discounting the potential tax savings resulting from the utilization of the Company’s NOLs, as projected by the management of NetRatings, at the midpoint of the range of discount rates (12%). Based on the assumptions set forth above, the discounted cash flow analysis of the Company’s NOLs yielded an implied valuation of $0.70 per share of NetRatings common stock.

Lehman Brothers noted that including the value of both the Potential Patent Royalties and Company’s NOLs, the discounted cash flow analyses yielded an implied combined valuation range of NetRatings’ common stock of $18.11 to $21.94 per share.

Lehman Brothers also performed the same discounted cash flow analysis using publicly available research estimates for NetRatings’ future financial performance from the following firms:

•       Natexis Bleichroeder

•       Stephens Inc.

•       Stifel Nicolaus

Based on the assumptions set forth above and the average of estimates from the firms listed above, the discounted cash flow analysis yielded an implied valuation range of NetRatings’ common stock of $12.41 to $14.79 per share excluding the Potential Patent Royalties and NOLs and $13.72 to $16.10 per share including the value of the Potential Patent Royalties and NOLs.

Minority Squeeze-Out Premiums Paid Analysis

Lehman Brothers reviewed premiums paid for minority squeeze-out transactions since 2001 with over $100 million of equity acquired in which all cash consideration was offered and where the acquirer owned greater than 50% and/or had voting control of the target before the transaction. Lehman Brothers calculated the premium per share paid by the acquirer compared to the average share price of the target company (i) one day, (ii) thirty days, (iii) 90 days and (iv) 180 days prior to the announcement of the transaction. This analysis produced the following mean and median premiums and implied equity values for NetRatings:

	Period Prior to Announcement
	One Day	30 Days	90 Days	180 Days
NetRatings’ share price	$14.57	$14.59	$13.87	$13.73
Median premiums	26%	23%	27%	26%
Implied equity values per share	$18.36	$17.98	$17.58	$17.25
Mean premiums	34%	31%	30%	31%
Implied equity values per share	$19.56	$19.11	$18.10	$18.02

Wall Street Target Prices

As part of its analysis, Lehman Brothers compared publicly available research analyst price targets for NetRatings’ common stock. In performing the analysis, Lehman Brothers utilized research from the following firms:

•       Natexis Bleichroeder

•       Stephens Inc.

•       Stifel Nicolaus

The analysis yielded per share prices for NetRatings’ common stock of $16.50 to $18.00 per share.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the web analytics, digital marketing and marketing research industries, reviewed and compared specific financial and operating data relating to NetRatings with selected companies that Lehman Brothers deemed comparable to the Company, including Omniture, WebSideStory, Unica, ValueClick, aQuantive, 24/7 Real Media, Arbitron, Data Monitor and Greenfield Online. As part of its comparable company analysis, Lehman Brothers calculated and analyzed various financial multiples, including NetRatings’ and each comparable company’s enterprise value to certain historical financial criteria (such as revenue, earnings before interest, taxes, depreciation and amortization (or, EBITDA) and growth-adjusted EBITDA).  The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including Wall Street research estimates) and closing prices, as of January 31, 2007.

The analysis of various financial multiples indicated that, for the selected comparable companies, the multiple of enterprise value as a multiple of 2007 revenues ranged from 4.0x to 5.0x, and the multiples of enterprise value as a multiple of 2007 EBITDA and 2007 growth-adjusted EBITDA (defined as the ratio of (a) enterprise value as a multiple of 2007 EBITDA to (b) the compound annual growth rate of EBITDA) ranged from 16.5x to 20.0x, and 0.45x to 0.55x, respectively.

Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of NetRatings. However, because of the inherent differences between the business, operations and prospects of NetRatings and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as NetRatings. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of NetRatings and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between NetRatings and the companies included in the comparable company analysis.

General

In connection with the review of the merger by the special committee, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of NetRatings.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NetRatings. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to our unaffiliated stockholders and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated February 5, 2007, to the special committee and do not purport to be appraisals.

The terms of the merger were determined through arms-length negotiations between the special committee and Nielsen and were unanimously approved by the special committee and our board of directors. Lehman Brothers’ opinion was provided to the special committee to assist it in its consideration of the merger. Lehman Brothers’ opinion does not address any other aspect of the merger transaction and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the special committee in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the special committee with respect to the value of NetRatings or whether the special committee would have been willing to agree to a different price.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Lehman Brothers because of its expertise, reputation and familiarity with NetRatings and the Internet industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, NetRatings paid Lehman Brothers $1,000,000 upon the signing of the merger agreement and the delivery of Lehman Brothers’ opinion. Additional compensation of $3,000,000 will be payable on completion of the merger. In addition, NetRatings has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of the Lehman Brothers’ opinion. Lehman Brothers provides cash management services to the Company and receives customary fees for such services. From January 1, 2005 through March 31, 2007, the aggregate fees received by Lehman Brothers from the Company for cash management services were $95,737.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of NetRatings for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Report of CRA International, Inc.

The special committee decided to retain its own patent valuation expert to assist the special committee in its evaluation of our management’s projections with respect to the Company’s patent portfolio. The special committee selected CRA International, Inc., which we refer to as “CRA”, and entered into a letter agreement with it pursuant to which the special committee engaged CRA to act as its patent valuation expert in connection with the merger. The special committee selected CRA based on its experience and reputation and upon advice of its advisors. CRA is an internationally recognized economic, financial valuation and business consulting firm and is regularly engaged in the valuation of intellectual property assets in a variety of contexts, including purchase/sale transactions, licensing transactions, litigation risk analysis, and valuations for corporate or other purposes. Prior to its engagement, CRA had no relationship with the Company or any of its affiliates.

In connection with CRA’s engagement, the special committee requested that CRA evaluate the reasonableness of our management’s projections of the Potential Patent Royalties to be received in connection with the Company’s patent enforcement program.

CRA reviewed the following publicly available business and financial information relating to the target markets for the Potential Patent Royalties, as well as other information provided to or discussed with CRA by our management: industry analyst reports, documents related to various industry mergers and acquisitions and licensing transactions, and information regarding litigation settlements involving NetRatings patents or other similar technology. In addition, CRA conducted several meetings with our management and its outside patent counsel, with representatives from the Company’s technology and research and development departments, and with the special committee’s advisors.

In performing its analyses, CRA assumed and relied, without independent verification, on the completeness and accuracy of the information provided to it or represented to it by the Company or otherwise utilized by it and relied upon the assurances of management of the Company that they are not aware of any facts that would make inaccurate the information provided to CRA or represented to CRA by the Company. CRA also relied upon publicly available information from sources generally considered to be reliable and sources routinely used by CRA and other patent valuation experts.

In evaluating the Company’s patent enforcement program, CRA performed the following economic and valuation analyses:

•       performed an assessment of the assumptions relied on by our management in preparing the Potential Patent Royalties;

•       researched and analyzed industry transactions, including patent license agreements and merger and acquisition transactions known to include significant patent assets; and

•       prepared a probability model (i.e. decision tree analysis), which considered certain general risks and costs associated with licensing and litigating the Company’s patent portfolio.

In addition, CRA performed an investigation into other intellectual property assets including patents, patent applications and trade secrets, such as the Company’s U.S. and foreign patent applications as part of the Company’s acquisition of Red Sherriff which closed in 2004, which it understood had not been specifically identified by the Company as part of its patent enforcement program or included in the Company’s projections of Potential Patent Royalties. The purpose of this analysis was to identify any additional potential value to the Company, which had not been considered or reflected in our management’s projections of Potential Patent Royalties.

The following is a summary of the material valuation analyses conducted by CRA.

CRA conducted a search of proprietary databases to identify potentially comparable transactions, which included royalty rates and/or amounts paid by companies to acquire technology through merger or acquisition. Based on the potentially comparable transactions identified by CRA, the royalty rates were heavily dependant on the portion of market revenues subject to an infringement/enforcement claim, as well as the overall size of the infringing revenue base. CRA determined that the projected royalty rates considered by the Company were consistent with historical industry royalty rates.

CRA also researched, analyzed and considered amounts paid by companies, which are potential targets of the Company’s patent enforcement program, in settlement of patent litigation. This analysis included a comparative analysis between the infringing revenues at issue in the subject litigation and the infringing revenues and potential settlements that could result from a patent infringement claim asserted by the Company.

CRA estimated the income to the Company based on a range of potential outcomes that might result from the patent enforcement program. This estimate was in part based upon CRA’s own independent research as well as from discussions with Company management. CRA considered the risk and the potential impact on the Company’s future licensing efforts resulting from a court finding that one or more of the patents included in the Company’s patent enforcement program might be invalidated, or that one of the Company’s licensing targets did not infringe the Company’s asserted patents. CRA used a decision tree model to account explicitly for certain general risks associated with licensing and litigating the potentially infringed patents included in the Company’s patent enforcement program. CRA estimated the potential licensing revenues to be received by the Company based on the market of potential licensees and litigants, the methods by which the Company can pursue monetization of the patent portfolio, and the timing and order of the monetization strategy.

In structuring its decision tree model, CRA assumed a phased approach for the patent enforcement program, which took into account the probability of successful licensing and litigation if licensing was unsuccessful. Based on projected infringing revenues and market royalty rates, which varied depending on the product coverage and amount of infringing revenues, along with the probabilities of successful licensing and litigation, CRA estimated the potential revenues obtainable from the Company’s patent enforcement program. Based upon the results of the decision tree analysis, CRA determined that the potential value from the patent enforcement program set forth in our management’s projections of the Potential Patent Royalties was reasonable.

This summary is not a complete description of the analyses performed by CRA.  The preparation of valuation analyses are complex analytical processes involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to the particular circumstances and, therefore, such analyses are not readily susceptible to summary description. Accordingly, CRA believes that its analyses must be considered as a whole and that selecting portions of its analysis and certain factors, without considering all analyses and all factors, could create a misleading or incomplete view of the processes underlying its analyses.

In an oral report delivered to the special committee on December 7, 2006, CRA concluded that, based on its analyses, our management’s projections as reflected in the Potential Patent Royalties with regard to the value that might result from a campaign to license and enforce the Company’s patent portfolio were reasonable.

CRA’s engagement was limited to an analysis of the reasonableness of our management’s projections with regard to the value that might result from a campaign to license and enforce the Company’s patent portfolio. CRA was not asked to, nor have they given, any opinions, assessments or conclusions with respect to any other issue in connection with the merger. CRA’s conclusions do not constitute a recommendation to any holder of our common stock as to how such stockholder should vote with respect to the merger.

In connection with the CRA’s engagement, the Company agreed to pay CRA on a time-and-materials basis for actual hours worked according to CRA’s standard hourly rates. In addition, the Company has agreed to reimburse CRA for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify CRA against certain liabilities incurred in connection with its engagement, including liabilities under federal securities laws. Through March 31, 2007, the Company had incurred total fees, including reimbursements of out-of-pocket expenses, to CRA in the amount of approximately $119,329.83.

Neither CRA’s employment or its compensation is in any way contingent upon its opinion in this matter.  Neither CRA nor any of its employees has any material financial interest in the Company nor any other matter involving the Company.

CRA’s opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to CRA as of, the time at which it delivered its oral report. It should be understood that subsequent developments may affect those conclusions and that CRA does not have any obligation to update, revise or reaffirm its oral report.

CRA’s conclusions and analyses were only one of many factors considered by the special committee in its evaluation of Nielsen’s proposal and should not be viewed as determinative of the views of the special committee or our management with respect to the Company’s patent portfolio, the merger or the merger consideration.

Purpose and Reasons for the Merger; Consideration of Alternatives

NetRatings

The purpose of the merger for NetRatings is to enable its unaffiliated stockholders to immediately realize the value of their investment in NetRatings through their receipt of the per share merger consideration of $21.00 in cash, without interest, representing a premium of approximately 44% to the closing market price of NetRatings common stock on October 6, 2006, the last trading day before the public announcement of the initial proposal by Nielsen.  As Nielsen made clear that it was interested in only acquiring the publicly held shares and not interested in selling its interest in the Company, the Company did not consider other alternative transactions. Our board of directors believed that the merger was more favorable to our unaffiliated stockholders than the potential value that might result from remaining a public company with a controlling interest held by the Nielsen Parties. For this reason, and the reasons discussed under “Reasons for the Special Committee’s Determination; Fairness of the Merger” and “Reasons for Our Board of Director’s Determination; Fairness of the Merger,” our board of directors has unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders.

Nielsen Parties

The purpose of the Nielsen Parties for engaging in the merger is to increase Nielsen’s ownership of NetRatings common stock from its current position of approximately 60% of the outstanding shares to

100%. Upon completion of the merger, all of our outstanding shares of common stock will be wholly-owned by Nielsen and its subsidiaries.

After analysis conducted by NMR’s management and an evaluation by the respective boards of directors of Nielsen and NMR, together with their financial advisor, the Nielsen Parties view the proposed acquisition of the outstanding publicly held minority interest in NetRatings to be part of and consistent with Nielsen and NMR’s long-term growth strategy. The Nielsen Parties believe that combining the operations of NetRatings with NMR could have the following advantages:

•       the simplified corporate structure enhances the ability of NMR to satisfy increasing customer demands for integrated solutions in response to the convergence of Internet and traditional media, including the ability to offer a single comprehensive package of audience measurement and related services from one entity rather than multiple providers of multiple services;

•       enhancement of NMR’s ability to strategically align and integrate NetRatings’ product offerings with similar NMR measurement services by virtue of being able to operate the businesses without the issue of having to consider the interests of the public stockholders of NetRatings;

•       increased flexibility to operate NetRatings without the legal and regulatory requirements and other considerations of a public company, including the cost of regulatory compliance and constraints caused by public markets expectations for quarterly earnings;

•       elimination of separate and redundant costs, including audit and legal costs, management’s commitment of time and resources associated with NetRatings being a stand-alone public company subject to reporting requirements under federal securities laws;

•       to the extent NetRatings requires additional capital investment in the future, the entire benefit of such capital investment will inure to NMR; and

•       with respect to new transactions between NMR and NetRatings, NMR will be able to interact with NetRatings directly without the necessity of involving the audit committees of the board of directors of both NMR and NetRatings and without the requirement of ensuring that these transactions occur on arms-length terms.

The Nielsen Parties decided to pursue the merger in October 2006 rather than at another time because of, among other reasons, the increasing demand from customers for integrated solutions in Internet and television audience measurement and related services. NMR, as the controlling stockholder of NetRatings, determined that NetRatings was an integral component of its long-term growth strategy as a result of this increasing customer demand and NMR’s belief that strategically aligning and integrating NMR’s and NetRatings’ product offerings would better coordinate the strengths of NMR and NetRatings. Accordingly, the Nielsen Parties did not consider the potential for alternative transactions involving NetRatings and did not intend to consider or participate in any transaction involving a sale of or reduction of its investment in NetRatings. The Nielsen Parties considered maintaining the status quo given the relatively expensive price to acquire the remaining shares of NetRatings, but on balance determined that the strategic advantages that could result from combining the operations of NetRatings and NMR outweighed the costs of the merger transaction.

The Nielsen Parties believe that structuring the transaction as a cash merger is preferable to other transaction structures because it provides NetRatings’ stockholders with cash for all of their shares and allows for a prompt and orderly transfer of ownership of the shares in a single step, without the timing uncertainty associated with a tender offer.

The Position of the Nielsen Parties as to the Fairness of the Merger

Under the rules of the SEC, the Nielsen Parties are required to express their belief as to the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders of NetRatings. The Nielsen Parties are making the statements included in this section solely for purposes of complying with such requirements. The views of the Nielsen Parties with respect to the fairness of the merger are not, and should not be construed as, a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

The Nielsen Parties believe that the merger is substantively fair to NetRatings’ unaffiliated stockholders based on the following material factors:

•       the special committee of NetRatings’ board of directors, which is comprised of three directors who are not affiliated with Nielsen, NMR or officers or employees of NetRatings, unanimously concluded that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the unaffiliated stockholders of NetRatings and unanimously recommended to our board of directors that the merger agreement and the merger be approved and adopted.

•       the special committee and the board of directors of NetRatings received an opinion from their independent financial advisor, Lehman Brothers, to the effect that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration was fair to the unaffiliated stockholders of NetRatings common stock from a financial point of view.

•       the relationship between the merger consideration and both the current and historical market prices for our common stock, including the fact that the consideration to be paid in the merger represents (i) a 16.3% premium over the closing sale price of the NetRatings common stock on February 2, 2007 (the last day of trading before the public announcement of the execution of the merger agreement) and (ii) a 44.1% premium over the closing sale price of the NetRatings common stock on October 6, 2006 (the last trading day before the public announcement of Nielsen’s proposal).

•       the fact that the consideration to be paid in the merger represents an implied firm value that is 50.8 times NetRatings’ estimated EBITDA for 2007 (based on publicly available information and equity research estimates, but excluding the value of minority interests and excluding all revenue and expenses related to the Company’s patent enforcement program, which represents an attractive multiple to NetRatings’ stockholders relative to trading multiples of comparable public companies).

•       the consideration to be paid in the merger is all cash and is not subject to any financing condition, which provides certainty of value for NetRatings’ stockholders.

•       stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash.

•  the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for NetRatings’ public stockholders whose ability to sell their shares of NetRatings common stock is adversely affected by the limited trading volume and low public float of the shares.

The Nielsen Parties also believe that the proposed merger is procedurally fair to NetRatings’ unaffiliated stockholders based on the following material factors:

•  the special committee, together with its independent legal and financial advisors, negotiated all financial and other terms and conditions of the merger agreement on an arms-length basis with Nielsen and its advisors. The Nielsen Parties did not participate in the deliberations of the special committee.

•       the special committee unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger are advisable, fair to and in the best interests of the unaffiliated stockholders of NetRatings, and unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted.

•       in certain circumstances prior to obtaining stockholder approval of the merger agreement, NetRatings is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals for NetRatings and the board of directors of NetRatings is permitted to withdraw or modify its recommendation of the merger agreement.

•       stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements would be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash.

In light of the independence of the special committee and its advisors from the Nielsen Parties and the scope of the authority delegated to the special committee by NetRatings’ board of directors, the Nielsen Parties believe that the terms of the merger agreement are the product of arms-length negotiations between Nielsen and the special committee. The Nielsen Parties did not believe, therefore, that it was necessary for the transaction to be conditioned on the approval by a majority of the stockholders unaffiliated with Nielsen. Although the Nielsen Parties were aware that including such a condition would add an incremental element of procedural fairness from the standpoint of the unaffiliated stockholders, the Nielsen Parties nonetheless concluded that the merger would be procedurally fair based upon the factors discussed above.  In addition, the Nielsen Parties recognized the enhanced certainty of consummating the merger by virtue of not having such a condition. Although J.P. Morgan Securities Inc., which we refer to as JPMorgan, generally assisted the Nielsen Parties in connection with the merger and, in particular, performed certain financial analyses relating to the proposed transaction as described under “Special Factors—Financial Analysis of J.P. Morgan Securities Inc.,” JPMorgan was not requested to, and did not, deliver any opinion to any of the Nielsen Parties as to the fairness of the merger consideration.

The Nielsen Parties did not calculate a specific going concern value per share, although the Nielsen Parties did consider current and historical market prices and the fact that, as discussed above, the merger consideration represents an implied firm value that is 50.8 times NetRatings’ EBITDA for 2007 and was at the high end of the discounted cash flows analysis prepared for Nielsen.  Each of these analyses values a business based on the assumption that it is a “going concern” value and indicated to the Nielsen Parties that the merger is substantively fair to NetRatings’ unaffiliated stockholders. Due to NetRatings’ strategic importance to NMR, the Nielsen Parties did not consider the liquidation value of NetRatings’ assets. The Nielsen Parties are not aware of any offer during the last two years for NetRatings and accordingly no comparison to any such offer was made. The Nielsen Parties did not consider the value of the merger consideration in light of NetRatings’ net book value per share as a factor because the Nielsen Parties believed that net book value is not a material indicator of the value of NetRatings as a going concern but rather is indicative of historical costs.

The foregoing discussion of the information and factors considered and given weight by the Nielsen Parties in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Nielsen Parties. The Nielsen Parties did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of or otherwise assign relative weights to the individual factors considered in reaching their conclusion as to the fairness of the proposed merger. Rather, the determination of the Nielsen Parties as to fairness was made after consideration of all of the foregoing factors as a whole.

Financial Forecasts of NetRatings

We do not, as a matter of course, make public projections as to our future performance or earnings beyond the current fiscal year, and we are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, following receipt of the Nielsen proposal, at the request of the special committee, our management prepared the Five Year Financial Forecast and the Potential Patent Royalties which we provided in early November 2006 to the special committee and its financial advisor Lehman Brothers in connection with their respective considerations of the merger. In addition, we provided the Five Year Financial Forecast to Nielsen and JPMorgan on November 21, 2006. We have included below the consolidated projections contained in the Five Year Financial Forecast and the Potential Patent Royalties to give our stockholders access to certain nonpublic information for the purpose of considering and evaluating the merger, and because Lehman Brothers used this data in connection with its fairness opinion and related presentation to the special committee. See “Special Factors—Opinion of Lehman Brothers Inc.”  beginning on page 25. We have also included below the consolidated projections contained in the Three Year Strategic Plan, which was created for strategic planning purposes and was not intended to serve as the basis for the type of valuation and financial analyses that would enable the special committee to evaluate the Nielsen proposal.

Our forecasts were not prepared with a view to public disclosure. We did not prepare the forecasts with a view to complying with the published guidelines of the SEC regarding forecasts, and we did not prepare the forecasts in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projected financial information set forth below has been prepared by and is the responsibility of our management. The financial projections do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning NetRatings and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. Lehman Brothers and our special committee may have varied some of the assumptions underlying the projections for purposes of their analyses. Furthermore, the projections:

•       necessarily make numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•       do not necessarily reflect revised prospects for NetRatings’ business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•       are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•       should not be regarded as a representation that they will be achieved.

The projected financial information set forth below constitutes forward-looking statements. It is not possible to predict whether the assumptions made in preparing the forecasts will be valid, and we caution stockholders that any such forward-looking statements are not guarantees of future performance. We cannot assure you that our forecasts will be realized, and actual results may be materially more or less favorable than those contained in the forecasts set forth below. Investors should consider the risks and uncertainties in our business that may affect future performance and that are discussed under “Forward-Looking Statements” and in the documents incorporated by reference in this proxy statement.

Our inclusion of the forecasts should not be regarded as an indication that we, the special committee, our board of directors, Nielsen or any of our or their respective financial advisors considered or consider the forecasts to be a reliable prediction of future events. To the extent that our forecasts represent our management’s best estimate of possible future performance, this estimate is made only as of the date of the forecasts and not as of any later date. We do not intend to update, revise or correct these forecasts if they become inaccurate. Stockholders should take this into account when evaluating any factors or analyses based on our forecasts.

Five Year Financial Forecast
(in millions)

	Estimated 2006	Projected 2007	Projected 2008	Projected 2009	Projected 2010	Projected 2011
Revenue	$74.2	$86.5	$106.5	$127.0	$146.6	$166.0
Gross Margin	$51.1	$58.5	$76.5	$94.4	$111.5	$128.1
Operating Income (Loss)	$(4.3)	$(1.9)	$12.0	$25.3	$37.3	$48.0
Net Income (Loss)	$(0.3)	$2.3	$15.0	$26.2	$36.7	$45.0
EBITDA*	$5.4	$8.3	$21.4	$34.1	$45.5	$55.9

*                    EBITDA represents net income/loss excluding interest income/expense, taxes, depreciation, amortization of intangible assets and stock-based compensation, and cumulative effect of change in accounting principle.

The material assumptions made by NetRatings in developing the Five Year Financial Forecast were as follows:

•       the revenue of NetRatings would increase at a compound annual growth rate of 17.4%;

•       the annual gross margin for NetRatings would range between 67.6% and 78.0%.

•       the annual EBITDA margin for NetRatings would range between 7.2% and 34.6%;

•       there would be no expansion into new geographical territories;

•       the projections excluded revenues and expenses related to the Potential Patent Royalties; and

•       the projections excluded expenses associated with the merger transaction.

Potential Patent Royalties

Our management estimated that the net recovery to the Company relating to the Potential Patent Royalties (following the payments to NMR and the legal contingency payments and other expenses) would total approximately $65 million between 2007 and 2014.

The material assumptions made by NetRatings in estimating the Potential Patent Royalties were as follows:

•       the legal contingency arrangement would not change;

•       there would be no adverse jury verdict with respect to the Company’s patents; and

•       the enforcement program efforts would be mostly completed by the end of 2011.

Three Year Strategic Plan
(in millions)

	Projected	Projected	Projected
	2007	2008	2009
Revenue	88.1	101.2	116.4
Gross Margin	60.1	70.3	83.4
EBITDA	8.8	14.1	21.9

The material assumptions made by NetRatings in developing the Three Year Strategic Plan were as follows:

•       the annual revenue growth rate of NetRatings would range between 14.8% and 15.1%;

•       the annual gross margin for NetRatings would range between 68.2% and 71.6%;

•       the annual EBITDA margin for NetRatings would range between 10.0% and 18.8%; and

•       there would be no expansion into new geographical territories.

Certain Effects of the Merger

The merger is a “going private” transaction, which will result in all of our outstanding shares of common stock being wholly-owned by Nielsen and its subsidiaries. The merger will have the following effects when it is completed:

Participation in Future Growth.   After the completion of the merger, holders of NetRatings common stock will cease to have ownership interests in NetRatings or rights as our stockholders. As a result of the merger, Nielsen and its subsidiaries will be the sole beneficiary of our future earnings and growth, if any. Similarly, Nielsen and its subsidiaries also will bear the risk of any losses generated by our operations and any decrease in our value after the merger.

After the completion of the merger, Nielsen’s interest in NetRatings’ net book value and net income or loss will increase from approximately 59.8% to 100%. Based on NetRatings’ annual report on Form 10-K for the year ended December 31, 2006 and the following table shows what Nielsen’s interests in NetRatings’ net book value and net earnings were as of December 31, 2006 and what those interests would have been had the merger been completed as of that date.

		Nielsen’s Interest Before the Merger		Nielsen’s Interest After the Merger
	Total	Dollars	Percent	Dollars	Percent
	(Dollars in Thousands)
Net (loss) for the year ended December 31, 2006	$2,460	$1,471	59.8%	$2,460	100%
Net book value as of December 31, 2006	$272,211	$162,782	59.8%	$272,211	100%

Effect on the Market for NetRatings Common Stock.   If the merger is completed, there will be no publicly traded NetRatings common stock.

Delisting of NetRatings Common Stock.   Following the merger, the NetRatings common stock will no longer be listed or traded on the NASDAQ Global Market.

Deregistration of NetRatings Common Stock under the Exchange Act.   Following the merger, the registration of NetRatings common stock under the Securities Exchange Act of 1934, as amended, or “Exchange Act,” will be terminated. Due to this termination, we will no longer be required to file annual, quarterly and current reports with the SEC. Moreover, we will no longer be subject to the requirement to furnish proxy statements in connection with meetings of stockholders pursuant to Section 14(a) of the Exchange Act and the related requirement to furnish an annual report to stockholders.

Effect of Future Use of NetRatings’ Historical Net Operating Losses.   The Separate Return Limitation Year (“SRLY”) rules under Treas. Reg. 1.1502-21 provide that NetRatings’ historical net operating losses will only be available to offset future taxable income generated by NetRatings on a stand-alone basis. The other Nielsen consolidated group members, including the Nielsen Parties, will not be able to utilize these historic loss carry forwards due to the SRLY restrictions. In addition, the NetRatings loss carry forwards are subject to the limitations of  Section 382 of the Internal Revenue Code. Accordingly, the impact of NetRatings’ historical net operating losses was not taken into account as part of the Nielsen Parties’ consideration of the transaction.

Financial Analysis of J.P. Morgan Securities Inc.

Nielsen retained JPMorgan in October 2006 as its financial advisor in connection with a potential transaction involving NetRatings. JPMorgan is and has been one of Nielsen’s advisers for financial advisory and financing services including corporate advisory, debt underwriting, equity underwriting, loan syndication and other investment banking services. In selecting JPMorgan to represent Nielsen as a financial advisor, Nielsen considered primarily JPMorgan’s qualifications and knowledge of the business affairs of Nielsen and NetRatings, as well as the reputation of JPMorgan as an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

At the request of Nielsen, JPMorgan prepared a presentation (the “Presentation”) for Nielsen’s Executive Committee of the Supervisory Board in connection with Nielsen’s potential acquisition of the shares of NetRatings not owned by the Nielsen Parties. On February 4, 2007, JPMorgan presented the Presentation to Nielsen’s Executive Committee of the Supervisory Board and answered related questions. JPMorgan was not asked to deliver and has not delivered a fairness opinion to Nielsen in connection with the merger. JPMorgan did not prepare the Presentation for the benefit of any of the minority stockholders. JPMorgan did not determine or recommend the consideration of $21.00 per share of NetRatings common stock to be paid in the merger, which was determined by negotiation between NetRatings and the special committee. The Presentation does not constitute a recommendation or support a recommendation to the minority stockholders with respect to any particular offer price for the shares of NetRatings common stock not held by Nielsen. JPMorgan also did not prepare the Presentation in order to support a determination that the offer price is fair to either Nielsen or the minority stockholders.

THE FULL TEXT OF THE PRESENTATION OF JPMORGAN DATED FEBRUARY 4, 2007, HAS BEEN FILED AS AN EXHIBIT TO ITEM 16 TO THE SCHEDULE 13E-3 FILED WITH THE SEC BY NETRATINGS AND THE NIELSEN PARTIES IN CONNECTION WITH THE MERGER AND IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PRESENTATION MAY BE OBTAINED FROM THE SEC. SEE “WHERE YOU CAN FIND MORE INFORMATION” BEGINNING ON PAGE 87. YOU ARE URGED TO, AND SHOULD, READ THE PRESENTATION IN ITS ENTIRETY. THE PRESENTATION DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY NETRATINGS STOCKHOLDER SHOULD VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

JPMorgan was provided with two sets of financial projections prepared by NetRatings’ management: (a) the Three Year Strategic Plan, which was provided to JPMorgan prior to Nielsen’s initial offer, and

(b) the Five Year Financial Forecast, which was provided to JP Morgan on November 21, 2006 as part of the due diligence process in connection with the merger. For the purposes of the February 4, 2007 presentation to the Executive Committee of the Board of Directors of Nielsen, JPMorgan considered both the Five Year Financial Forecast and the Three Year Strategic Plan.

JPMorgan considered the fact that future favorable settlements or judgments in patent enforcement actions could result in a positive impact on NetRatings’ revenue and profitability, but JPMorgan did not quantify the impact. JPMorgan did quantify the impact of settlements and judgments that were already final, treating them as non-recurring revenue and offsetting them by the projected expense of patent enforcement actions.

In providing financial advice and preparing the Presentation, JPMorgan, among other things:

•       reviewed certain publicly available business and financial information concerning NetRatings and the industry in which the business operates;

•       reviewed NetRatings’ quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 and annual report on Form 10-K for the fiscal year ended December 31, 2005;

•       compared the proposed financial terms and considerations of the merger with the publicly available financial terms of certain minority buy-in transactions JPMorgan deemed relevant;

•       compared the financial and operating performance of NetRatings with publicly available information concerning certain other companies JPMorgan deemed relevant;

•       reviewed current and historical market prices at which shares of NetRatings common stock have traded;

•       analyzed equity research analysts’ price target ranges for the shares of NetRatings common stock;

•       reviewed NetRatings’ share prices, implied multiples and financial metrics at various offer premiums;

•       reviewed certain internal financial forecasts prepared by the management of NetRatings (the Three Year Strategic Plan and the Five Year Financial Forecast);

•       performed a discounted cash flow analysis with respect to NetRatings, based on projections provided by NetRatings’ management as well as on equity research analysts’ projections for NetRatings; and

•       performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate during the course of providing financial advice and preparing the Presentation.

Summary of Presentation Prepared By JPMorgan

The following summaries include information presented in tabular format. You should read these tables together with the text of each summary. The summaries set forth below do not purport to be, and are not, a complete description of the financial analyses or data undertaken or presented by JPMorgan, but the analyses presented below are all the material analyses undertaken by JPMorgan in their Presentation.

Historical Share Price Summary

JPMorgan compiled and presented in its Presentation historical trading activity at various share prices for the shares during the (i) one month period ending October 6, 2006, (ii) three month period ending October 6, 2006, (iii) six month period ending October 6, 2006 and (iv) twelve month period ending October 6, 2006. JPMorgan determined that the average prices for the four periods were $14.58, $13.88, $13.75 and $13.54, respectively.

Bid Premium Summary

JPMorgan calculated hypothetical bid premiums, based on both equity and firm values, represented by a range of hypothetical bid prices between $16.00 and $21.00 compared to:

•       “Unaffected price” as of October 6, 2006 (last trading day before the offer);

•       Six month average unaffected price for the six months ending October 6, 2006;

•       Initial offer announced on October 9, 2006;

•       Average unaffected equity research analysts’ price targets prior to October 6, 2006;

•       Average current equity research analysts’ price targets; and

•       Weighted average price since the date of the initial offer (October 9, 2006).

Premiums based on firm values were calculated by comparing (a) the firm value implied by a given offer price to (b) the firm value implied by the price selected for comparison. Total net cash outlay for Nielsen was calculated by subtracting from the NetRatings total cash position as of September 30, 2006 (i) the total value of the minority stake and (ii) illustrative total transaction expenses of $9 million.

A summary of the results follows:

	Offer price
	$16.00	$18.50	$20.00	$21.00
Premium to unaffected price ($14.57)	9.8%	27.0%	37.3%	44.1%
Premium to six month average unaffected price ($13.75)	16.4%	34.6%	45.5%	52.8%
Premium to initial offer ($16.00)	0.0%	15.6%	25.0%	31.3%
Premium to average unaffected broker targets ($16.17)	(1.0%)	14.4%	23.7%	29.9%
Premium to average current broker targets ($17.33)	(7.7%)	6.7%	15.4%	21.2%
Premium to VWAP(1) during offer period ($17.32)	(7.6%)	6.8%	15.5%	21.3%
Firm value premium to unaffected price	15.3%	42.1%	58.2%	68.9%
Firm value premium to six month average unaffected price	26.5%	55.9%	73.5%	85.3%
Firm value premium to initial offer ($16.00)	0.0%	23.2%	37.2%	46.5%
Firm value premium to average unaffected broker targets	(1.5%)	21.4%	35.1%	44.3%
Firm value premium to average current broker targets	(11.0%)	9.7%	22.1%	30.3%
Firm value premium to VWAP during offer period	(10.9%)	9.8%	22.2%	30.5%

(1)          Volume weighted average price

Implied Multiple Analysis

JPMorgan calculated various multiples, based on firm value, represented by a range of hypothetical bid prices between $16.00 and $21.00 compared to EBITDA for specified periods, as provided under the Five Year Financial Forecast, the Three Year Strategic Plan and Wall Street analysts’ projections for NetRatings. Firm value equals the sum of the equity value at a given price per share plus total debt and book value of minority interest minus cash and cash equivalents; however, JPMorgan did not add NetRatings’ minority interest to the firm value where EBITDA was net of minority interest expense. EBITDA for the Five Year Financial Forecast, the Three Year Strategic Plan and Wall Street analysts’ projections excludes all revenue and expenses related to the Company’s patent enforcement program.

A summary of the results follows:

Offer price
	$16.00	$18.50	$20.00	$21.00
Five Year Financial Forecast
Firm Value/2006E EBITDA	77.2x	95.3x	106.1x	113.4x
Firm Value/2007E EBITDA	50.0x	61.7x	68.7x	73.4x
Firm Value/2008E EBITDA	19.4x	24.0x	26.7x	28.5x
Three Year Strategic Plan
Firm Value/2007E EBITDA	57.5x	71.1x	79.2x	84.6x
Firm Value/2008E EBITDA	29.3x	36.2x	40.3x	43.1x
Wall Street analysts projections
Firm Value/2007E EBITDA	34.6x	42.7x	47.6x	50.8x
Firm Value/2008E EBITDA	20.9x	25.8x	28.7x	30.7x

Equity Analysts’ Price Targets

JPMorgan also advised the Executive Committee of the Supervisory Board of Nielsen that, at the time of its analysis, equity research analyst reports available to JPMorgan had established 12-18 month price targets for the shares ranging from $16.50 to $18.00 per share. At the time of the initial offer, equity research analyst reports available to JPMorgan had established 12-18 month price targets for the shares ranging from $16.00 to $16.50 per share.

Comparable Publicly Traded Companies

JPMorgan compared NetRatings to comparable Internet advertising services companies aQuantive Inc., ValueClick Inc., 24/7 Real Media Inc., Omniture, Inc. and WebSideStory Inc. JPMorgan also compared the Company to comparable information services companies Dun & Bradstreet, Arbitron, Harris Interactive and Greenfield Online. Although none of the selected companies is directly comparable to NetRatings, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of NetRatings. JPMorgan concluded that based on a range of multiple of revenues (2.0x-6.2x) used for similar comparables, the minimum corresponding to 24/7 Real Media Inc.’s multiple rounded to the next full unit and the maximum corresponding to Omniture’s multiple, NetRatings had a per share value within a range of $9.60 to $19.06 using the Five Year Financial Forecast’s 2007 revenue, $9.59 to $19.06 using the Three Year Strategic Plan’s 2007 revenue and $9.61 to $19.09 using Wall Street analysts’ projections of NetRatings’ 2007 revenues. JPMorgan also concluded that based on a range of multiple of EBITDA (12.0x-37.2x) used for similar comparables, the minimum corresponding to the average multiple of the Information Services companies (Dun & Bradstreet, Arbitron, Harris Interactive and Greenfield Online) rounded to the next full unit and the maximum corresponding to Omniture’s multiple, NetRatings had a per share value within a range of $7.67 to $13.25 using the Five Year Financial Forecast’s 2007 EBITDA, $7.31 to $12.16 using the Three Year Strategic Plan’s 2007 EBITDA and $8.85 to $16.75 using Wall Street analysts’ projections of NetRatings’ 2007 EBITDA. When computing the ratio of the Company’s share price implied by the firm value to EBITDA multiples, JPMorgan has excluded minority interest from the net debt used to calculate equity value.

Discounted Cash Flow Analysis

JPMorgan conducted a discounted cash flow per share (“DCF”) analysis of NetRatings. A discounted cash flow analysis is a method used to derive an implied total firm value and equity value of a business by calculating the “present value” of the estimated future unlevered after tax free cash flows of the business. The term unlevered as used in this analysis means that no adjustment has been made for interest expense. The present value is obtained by discounting both (i) the estimated free cash flows of the business over the period for which estimates are available, referred to as the estimate period, (ii) a “terminal value” for the business as of the end of the estimate period, and (iii) the present value of the future tax savings from NetRatings’ net operating loss and research and development carryforwards using a selected discount rate intended to reflect an estimate of the average cost of capital for the business. The terminal value refers to the implied value of all future cash flows from a business from the end of the estimate period to perpetuity, calculated by (a) projecting an amount of terminal free cash flow using the perpetuity growth rate and (b) dividing the terminal free cash flow by a percentage equal to the discount rate minus the perpetuity growth rate.

In performing its analysis, JPMorgan relied upon five cases of estimates for NetRatings for each year from 2006 through 2010 (2011 in the case of the Five Year Financial Forecast). These estimates consisted of (i) The Five Year Financial Forecast, (ii) a sensitivity case assuming a reduction of the Five Year Financial Forecast’s revenue growth and EBITDA margin by 5 percentage points from 2008 onwards (“Sensitivity 1”), (iii) a sensitivity case assuming a 50% decrease in revenue  growth and EBITDA margin excess of the Five Year Financial Forecast over the Three Year Strategic Plan (“Sensitivity 2”), (iv) The Three Year Strategic Plan and (v) a case using Wall Street analysts’ projections for NetRatings. Financials for all cases exclude all revenue and expenses related to the Company’s patent enforcement program. JPMorgan calculated a terminal value based on the perpetuity growth method using a 4% to 6% perpetuity growth rate. The perpetuity growth rates utilized in this analysis were chosen by JPMorgan based on its experience with the Internet advertising services and information services industry and by validating the range with reference to the implied terminal value multiples (calculated by dividing (a) the terminal value at any given discount rate and perpetuity growth rate by (b) the EBITDA in the last year of the projections prior to the terminal period). The other principal assumptions upon which JPMorgan based its analyses are set forth in the full text of the Presentation, which is attached as Exhibit (c)(11) to the Schedule 13E-3 filed with the SEC by NetRatings and the Nielsen Parties in connection with the merger. The unlevered free cash flows were discounted to present value (assuming a December 31, 2006 valuation date) using discount rates of 10% to 13%. The discount rates utilized in this analysis were chosen by JPMorgan based on its experience with the Internet advertising services and information services industries and also on an analysis of the weighted average cost of capital of NetRatings and other comparable companies. JPMorgan calculated per share equity values by first determining a range of total firm values of NetRatings by adding the present values of the after-tax unlevered free cash flows and terminal values for each perpetuity growth rate and discount rate combination, and then subtracting from the total firm value the projected net debt as of December 31, 2006 (which is total debt minus cash) of the Company, and dividing those amounts by the number of fully diluted shares of NetRatings. This analysis yielded illustrative value ranges for NetRatings of (A) $13.33 to $22.47 for the Five Year Financial Forecast, (B) $11.08 to $17.48 for Sensitivity 1, (C) $11.38 to $18.06 for Sensitivity 2, (D) $9.50 to $14.00 for the Three Year Strategic Plan, and (E) $10.29 to $15.62 for Wall Street analysts’ projections for NetRatings.

Premium Summary of Recent Transactions

JPMorgan reviewed and compared 46 recent transactions involving the acquisition of all outstanding shares of target companies by their respective majority stockholders and reported: (i)  the implied median final offer premium over the firm value one day prior to announcement was 18.2%, (ii) the implied median final offer premium over the market price one day prior to announcement was 28.5%, (iii) the implied median final offer premium over the firm value one day prior to announcement for cash transactions only was 19.2% and (iv) the implied median final offer premium over the market price one day prior to announcement for cash transactions only was 34.0%. The 46 transactions consisted of 27 all-cash transactions, 16 all-stock transactions and three transactions with both cash and stock consideration. The JPMorgan analysis applied premiums of 18.2%, 28.5%, 19.2% and 34.0% to NetRatings’ closing share price on October 6, 2006, yielding illustrative values of approximately $16.27, $18.72, $16.37 and $19.52 per share, respectively.

No company or transaction reviewed by JPMorgan in its Presentation to Nielsen’s management is identical to NetRatings or the proposed merger, as the case may be. Accordingly, the values of such companies or transactions, as the case may be, should not be construed as illustrative of a value for NetRatings or the shares of NetRatings common stock.

JPMorgan’s advice was necessarily based on economic market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of the Presentation. In providing financial advice and preparing the Presentation, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by Nielsen or otherwise reviewed by JPMorgan, and has not assumed any responsibility or liability therefor. JPMorgan was not asked to make, and has not assumed responsibility for making, any independent evaluation of NetRatings, and did not verify and has not assumed any responsibility for making any independent verification of the information JPMorgan reviewed. In addition, JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to JPMorgan. JPMorgan also assumed that there have been no material changes in NetRatings’ condition, results of operations, business or prospects since the date of the most recent financial statements made available to JPMorgan and JPMorgan does not have any obligation to update, revise or reaffirm the Presentation. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

JPMorgan, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan is familiar with Nielsen, having acted as its financial advisor in connection with the merger and has also provided certain investment banking services to Nielsen from time to time, and may provide investment banking services to Nielsen in the future. JPMorgan provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Nielsen and NetRatings for its own account and for the account of customers. Nielsen has agreed to pay JPMorgan as compensation for its services as financial advisor in connection with the transaction a fee of $1.875 million, a majority of which is payable upon closing of the transaction. JPMorgan has also provided financial advisory services and debt financing to Valcon, the ultimate parent of Nielsen, and its subsidiaries, for which it has received aggregate fees of $39.2 million between January 1, 2005 and March 31, 2007. JPMorgan will continue to receive reasonable and customary commitment fees with respect to the undrawn portion of the credit facility provided by JPMorgan to Nielsen. Nielsen has also agreed to reimburse JPMorgan for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the transaction and has agreed to indemnify JPMorgan against certain liabilities arising out of its engagement.

Plans for NetRatings After the Merger

As a global leader in audience/consumer measurement and analysis, Nielsen will meet client needs through the development of integrated television/Internet product offerings in the media and marketing measurement segments. Upon completion of the merger, the Nielsen Parties will continue the evaluation of NetRatings’ business, practices, operations, properties, corporate structure, management and personnel to determine what changes, if any, will be desirable in light of the circumstances which then exist. The Nielsen Parties intend to manage the properties of the surviving corporation and its subsidiaries to maximize its net operating income. Subject to this evaluation and except as otherwise described in this proxy statement, the Nielsen Parties expect that, initially following the merger, the business and operations of NetRatings will generally continue as currently being conducted. The Nielsen Parties expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or future developments.

The Nielsen Parties do not have any current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction such as a liquidation, sale or transfer of a material amount of assets related to NetRatings.

If the merger is not completed because the conditions to the merger are not satisfied or waived, we expect that current management will continue to operate the business substantially as presently operated. However, if the merger is not completed, the Nielsen Parties will re-evaluate changing their current operating relationships with NetRatings within the overall Nielsen corporate strategy.

Conduct of Business of NetRatings if the Merger is Not Completed

In the event that the merger is not completed for any reason, NetRatings’ stockholders will not receive any payment for their shares in connection with the merger. Instead, NetRatings will remain a publicly held, majority-owned subsidiary of NMR, the NetRatings’ common stock will continue to be listed and traded on the NASDAQ Global Market and NetRatings’ stockholders will continue to be subject to the same risks and opportunities as they currently have with respect to their ownership of NetRatings common stock. If the merger is not completed, there can be no assurance as to the effects of these risks and opportunities on the future value of your NetRatings common stock, including the risk that the market price of the NetRatings common stock may decline to the extent that the current market price of the NetRatings common stock reflects a market assumption that the merger will be completed or for other reasons. If the merger agreement is not adopted by our stockholders in the required manner, or the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to NetRatings will be offered, whether by NMR or another person, or even if offered by another person, that NMR, as a majority stockholder of NetRatings, would support it.

Interests of Directors and Executive Officers of NetRatings in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger which may be in addition to, or different from, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Termination of Employment and Change-in-Control Arrangements

NetRatings entered into severance arrangements with the following executive officers of the Company at the time of their appointment: Louise Ainsworth, Manish Bhatia, Forrest Didier, John Kleine, William Pulver, Alan Shapiro and Todd Sloan.

With respect to each of Messrs. Pulver and Sloan, if his employment terminates as a result of an “involuntary termination” he shall be entitled to receive (i) additional cash compensation equal to twelve months’ annual salary and the full amount of the targeted annual incentive bonus, as in effect immediately prior to the date of termination, and (ii) the acceleration of vesting on the number of shares that would have vested had he remained employed by the Company for the twelve month period immediately following the termination. “Involuntary termination” is defined, in part, as (i) the reduction in duties, without the executive’s express written consent, which results in a significant diminution of the position then maintained by the executive or his responsibilities with the Company, or the termination of employment other than for cause; (ii) a material reduction by the Company, without the executive’s express written consent, in total cash compensation as in effect immediately prior to such reduction, or the kind or level of employee benefits which the executive was entitled to with the result being that the overall benefits package is significantly reduced; or (iii) the death or disability of the executive.

With respect to each of Messrs. Kleine and Shapiro, if his employment terminates as a result of an “involuntary termination” he shall be entitled to receive an amount equal to six months of base salary as in effect as of the date of such termination. “Involuntary termination” is defined, in part, as (i) the reduction in duties, without the executive’s express written consent, which results in a significant diminution of the position then maintained by the executive or his responsibilities with the Company, or the termination of employment other than for cause; or (ii) a material reduction by the Company, without the executive’s express written consent, in total cash compensation as in effect immediately prior to such reduction (except, in the case of Mr. Shapiro, in the event of a broad reduction affecting the senior executives of the Company), or the kind or level of employee benefits which the executive was entitled to with the result being that the overall benefits package is significantly reduced.

In the event Mr. Didier is terminated without cause or in the event his employment terminates as a result of an “involuntary termination,” Mr. Didier shall be entitled to receive an amount equal to six months of base salary and reasonable relocation expenses for Mr. Didier and his family to return to the United States. “Involuntary termination” is defined as (i) the reduction of duties, without his express written consent, which results in a significant diminution of his position or responsibilities with the Company; or (ii) a material reduction, without his express written consent, in his salary or bonus, except in the case of a broad reduction affecting the senior executives.

If Ms. Ainsworth is terminated by the Company following a change of control (which includes the merger with NMR), or if there is a “material change” to Ms. Ainsworth’s position or compensation within twelve months following a change of control, Ms. Ainsworth is entitled to an amount equal to six months’ salary, as well as other contractual benefits, including a bonus payment. “Material change” is defined as (i) a reduction in her duties which results in a significant diminution of her position and responsibilities; (ii) a material reduction in her total cash compensation; or (iii) a material reduction in the kind or level of employee benefits resulting in the overall benefits package being significantly reduced.

With respect to Mr. Bhatia, if his employment is terminated without cause or if he terminates his employment for “good reason,” he shall be entitled to receive an amount equal to six months of base salary as in effect as of the date of such termination. “Good reason” is defined, in part, as (i) a material reduction in his duties and responsibilities; (ii) a material reduction in his salary and bonus (except in the event of a broad reduction affecting the senior executives of the Company); or (iii) a change in his reporting relationship so that he no longer reports to specific executives or the relocation of his primary worksite to a location more than 30 miles outside of New York City.

In connection with the merger, NMR has agreed to honor, or cause to be honored, all of the employment, change in control, severance and termination plans, policies or arrangements we have with our directors, officers and employees, as well as all other employee benefit plans, agreements and other arrangements that we provide to our directors, officers and employees.

Merger Bonus Agreements

On December 7, 2006, NetRatings and Alan Shapiro entered into a letter agreement pursuant to which the Company agreed to pay a bonus to Mr. Shapiro in the amount of $75,000 in recognition of Mr. Shapiro’s efforts in providing assistance in connection with the evaluation of the proposal from Nielsen to purchase the outstanding minority stake in the Company. The $75,000 bonus will be paid on (i) the two month anniversary of the consummation of the proposed merger or (ii) May 1, 2007 in the event that an agreement with respect to the proposed merger is not signed by the parties by April 30, 2007; provided in both cases that Mr. Shapiro is still employed by the Company (or an affiliated entity) on such date. Notwithstanding the foregoing, in the event that Mr. Shapiro is terminated without cause or resigns as a result of an involuntary termination prior to the payment date, he shall be entitled to payment of the bonus within five days of the termination of his employment.

On December 18, 2006, NetRatings and Todd Sloan entered into a letter agreement pursuant to which the Company agreed to pay a bonus to Mr. Sloan in the amount of $100,000 in recognition of Mr. Sloan’s efforts in providing assistance in connection with the evaluation of the proposal from Nielsen to purchase the outstanding minority stake in the Company. The $100,000 bonus will be paid on (i) the two month anniversary of the consummation of the proposed merger or (ii) May 1, 2007 in the event that an agreement with respect to the proposed merger is not signed by the parties by April 30, 2007; provided in both cases that Mr. Sloan is still employed by the Company (or an affiliated entity) on such date. Notwithstanding the foregoing, in the event that Mr. Sloan is terminated without cause or resigns as a result of an involuntary termination prior to the payment date, he shall be entitled to payment of the bonus within five days of the termination of his employment.

Common Stock and Stock Options

At the effective time of the Merger, each outstanding option, whether vested or unvested, will be cancelled and converted into the right to receive in cash, without interest, the product of (a) the excess, if any, of $21.00 over the exercise price per share of common stock for such option and (b) the number of shares of common stock then subject to such option.  All restricted shares under the Company’s equity plans will be vested in full immediately prior to the effective time and will be cancelled and converted into the right to receive $21.00 in cash, without interest. Our directors and executive officers will be able to receive the same cash consideration for their shares of common stock and options as all of our other stockholders and optionholders, as applicable.

The following table sets forth (i) the number of shares of our common stock, including restricted shares, held by each of our directors and executive officers as of the date of this proxy statement, as well as the value of the shares of common stock based on the merger consideration and (ii) the number of shares of our common stock subject to options held by each of our directors and executive officers as of the date of this proxy statement, as well as the value of the options based on the merger consideration after deducting the exercise price for any such options.

Name	Number of Shares of Common Stock	Payment Upon Completion of the Merger (1)	Number of Options to be Cashed Out	Payment Upon Completion of the Merger (1)
John A. Dimling	3,500	$73,500	57,500	$474,950
David H. Harkness	6,000	$126,000	5,000	$54,000
Arthur F. Kingsbury	9,000	$189,000	40,000	$450,900
D. Scott Mercer	15,000	$315,000	50,000	$555,675
James M. O’Hara	0	NA	0	NA
Thomas A. Mastrelli	0	NA	0	NA
William R. Pulver	83,167	$1,746,507	713,524	$7,252,852
Jerrell W. Shelton	8,000	$168,000	8,333	$72,664
Susan D. Whiting	1,000	$21,000	0	NA
Louise Ainsworth	20,000	$420,000	0	NA
Manish Bhatia	42,947	$901,887	175,000	$1,965,250
Forrest Didier	46,000	$966,000	0	NA
John Kleine	39,334	$826,014	0	NA
Alan Shapiro	24,828	$521,388	12,398	$123,360
Todd Sloan	38,242	$803,082	300,000	$3,301,750

(1)          Before deduction of applicable withholding taxes.

For further information regarding the beneficial ownership of our securities by our directors and executive officers, see “Beneficial Ownership of Capital Stock by Certain Beneficial Owners and Management” beginning on page 69.

Compensation and Benefit Plans

In connection with the merger, NMR has agreed to honor, and will cause its subsidiaries to honor, all obligations pursuant to outstanding cash bonus plans and vested and accrued benefits under any employee benefit plan or program or arrangement of NetRatings or its subsidiaries in effect, subject to certain limitations described in the merger agreement.

Indemnification; Insurance for Directors and Officers

Our directors and officers are entitled to continuing indemnification against certain liabilities by virtue of the merger agreement. In the merger agreement, NMR agreed to cause the surviving corporation in the merger to indemnify and hold harmless each officer and director of NetRatings or any of its subsidiaries against any losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses (including attorney’s fees and disbursements), incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger and based upon the fact that any such party was an officer or director of the Company or any of its subsidiaries, to the fullest extent to which such indemnified parties would be entitled under applicable law.

NMR also agreed, for a period of six years from the effective time of the merger, to cause the surviving corporation to maintain in effect all policies of directors’ and officers’ liability insurance containing terms and conditions that are not less advantageous to the individual insureds than such policies currently maintained by NMR on NetRatings’ behalf, with respect to matters occurring prior to the effective time of the merger, subject to certain limitations described in the merger agreement.

In connection with the merger, the parties have agreed that all rights to indemnification and limitations on liability existing in favor of the directors and officers in the respective certificate of incorporation, by-laws, or similar organizational documents of NetRatings or any of its subsidiaries as in effect as of the date of the merger agreement shall survive the merger and shall continue in full force and effect from and after the effective time of the merger.

NMR also agreed, for a period of six years from the effective time of the merger, to cause the surviving corporation to maintain in effect all policies of directors’ and officers’ liability insurance containing terms and conditions that are not less advantageous to the individual insureds than such policies currently maintained by NMR on NetRatings’ behalf to cause the surviving corporation to maintain in effect the current policy of directors’ and officers’ liability insurance maintained by us as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger. Alternatively, NMR may elect to purchase one or more “tail” policies to cover all or any portion of the full six-year period. If the cost of such tail policies would be in excess of 200% of the current annual premium for NMR’s existing policies that are allocated to NetRatings, NetRatings will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of such amount.

In addition, we entered into an indemnification agreement with the members of the special committee in respect of their services on the special committee.

Transactions and Relationships between NetRatings and Nielsen

Nielsen

NetRatings obtains its directors and officers, property, general and workers compensation insurance through Nielsen. The costs incurred for these services in each of 2006 and 2005 were approximately $0.2 million.

NMR

In August 1999, NetRatings entered into an operating agreement with NMR. Under the terms of the operating agreement, NetRatings paid NMR a 35% commission for selling services to certain customers. In May 2002, this agreement was amended to provide that, in lieu of paying commissions, NetRatings will pay the actual costs associated with the operation and maintenance by NMR of sales personnel dedicated to selling NetRatings’ products and services. This expense totaled approximately $0.3 million for each of the years ended December 31, 2006 and 2005.

In April 2005, NMR and NetRatings signed a series of agreements pursuant to which the parties have cooperated in the development and operation of a patent enforcement program. Under the patent enforcement program, NetRatings has contacted a series of companies in the web analytics and online advertising fields regarding the licensing of a portfolio of patents that are owned or jointly owned (with NMR) by NetRatings. As part of the patent enforcement program, NetRatings has also initiated a number of patent infringement lawsuits—five of which have been settled. Under each of the five settlements, NetRatings has licensed certain patents in exchange for license or royalty fees. Pursuant to the agreements between NMR and NetRatings, the two parties (i) split the fees and expenses relating to the patent enforcement program on a 50/50 basis and (ii) split the proceeds from the patent enforcement program on a 50/50 basis, subject to contingency payments to the law firm coordinating the patent enforcement program.

NetRatings is also charged by NMR for the costs of maintaining the U.S. home and at-work NetView panels. These costs totaled $2.3 million and $2.5 million for the years ended December 31, 2006 and 2005, respectively.

In the fourth quarter of 2003, NMR started providing services to recruit and survey respondents for NetRatings’ @Plan service. The cost incurred for these services was $2.8 million and $2.4 million, for the years ended December 31, 2006 and 2005, respectively.

In March 2004, NetRatings engaged NMR to provide technology hosting services for its U.S. data center operations. The cost incurred in 2006 and 2005 for these services was $0.8 million and $0.6 million, respectively.

As of December 31, 1999, NMR became a wholly-owned subsidiary of Nielsen. As NMR is a majority stockholder of NetRatings, Nielsen is required to consolidate NetRatings’ operating results with its own for financial reporting purposes. As of December 31, 2006 and 2005, Nielsen owned, through its subsidiaries, approximately 60% of the outstanding common stock of NetRatings.

ACNielsen Corporation

Since May 2002, ACNielsen Corporation, an indirect wholly-owned subsidiary of Nielsen, has provided back office services for parts of the Company’s international operations. These services include payment of all international operating expenses for which NetRatings reimburses ACNielsen Corporation on a quarterly basis. Fees related to these back office services were approximately $0.4 million and $0.9 million for the years ended December 31, 2006 and 2005, respectively. During 2006, the Company completed the process of transitioning these services out of ACNielsen Corporation in certain countries, although ACNielsen Corporation still provides these services in several international jurisdictions. NetRatings also rents office space in ACNielsen Corporation offices for some of its international sales offices. Charges related to this office space and related office expenses were approximately $0.2 million for the year ended December 31, 2006 and approximately $0.4 million for the year ended December 31, 2005.

Compensation of the Special Committee

On October 13, 2006, our board of directors agreed to compensate each of Arthur F. Kingsbury, D. Scott Mercer and Jerrell W. Shelton in the amount of $60,000 for serving as members of the special committee. This compensation was authorized by our board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee and it is payable whether or not the merger is completed. The service fee of $60,000 was paid in two equal installments of $30,000 on November 1, 2006 and January 1, 2007. The members of the special committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses incurred in connection with their services on the special committee. In addition, the Company agreed to indemnify and hold harmless each member of the special committee with respect to his service on, and any matter or transaction considered by, the special committee to the fullest extent authorized or permitted by law.

Financing the Merger

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $330 million. NTRT Acquisition Sub will obtain such funds from cash on hand at NetRatings and cash on hand and borrowing under a revolving bank credit facility of VNU Holding and Finance B.V., indirect parent entities of NMR, which will loan the funds to NMR. The merger is not conditioned on any financing arrangements.

Regulatory Approvals and Other Consents

We do not believe that any material federal, state or foreign regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) who receive cash in the merger in exchange for shares of NetRatings common stock. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of NetRatings common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders who hold shares of NetRatings common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of NetRatings common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of NetRatings common stock through a partnership or other pass-through entity, persons who acquired shares of NetRatings common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of NetRatings common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of NetRatings common stock, who or that is, for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•       a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of NetRatings common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of NetRatings common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

U.S. Holders.   The receipt of cash for shares of NetRatings common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders shares of NetRatings common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of NetRatings common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of NetRatings common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals will be subject to a maximum U.S. federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of NetRatings common stock and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations of the U.S. Treasury. Under the Internal Revenue Code, a U.S. holder of NetRatings common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding at a rate of 28% also may apply with respect to the amount of cash received in the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders.   Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•       NetRatings is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the NetRatings common stock at any time during the five years preceding the merger.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, if a non-U.S. holder is a corporation whose gain is described under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of NetRatings common stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

NetRatings has not determined whether it is a “United States real property holding corporation” for U.S. federal income tax purposes. If NetRatings is or was a “United States real property holding corporation,” because our common stock is regularly traded on an established securities market (such as the NASDAQ), only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of the merger or the holders holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock. Cash received by non-U.S. holders in the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

NetRatings and the Nielsen Parties.   The merger should not be a taxable event in which gain is recognized to NetRatings or any of the Nielsen Parties for U.S. federal income tax purposes.

The summary set forth above is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the merger, including the application of state, local and foreign tax laws.

Accounting Treatment

Nielsen intends to account for this transaction as a step acquisition using the purchase method of accounting. The excess of the purchase price over the net identifiable assets acquired will be allocated to goodwill.

Litigation Related to the Merger

Following the October 9, 2006 announcement of Nielsen’s proposal to purchase all of the outstanding shares of our common stock at a price of $16 per share in cash, three substantially similar putative class action lawsuits were filed, two on October 9, 2006 and one on October 10, 2006, by certain of our stockholders of the Company against us, Nielsen and our directors in the Delaware Court of Chancery. Additionally, one putative class action lawsuit was filed on November 6, 2006 by a stockholder of the Company against us, Nielsen and our directors in the Supreme Court of the State of New York, County of New York. The complaints in these actions, which purported to be brought on behalf of all of our stockholders excluding the defendants and their affiliates, generally alleged (i) breaches of fiduciary duty by our directors, (ii) that the consideration offered by Nielsen was inadequate and constituted unfair dealing and (iii) that Nielsen, as controlling stockholder, breached its duty to our remaining stockholders by acting to further its own interests at the expense of our remaining stockholders. The complaints sought to enjoin the proposal, or in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the proposal. The Delaware actions were consolidated under the caption In re: NetRatings, Inc., Consolidated Shareholders Litigation.

On February 5, 2007, Vice Chancellor Leo E. Strine, Jr. of the Delaware Court of Chancery granted the Delaware plaintiffs’ notice to voluntarily dismiss the Delaware consolidated actions without prejudice. No compensation has passed from any defendant in that action to the Delaware plaintiffs or their attorneys and no promise to give any such compensation has been made.

The New York complaint has not been served on any of the defendants in the action. To the extent this action proceeds, we believe it is without merit and we intend to defend it vigorously.

Appraisal Rights

Under Delaware law, holders of NetRatings common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of NetRatings common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law (“DGCL”).

The following discussion is not a complete statement of appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex C to this proxy statement and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex C. This proxy statement constitutes notice to our stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex C to this proxy statement, because failure to timely and fully comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, our stockholders who do not wish to accept the $21.00 per share merger consideration have the right, subject to compliance with the requirements summarized below, to dissent and demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of our common stock and to be paid in cash such fair value in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of our shares of common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•       Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to us a written demand for appraisal, meeting the requirements of Section 262 of the DGCL, before the taking of the stockholders’ vote on the adoption of the merger agreement at the special meeting. Voting against or abstaining with respect to the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. Failure to deliver a written demand for appraisal before the taking of the stockholders’ vote on the adoption of the merger agreement at the special meeting will cause a stockholder to lose his, her or its appraisal rights.

•       Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of our common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•       Continuous Ownership of NetRatings Common Stock. A stockholder must also continuously hold his, her or its shares of our common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•       Filing Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the value of the shares of our common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. We, as the surviving corporation, do not have any intention at this time to file such a petition if a demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, because we have no obligation to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.  Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee. A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our common stock outstanding in the name of such record owner.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our principal executive offices at NetRatings, Inc., 120 West 45th St., 35th Floor, New York, New York 10036 Attention: Alan Shapiro, Senior Vice President & General Counsel. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of our common stock owned by the stockholder and must reasonably inform us that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock. Within ten days after the effective date of the merger, we will provide notice of the effective date of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted in favor of adoption of the merger agreement.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has complied with the requirements of Section 262 of the DGCL for demanding and perfecting appraisal rights may deliver to us a written request for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder making such request within ten days after the stockholder’s request is received by us or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later.

A former NetRatings stockholder who timely files a petition for appraisal  with the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above, must serve a copy of the petition upon us. We must then, within 20 days after service, file in the office of the

Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with us. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and we must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders are entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (i) vote such stockholder’s shares of our common stock for any purpose; (ii) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement.

A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with our written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. If any NetRatings stockholder withdraws his, her or its demand for appraisal rights prior to an appraisal petition being filed, then his, her or its shares of our common stock will be automatically converted into the right to receive $21.00 per share in cash pursuant to the merger agreement, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult the stockholders’ own legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement among NMR, NTRT Acquisition Sub and NetRatings. Although we believe that this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement, a copy of which is included as Annex A to this proxy statement. We urge you to carefully read the merger agreement in its entirety.

The Merger

The merger agreement provides for the merger of NTRT Acquisition Sub, a newly-formed, wholly-owned subsidiary of NMR, with and into NetRatings, following which all of the outstanding shares of NetRatings common stock will be wholly-owned by Nielsen and its subsidiaries and the separate corporate existence of NTRT Acquisition Sub will terminate. We sometimes refer to NetRatings after the merger as the “surviving corporation.”

Unless otherwise agreed in writing by the parties, the closing of the merger will take place no later than the third business day after all of the conditions set forth in the merger agreement have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature need to be satisfied at the closing, but subject to the satisfaction of those conditions).

At the closing, a certificate of merger is filed by NetRatings with the Secretary of State of the State of Delaware or such later time as may be agreed by the parties to the merger agreement and set forth in such certificate. The merger will be completed upon the filing of such certificate.

Effect of the Merger on NetRatings Stock

Upon completion of the merger, each share of NetRatings common stock issued and outstanding immediately prior thereto (other than shares held by NMR, any other direct or indirect subsidiary of Nielsen and any stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $21.00 in cash, without interest, which represents the merger consideration.

Upon completion of the merger, all shares of NetRatings common stock that are held in the treasury of NetRatings will be canceled and will cease to exist without any consideration being payable for these shares. All shares of our common stock held by NMR and its affiliates or our wholly-owned subsidiaries will remain outstanding.

Effects of the Merger on NetRatings Stock Awards, Stock-based Awards and Stock Plans

Upon completion of the merger, each outstanding and unexercised option to purchase a share of NetRatings common stock (whether vested or unvested) will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of shares previously subject to such option and (ii) the excess, if any, of the merger consideration over the exercise price per share previously subject to such option less any required withholding taxes.

Upon completion of the merger, each share of restricted stock issued by the Company which is then outstanding will vest and will be converted into the right to receive the merger consideration less any required withholding taxes.

Under the merger agreement, we have agreed to take all actions with respect to our employee stock purchase plan as are necessary to provide that effective February 5, 2007, our employee stock purchase plan shall be suspended and no new offering period will be commenced and the employee stock purchase plan will terminate immediately prior to completion of the merger.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time, NMR will designate a paying agent reasonably satisfactory to us to make the cash payments contemplated by the merger agreement and, immediately prior to the completion of the merger, will deposit with the paying agent an amount of funds equal to the aggregate merger consideration.

Promptly following completion of the merger, the paying agent will send each record holder of our common stock a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. The paying agent will pay the merger consideration after surrender of NetRatings stock certificates to the paying agent and receipt by the paying agent of a duly completed letter of transmittal and other documents as are specified in the letter of transmittal or accompanying instructions.

NetRatings stock certificates may be exchanged for the merger consideration with the paying agent for up to six months after completion of the merger. At the end of that period, any portion of the merger consideration which remains unclaimed will be paid to the surviving corporation. Any holders of NetRatings stock certificates who have not exchanged their certificates by the end of this six-month period will be entitled to look only to the surviving corporation for payment of the merger consideration, without any interest thereon. None of the paying agent, NMR, NTRT Acquisition Sub or us will be liable to any former holder of our common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If your NetRatings common stock certificate has been lost, stolen or destroyed, you may receive the merger consideration upon compliance with the replacement requirements established by the paying agent. In addition, you may be required to post a bond in a reasonable amount as an indemnity against any claim that may be made against the paying agent, NMR or us with respect to the lost, stolen or destroyed NetRatings stock certificate and enter into an indemnity agreement satisfactory to the surviving corporation to indemnify the surviving corporation and the paying agent against any claim that may be made against them with respect to the lost, stolen or destroyed NetRatings stock certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of NetRatings.

Please do not send your NetRatings common stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after completion of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•       the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•       no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental entity which prohibits, restrains or enjoins the consummation of the merger; and

•       other than the filing of the certificate of merger, all material consents, approvals and authorizations of and filings with governmental entities required for the consummation of the merger shall have been obtained or effected.

Conditions to the Obligations of NMR and NTRT Acquisition Sub. The obligations of NMR and NTRT Acquisition Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       our representations and warranties set forth in the merger agreement shall be true and correct both on signing of the merger agreement and as of the consummation of the merger (unless any of our representations or warranties are made only as of a specific date, in which event such representations and warranties shall be true and correct as of such specific date) except where the failure of any of our representations and warranties to be so true and correct (without giving effect to any “materiality” or “material adverse effect” qualifications set forth therein), in the aggregate, has not had, and would not reasonably be expected to have a “material adverse effect”; provided that, our representations and warranties relating to capitalization, corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement, and brokers’ fees shall be true and correct in all material respects and our representation relating to the absence of specified changes or events since the date of our last audited financial statements shall be true and correct without disregarding the “material adverse effect” qualification set forth therein;

•       we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, that we are required to perform under the merger agreement prior to the closing date for the merger; and

•       we must have delivered a certificate to NMR certifying that we have satisfied the conditions set out in the two preceding paragraphs above.

Conditions to the Obligation of NetRatings. Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of NMR and NTRT set forth in the merger agreement shall be true and correct in all material respects, in each case as of the consummation of the merger as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specific date);

•       each of NMR and NTRT Acquisition Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, that it is required to perform under the merger agreement prior to the closing date for the merger; and

•       each of NMR and NTRT Acquisition Sub must have delivered a certificate to us certifying that it has satisfied the conditions set out in the two preceding paragraphs above.

Representations and Warranties

The merger agreement contains representations and warranties made by us, NMR and NTRT Acquisition Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

In the merger agreement, we made representations and warranties to NMR and NTRT Acquisition Sub relating to, among other things,

•       corporate organization and existence;

•       organizational documents;

•       capitalization;

•       corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement;

•       required consents and approvals of governmental authorities and absence of conflicts;

•       compliance with law;

•       accuracy of statements to be made in this proxy statement and the transaction statement on Schedule 13E-3 filed herewith;

•       the accuracy of documents filed with the SEC;

•       the absence of specified changes or events since the date of our last audited financial statements;

•       the absence of litigation;

•       employee benefit plans;

•       real property;

•       tax matters;

•       receipt of the opinion of Lehman Brothers, financial advisor to the special committee;

•       broker’s fees;

•       takeover statutes;

•       intellectual property;

•       environmental matters;

•       material contracts; and

•       affiliate transactions.

In the merger agreement, NMR and NTRT Acquisition Sub made representations and warranties to us relating to, among other things,

•       corporate organization and existence;

•       ownership of our securities;

•       corporate power and authority to enter into and perform their obligations under, and enforceability of, the merger agreement;

•       required consents and approvals of governmental entities and absence of conflicts;

•       absence of litigation;

•       accuracy of statements to be made in this proxy statement and the transaction statement on Schedule 13E-3 filed herewith;

•       broker’s fees;

•       no other business activities of NTRT Acquisition Sub; and

•       their ability to fund their payment obligations under the merger agreement.

Certain of our, NMR’s and NTRT Acquisition Sub’s representations and warranties are qualified as to “materiality” or “material adverse effect.”  For purposes of the merger agreement, “material adverse effect” means any change, effect, event or occurrence that would be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of NetRatings and its subsidiaries taken as a whole.

However, “material adverse effect” will not be deemed to include the impact of:

•       changes in general economic conditions;

•       an act of terrorism or any outbreak of war;

•       general changes or developments in the industries in which we and our subsidiaries operate;

•       any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger;

•       changes in any laws, including tax laws or regulations or applicable accounting regulations or principles; and

•       a decline in the trading price or change in the trading volume of our common stock;

except to the extent that the changes in the first, second and third bullets above have a disproportionate effect on us and our subsidiaries taken as a whole relative to other participants in the industries in which we and our subsidiaries operate.

The representations and warranties in the merger agreement do not survive completion of the merger, but they form the basis of specified conditions to the obligations of the Company and NMR to complete the merger.

Conduct of NetRatings’ Business Pending the Merger

With limited exceptions, or as consented to in writing by NMR, we agreed in the merger agreement that until the effective time of the merger, we will, and will cause each of our subsidiaries to:

•       conduct our respective business in the ordinary course consistent with past practice, and

•       use reasonable best efforts to preserve substantially intact our respective business organizations, and to preserve our present relationships with customers, suppliers and other persons with which we have significant business relations.

We also have agreed that, except as agreed to by NMR and subject to certain exceptions described in the merger agreement, until the effective time of the merger, we will not and will not permit any of our subsidiaries to:

•       amend the respective certificates of incorporation, bylaws or similar documents of us and our subsidiaries;

•       issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of our capital stock, any other ownership interests or any voting securities in us or any of our subsidiaries (except for the issuance of any of our shares upon the exercise of outstanding stock options by our employees or in connection with other stock-based incentive awards outstanding as of February 5, 2007, in each case, in accordance with our stock-based incentive plans);

•       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock, except for any dividend or distribution by our subsidiaries;

•       reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of our capital stock (other than the acquisition of our shares tendered by employees or former employees in connection with a cashless exercise of stock options or in order to pay taxes in connection with the exercise of stock options or the lapse of restrictions in respect of restricted stock pursuant to the existing terms of our equity incentive plans) or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of our subsidiaries;

•       acquire or license any corporation, partnership or other business organization or division thereof or any assets, other than the purchase of assets not constituting a business in the ordinary course consistent with past practice;

•       sell, license, pledge, encumber or otherwise subject to a lien or otherwise dispose of any corporation, partnership or other business organization or division thereof or any assets, other than liens permitted under the merger agreement, liens for less than $1,000,000 in the aggregate, and sales or dispositions of inventory and other assets not constituting a business in the ordinary course of business or pursuant to existing contracts;

•       other than in the ordinary course of business consistent with past practice, enter into or renew or amend in any material respect any material contract;

•       authorize any new capital expenditures which are, in the aggregate, in excess of the our capital expenditure budget;

•       other than in the ordinary course of business consistent with past practice or pursuant to any letter of credit entered into in the ordinary course of business consistent with past practice, incur any indebtedness or assume or guarantee any indebtedness of any person;

•       increase the compensation or benefits of directors, officers or, except in the ordinary course of business consistent with past practice, other employees;

•       grant any severance or termination pay not provided for under any plan or as required by law, except to rank-and-file employees in the ordinary course consistent with past practice;

•       enter into any employment, consulting, severance or termination agreement that would constitute a benefit plan with any of its present or former directors, or executive officers or other employees, except with rank-and-file employees in the ordinary course consistent with past practice, or establish, adopt, enter into or amend in any respect, accelerate the vesting of any payment under or terminate any benefit plan;

•       exercise any discretion to accelerate the vesting or payment of any material compensation or benefit under any benefit plan;

•       materially change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to any benefit plan are made or the basis on which such contributions are determined;

•       hire or terminate any executive officer other than termination for cause;

•       make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

•       other than in the ordinary course of business consistent with past practice or as required by applicable law, (i) make or change any material tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material tax liability, (iii) file any amended tax return with respect to any material tax, (iv) change any annual tax accounting period, (v) enter into any closing agreement relating to any material tax or (vi) surrender any right to claim a material tax refund;

•       settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which do not exceed, in any individual case, $250,000 and would not prohibit or materially restrict us and our subsidiaries from operating our respective businesses substantially as currently conducted or anticipated to be conducted; and

•       commence any litigation, arbitration or other judicial or administrative dispute or proceeding relating to any intellectual property.

Special Meeting and Covenant to Recommend the Merger Agreement

The merger agreement requires us to call and hold a special meeting of stockholders for the purpose of voting upon the adoption of the merger agreement. Pursuant to the merger agreement we, through our board of directors, are also required to use our reasonable best efforts to obtain from our stockholders the required stockholder approval in favor of adoption of the merger agreement, including recommending that our stockholders vote in favor of the adoption of the merger agreement. However, if our board of directors, acting upon the recommendation of the special committee (after consultation by the special committee with its legal and financial advisors) determines in good faith that, because of the receipt, by our board of directors, of a “superior proposal” continuing to recommend the merger agreement to our stockholders would reasonably be expected to result in a violation of its fiduciary duties under applicable law, then our board of directors may submit the merger agreement to our stockholders without such recommendation. Our board of directors may not take any such action without giving NMR at least five business days to respond to any such “superior proposal” (and after giving NMR notice of the latest material terms and conditions in the “superior proposal”) and then taking into account any amendment or modification to the merger agreement proposed by NMR after we have negotiated in good faith with NMR. Unless the merger agreement has been terminated, however, it must be submitted to our stockholders at the special meeting referred to above for the purpose of voting on its adoption.

For purposes of the merger agreement:

•       an “acquisition proposal” means any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, consolidation or other business combination involving us or our subsidiaries or any inquiry, proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets of, us or any of our subsidiaries, other than the transactions contemplated by the merger agreement; and

•       a “superior proposal” means a bona fide written acquisition proposal which the board of directors, acting upon the recommendation of the special committee (after consultation by such committee with its financial advisors and legal advisors), concludes in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal

(including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to our stockholders, from a financial point of view, than the transactions contemplated by the merger agreement; provided that, for purposes of defining “superior proposal,” the term “acquisition proposal” has the meaning assigned above, except that acquisition proposal shall only be deemed to refer to a transaction involving our voting securities representing all or substantially all of the voting power represented by all of our outstanding securities or our assets and the assets of our subsidiaries representing all or substantially all of the total consolidated assets of us and our subsidiaries.

No Solicitation of Other Offers

The merger agreement provides that we will not, and will not authorize or permit any of our subsidiaries or any of our subsidiaries’ directors, officers, advisors, agents or representatives (including the advisors, agents or representatives of the special committee) to, directly or indirectly:

•       initiate, solicit, encourage or facilitate any inquiries or the making of any acquisition proposal, or

•       enter into or engage in any negotiations or discussions concerning, or provide access to our properties, books and records or any confidential information or data to, any person relating to an acquisition proposal.

However, if we receive an unsolicited bona fide acquisition proposal prior to the special meeting, we may furnish information and hold discussions with a third party in respect of such proposal if:

•       the board of directors, acting upon the recommendation of the special committee, concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal,

•       the board of directors, acting upon the recommendation of the special committee (after consultation by such committee with outside counsel), concludes in good faith that failure to take such actions would result in a violation of its fiduciary duties under applicable law, and

•       prior to providing any confidential information or data pursuant to this authority, we enter into a confidentiality agreement with the proposing party on customary terms and simultaneously provide to NMR a copy of all such confidential information or data that is provided to any third party to the extent not previously provided or made available to NMR.

We are required promptly (within one business day) following receipt of any acquisition proposal to advise NMR of the substance of the proposal (including the identity of the person making the acquisition proposal), and to keep NMR apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal) on a current basis (and, in any event, within 48 hours of the occurrence of these developments, discussions or negotiations).

Certain Other Covenants

The merger agreement also contains the following covenants:

•       subject to the terms and conditions of the merger agreement, each party to the merger agreement agreed to use its reasonable best efforts to take all action necessary, proper or advisable under applicable law to permit completion of the merger; provided that, each party will not be required to take such actions if the taking of such action would be reasonably likely to have a material adverse effect;

•       the parties generally agreed to reasonably cooperate in preparing and filing this proxy statement and the related Schedule 13E-3 with the SEC;

•       the parties agreed not to issue any public release or announcement with respect to the merger agreement or the merger without the prior written consent of the other parties, except as may be required by law or rules and regulations of any applicable securities exchange or regulatory or governmental body;

•       we agreed to deliver to NMR evidence of the resignation of all of our directors and, as specified by NMR, all directors of each of our subsidiaries, in each case, effective at the closing;

•       upon prior written notice, we shall, and shall use our reasonable best efforts to cause our subsidiaries, officers, directors and employees to afford the officers, employees, auditors, attorneys, financial advisors and other authorized representatives of NMR reasonable access, consistent with applicable law, at all reasonable times to our officers, employees, properties, offices, plants and other facilities and to all our books and records, and shall furnish NMR with all financial, operating and other data and information as NMR may from time to time reasonably request;

•       NMR and NTRT Acquisition Sub agree that, subject to applicable law, at all times prior to the earlier of the closing or the termination of the merger agreement, they shall not authorize their designees to our board of directors to terminate the existence of the special committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause); and

•       the parties agreed to provisions which provide continuing indemnification and insurance to our directors and officers with respect to certain liabilities, as described under “Special Factors—Interests of Directors and Executive Officers of NetRatings in the Merger” beginning on page 46.

Certain Employee Matters

As of the effective time of the merger, NMR will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination plan, policy or arrangement of or between us or any of our subsidiaries and any officer, director or employee of that company and (ii) all obligations pursuant to outstanding cash bonus plans and vested and accrued benefits under any employee benefit plan or program or arrangement of us or our subsidiaries in effect as of the effective time of the merger, in each case to the extent legally binding on us or any of our subsidiaries; provided that, notwithstanding the foregoing, nothing contained herein shall be deemed to require NMR to maintain without amendment or termination any of the foregoing plans, policies, programs or arrangements to the extent any such amendment or termination may be permitted pursuant to the terms thereof.

In addition, NMR has agreed to:

•       provide each employee with credit for service with us and our subsidiaries with respect to any employee benefit plans established by NMR or its subsidiaries under which our employees may be eligible to participate after the merger effective time (“new plans”), to the same extent as such employee was entitled to credit for such service under our respective benefit plans, provided that such crediting of service will not be counted for the purpose of crediting benefit accrual under any defined benefit plan; and

•       for purposes of each new plan providing health benefits to any employee, cause such employee to receive credit for all amounts paid by such employee for purposes of satisfying all deductible, co-

payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of NMR or the surviving entity.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, notwithstanding any adoption of the merger agreement by our stockholders, in any of the following ways:

•       by mutual written consent of NetRatings (provided that such termination has been approved by the special committee), NMR and NTRT Acquisition Sub;

•       by either NetRatings (provided that such termination has been approved by the special committee) or NMR if any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States shall have issued a final order, decree, injunction or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

•       by either NetRatings (provided that such termination has been approved by the special committee) or NMR if the merger has not been completed on or before the date which is eight (8) months from the date of the merger agreement, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement;

•       by NetRatings (provided that such termination has been approved by the special committee) if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of NMR or NTRT Acquisition Sub, such that the conditions precedent to the merger can not be satisfied, which breach is not cured prior to the earlier of (i) 20 business days following written notice to NMR and (ii) the date which is eight (8) months from the date of the merger agreement, provided that we are not then in material breach of any of its covenants or agreements contained in the merger agreement;

•       by NMR if we have breached any of the covenants or agreements or any of our representations or warranties set forth in the merger agreement, such that the conditions precedent to the merger can not be satisfied, which breach is not cured prior to the earlier of (i) 20 business days following written notice to NetRatings and (ii) the date which is eight (8) months from the date of the merger agreement, provided that NMR shall not be permitted to terminate the merger agreement if NMR or NTRT Acquisition Sub is in material breach of any of its covenants or agreements contained in the merger agreement or the exercise of control over NetRatings by NMR, NTRT Acquisition Sub or any of their affiliates or the exercise of NMR’s rights as a stockholder of NetRatings, is the primary cause of the breach by NetRatings giving rise to NMR’s right to terminate the merger agreement or our inability to cure our breach within 20 business days following notice of such breach; or

•       by NMR if our board of directors or the special committee shall have effected an adverse recommendation change or shall have recommended to our stockholders an acquisition proposal other than the merger, or shall have resolved to effect any of the foregoing.

In the event of termination of the merger agreement by either NMR or NetRatings as set forth above, the merger agreement shall become void, and none of NMR, NTRT Acquisition Sub or NetRatings shall have any liability or obligation under the merger agreement, except with respect to covenants or agreements relating to public announcements and expenses; provided that, nothing shall relieve any party from any liabilities or obligations with respect to any breach prior to such termination or for any willful and material breach of any provision of the merger agreement.

Amendment, Extension and Waiver

At any time prior to the completion of the merger, any provision of the merger agreement may be amended or waived if the amendment or waiver is in writing and signed by each party to the merger agreement, in the case of an amendment, by NetRatings (as approved by the special committee), NMR and NTRT Acquisition Sub, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in our case, as approved by the special committee). After receipt of approval of the merger agreement by our stockholders, no amendment shall be made that would by applicable law require further approval of our stockholders, without seeking such approval.

Enforcement

NMR and NTRT Acquisition Sub have agreed that the special committee may enforce the merger agreement on behalf of us and the parties have agreed that the parties shall be entitled to enforce specifically the terms and provisions of the merger agreement.

Fees and Expenses

The parties have agreed in the merger agreement that each party will pay the costs incurred by it in connection with the merger agreement and the merger. Expenses incurred in connection with the filing, printing and mailing of this proxy statement will be shared equally by NMR and us.

MARKET PRICE FOR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the NASDAQ Global Market under the symbol “NTRT.” At the record date for the special meeting, there were 36,078,600 shares of our common stock outstanding, which were held by approximately 57 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of our common stock on the NASDAQ Global Market for the periods indicated.

	Market Price
	High	Low
Fiscal Year 2007
First Quarter	$20.89	$17.40
Second Quarter (through May 23, 2007)	$21.00	$20.75
Fiscal Year 2006
First Quarter	$13.60	$11.26
Second Quarter	15.09	12.25
Third Quarter	15.09	11.51
Fourth Quarter	18.52	14.19
Fiscal Year 2005
First Quarter	$19.08	$14.70
Second Quarter	15.25	11.99
Third Quarter	15.78	12.63
Fourth Quarter	15.50	12.10
Fiscal Year 2004
First Quarter	$13.00	$9.70
Second Quarter	17.00	10.11
Third Quarter	17.91	12.46
Fourth Quarter	20.86	17.49

On February 2, 2007, the last full trading day prior to the announcement of the merger agreement, the last reported sales price per share of our common stock was $18.05. On May 23, 2007, the most recent practicable trading day prior to the date of this proxy statement, the last reported sales price per share was $20.84. You should obtain current market price quotations for our common stock in connection with voting your shares.

We have not declared or paid any cash dividends on our common stock since our inception and presently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

BENEFICIAL OWNERSHIP OF CAPITAL STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 30, 2007 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act known to us to be the beneficial owner of more than 5% of the outstanding shares of NetRatings common stock, (ii) each director of NetRatings, (iii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-K) and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each of NetRatings’ officers and directors is c/o NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
5% Stockholders:
Valcon Acquisition Holding (Luxembourg) S.a.r.l.(3)	21,578,296	59.8%
TCS Capital(4)	3,475,284	9.6%
Executive Officers and Directors:
David H. Harkness(5)(8)	21,589,296	59.8%
Susan D. Whiting(6)(8)	21,579,296	59.8%
Thomas A. Mastrelli(3)(8)	21,578,296	59.8%
James M. O’Hara(3)(8)	21,578,296	59.8%
John A. Dimling(7)(8)	18,893,727	52.3%
William R. Pulver(9)	777,941	2.1%
Todd Sloan(10)	324,180	*
Manish Bhatia(11)	208,572	*
D. Scott Mercer(12)	65,000	*
Arthur F. Kingsbury(13)	49,000	*
Forrest Didier(14)	46,000	*
John Kleine(15)	39,334	*
Jerrell W. Shelton(16)	16,333	*
All directors and executive officers as a group (15 persons)(17)	23,233,345	62.1%

                 * Less than 1%

       (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable within 60 days of April 30, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Holders of restricted shares have voting power with respect to such shares from the date of grant. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each such stockholder’s name.

       (2) Based on 36,078,892 shares of our common stock outstanding on April 30, 2007.

       (3) Consists of (i) 18,832,727 shares held of record by NMR and (ii) 2,745,569 shares held of record by ACNielsen Corporation. NMR and ACNielsen Corporation are indirectly wholly-owned subsidiaries of Nielsen (f/k/a VNU Group B.V.) which is an indirect wholly-owned subsidiary of Valcon Acquisition Holding (Luxembourg) S.a.r.l.

       (4) Based on a Schedule 13G filed with the SEC on February 9, 2007, TCS Capital Investments, LP (“TCS Capital Investments”) may be deemed to be the beneficial owner of 2,146,671 shares of common stock. Each of TCS Capital GP, LLC (“TCS Capital GP”) and Mr. Eric Semler may be deemed to be the beneficial owner of 3,475,284 shares of common stock, which consists of (A) 2,146,671 shares of common stock held for the account of TCS Capital Investments, (B) 185,335 shares of common Stock held for the account of TCS Capital LP (“TCS Capital”) and (C) 1,143,278 shares of common stock held for the account of TCS Capital II, LP (“TCS Capital II”). TCS Capital GP acts as general partner of each of TCS Capital, TCS Capital II and TCS Capital Investments, and Mr. Semler, as manager of TCS Capital GP, controls the investment decisions of TCS Capital GP. The address of the principal business office of each of TCS Capital Investments, TCS Capital GP, TCS Capital, TCS Capital II and Mr. Eric Semler is 888 Seventh Avenue, Suite 1504, New York, New York 10019.

       (5) Consists of (i) 6,000 shares owned directly, (ii) 5,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007, (iii) 18,832,727 shares held of record by NMR and (iv) 2,745,569 shares held of record by ACNielsen Corporation.

       (6) Consists of (i) 1,000 shares owned directly, (ii) 18,832,727 shares held of record by NMR and (iii) 2,745,569 shares held of record by ACNielsen Corporation.

       (7) Consists of (i) 3,500 shares owned directly, (ii) 57,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007 and (iii) 18,832,727 shares held of record by NMR.

       (8) Mr. Dimling is Chairman Emeritus of NMR; Mr. Harkness is Senior Vice President, Strategy and Alliances, of Nielsen’s Media Measurement and Information Segment; Mr. Mastrelli is Executive Vice President, Corporate Development, Nielsen; Mr. O’Hara is Senior Vice President and Chief Financial Officer of Nielsen’s Media Measurement and Information Segment; and Ms. Whiting is Executive Vice President of Nielsen and Chairman of NMR. Each of NMR and ACNielsen Corporation are indirectly wholly-owned subsidiaries of Nielsen. Accordingly, these individuals may be deemed to share voting or investment control with respect to shares owned by NMR or ACNielsen Corporation. Each of these individuals disclaims beneficial ownership of any shares held by NMR or ACNielsen Corporation. The address for each of these individuals is c/o The Nielsen Company B.V., 770 Broadway, New York, New York 10003.

       (9) Consists of (i) 83,167 shares owned directly, of which 66,667 are restricted shares, and (ii) 694,774 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007. The restricted shares will fully vest upon the consummation of the transaction.

(10) Consists of (i) 38,242 shares owned directly, all of which are restricted shares, and (ii) 285,938 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007. The restricted shares will fully vest upon the consummation of the transaction.

(11) Consists of (i) 42,947 shares owned directly, of which 40,495 are restricted shares, and (ii) 165,625 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007. The restricted shares will fully vest upon the consummation of the transaction.

(12) Consists of (i) 15,000 shares owned directly, of which 2,500 are restricted shares, and (ii) 50,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007. The restricted shares will fully vest upon the consummation of the transaction.

(13) Consists of (i) 9,000 shares owned directly, of which 2,500 are restricted shares, and (ii) 40,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within

60 days of April 30, 2007. The restricted shares will fully vest upon the consummation of the transaction.

(14) Consists of 46,000 shares of restricted common stock owned directly. These shares will fully vest upon the consummation of the transaction.

(15) Consists of 39,334 shares of restricted common stock owned directly. These shares will fully vest upon the consummation of the transaction.

(16) Consists of (i) 8,000 restricted shares owned directly, of which 2,000 are restricted shares, and (ii) 8,333 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007. The restricted shares will fully vest upon the consummation of the transaction.

(17) Includes 18,832,727 shares held of record by NMR and 2,745,569 shares held of record by ACNielsen Corporation. Also includes 1,316,654 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 30, 2007.

TRANSACTIONS IN NETRATINGS COMMON STOCK BY CERTAIN PERSONS

NetRatings

The following table sets forth purchases of our common stock by us during the periods indicated, including the number of shares purchased and the high, low and weighted average price paid per share.

		Price Per Share
	Number of Shares	High	Low	Average
Fiscal Year 2004
Fourth Quarter	0	NA	NA	NA
Fiscal Year 2005
First Quarter	0	NA	NA	NA
Second Quarter	0	NA	NA	NA
Third Quarter	0	NA	NA	NA
Fourth Quarter	1,149,400	$13.7271	$13.3558	$13.3558
Fiscal Year 2006
First Quarter	762,242	$13.3242	$13.0378	$12.6585
Second Quarter	0	NA	NA	NA
Third Quarter	0	NA	NA	NA
Fourth Quarter	0	NA	NA	NA
Fiscal Year 2007
First Quarter	0	NA	NA	NA
Second Quarter (through May 23, 2007)	0	NA	NA	NA

The Nielsen Parties

The Nielsen Parties have not made any purchases of our common stock in the past sixty days.

Recent Transactions

During the 60 days preceding the date of this proxy statement, except for (i) the sale by Alan Shapiro, NetRatings’ Senior Vice President & General Counsel of 1,377 shares of our common stock on May 14, 2007 at a per share price of $20.80 and (ii) the exercise by Alan Shapiro of an option to acquire 3,648 of our shares at a per share exercise price of $5.82 on May 14, 2007 and the sale by Alan Shapiro of those 3,648 shares at a per share price of $20.80 on May 14, 2007, none of our directors or executive officers or the directors or executive officers of Nielsen and its subsidiaries has bought or sold any of our common stock within the 60 days preceding the date of this proxy statement.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Directors and Executive Officers of NetRatings

Set forth below for each of the directors and executive officers of NetRatings is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is a citizen of the United States of America, unless otherwise noted. Unless indicated otherwise, each person’s principal address is c/o NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036.

William R. Pulver—Director. Mr. Pulver joined the Company in November 2001 as its President and Chief Operating Officer and was appointed to our board of directors and assumed the role of President and Chief Executive Officer in February 2002. From December 1999 to November 2001, Mr. Pulver was President of ACNielsen eRatings.com. Prior to December 1999, he worked continuously with ACNielsen for 22 years, most recently as group chief executive of ACNielsen Japan. In March 1999, the role was expanded to include ACNielsen Korea. Mr. Pulver is a citizen of Australia.

John A. Dimling—Director. Mr. Dimling has served on our board of directors since December 1999 and has served as the Chairman of our  board of directors since April 2002. Since January 2006, Mr. Dimling has served as Chairman Emeritus of NMR. He had previously served as Chairman of NMR since 2001. From July 1998 through 2001, Mr. Dimling served as the President and Chief Executive Officer of NMR. He previously served as President and Chief Operating Officer of NMR from July 1993 to June 1998.

David H. Harkness—Director. Mr. Harkness has served as a member of our board of directors since September 1999. Mr. Harkness has been employed by NMR and Nielsen since 1975, and currently serves as Senior Vice President, Strategy and Alliances, of Nielsen’s Media Measurement and Information Segment.

Arthur F. Kingsbury—Director. Mr. Kingsbury has served on our board of directors since March 2001. He is currently a private investor. From 1994 through 1996, Mr. Kingsbury served as the President and Chief Operating Officer of VNU USA, Inc.

Thomas A. Mastrelli—Director. Mr. Mastrelli has served on our board of directors since December 1999. He is currently Executive Vice President, Corporate Development for Nielsen. Previously, Mr. Mastrelli held various executive level positions at Nielsen, including Chief Operating Officer of VNU, Inc., a subsidiary of Nielsen. Mr. Mastrelli joined Nielsen in 1998.

D. Scott Mercer—Director. Mr. Mercer has served as a member of our board of directors since January 2001. He is currently a private investor. From May 2005 through December 2005, Mr. Mercer served as Interim Chief Executive Officer of Adaptec, Inc, a provider of data storage solutions. From February 2004 through December 2004, Mr. Mercer served as Senior Vice President and Advisor to the Chief Executive Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries. From October 2001 through January 2004, Mr. Mercer served as Senior Vice President, Chief Financial Officer of Western Digital Corporation. From June 2000 through September 2001, Mr. Mercer served as Vice President, Chief Financial Officer of Teralogic, Inc., a privately held supplier of semiconductors and software to the digital television industry.

James M. O’Hara—Director. Mr. O’Hara has served on our board of directors since March 2004. He is currently Senior Vice President and Chief Financial Officer of Nielsen’s Media Measurement and Information Segment. Previously, Mr. O’Hara served as Senior Vice President and Chief Financial Officer for NMR. Mr. O’Hara joined Nielsen in 1998 as Chief Financial Officer for VNU Marketing Information.

Jerrell W. Shelton—Director. Mr. Shelton has served on our board of directors since March 2004. He is currently a private investor. From August 2004 to June 2006, Mr. Shelton served as Chairman and Chief Executive Officer of Wellness, Inc., a provider of hospital products for integrated solutions for healthcare environments for patient areas. From November 2000 to August 2002, Mr. Shelton served as Chief Executive Officer of IBM’s WebFountain.

Susan D. Whiting—Director. Ms. Whiting has served on our board of directors since November 2005. She is currently Executive Vice President of Nielsen and Chairman and Chief Executive Officer of NMR. Previously, Ms. Whiting held various executive level positions with Nielsen and NMR, including President and Chief Executive Officer of NMR. She began employment with NMR in 1978.

Todd Sloan—Officer. Mr. Sloan joined the Company in February 2002 as its Senior Vice President of Corporate Development, and became Executive Vice President and Chief Financial Officer in April 2002. Previously, Mr. Sloan was Chief Financial Officer of About.com, Inc., which he joined in January 1999.

Manish Bhatia—Officer. Mr. Bhatia has served as the Company’s Executive Vice President, Global Operations and U.S. Sales since January 1, 2006 and as the Company’s Senior Vice President, Product Marketing and Business Development from January 2002 until December 2005. From October 2000 until January 2002, Mr. Bhatia was Senior Vice President, Interactive Services for NMR. From 1989 to October 2002, Mr. Bhatia worked at NMR in various research positions.

Louise Ainsworth—Officer. Ms. Ainsworth has served as the Company’s Managing Director, Europe/Middle East/Africa since September 2006. From January 2006 until joining the Company, Ms. Ainsworth was Managing Partner, Consulting & Planning for OgilvyOne Worldwide London. From May 2002 to December 2005, Ms. Ainsworth was with OgilvyInteractive London, where she served mostly recently as a Managing Partner. From December 1999 to May 2002, Ms. Ainsworth held various positions with Organic Online London, where her last assignment was Group Director, Engagement Management. Ms. Ainsworth is a citizen of the United Kingdom.

Forrest Didier—Officer. Mr. Didier has served as the Company’s Managing Director, Asia-Pacific/Latin America since May 2005. From August 2001 until joining the Company, Mr. Didier was the Managing Director of Asia Pacific for Nielsen Media Research International. From 1982 through August 2001, Mr. Didier held various senior-level positions within ACNielsen Corporation in the United States and Asia Pacific.

John Kleine—Officer. Mr. Kleine has served as the Company’s Chief Technical Officer and Senior Vice President, Engineering and Operations since September 2005. From September 2004 until joining the Company, Mr. Kleine served as a consultant in the Internet industry. From November 1999 until August 2004, Mr. Kleine served as Executive Vice President and Chief Technology Officer of Interactive Search Holdings, Inc., which is currently a division of Ask Jeeves, Inc.

Alan Shapiro—Officer. Mr. Shapiro joined the Company in September 2002 as its Vice President and General Counsel, and has served as the Company’s Senior Vice President & General Counsel since March 2005. From April 2000 until July 2002, Mr. Shapiro served as Vice President and General Counsel of Jupiter Communications, Inc. and, following the September 2000 merger with Media Metrix, Inc., as Senior Vice President and General Counsel of Jupiter Media Metrix, Inc.

During the last five years, none of NetRatings or any of the foregoing directors or executive officers of NetRatings (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters there were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

Managers of Valcon Acquisition Holding (Luxembourg) S.a.r.l.

Set forth below for each of the managers of Valcon Acquisition Holding (Luxembourg) S.a.r.l. is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such manager. Each person identified below is a citizen of the United Sates of America, unless otherwise noted.

Wolfgang Zettel—Manager. Mr. Zettel has served as a Manager of Avega S.a.r.l. since January 2007. His principal business address is 59, rue de Rollingergrund, L-2440 Luxembourg. Mr. Zettel is also an Administrator of Demag Holding S.a.r.l. and a Manager of various Luxembourg companies. From May 2003 through December 2006, Mr. Zettel served as Head of Group Accounting of Demag Investments S.a.r.l. From January 2000 through October 2002, Mr. Zettel served as Head of Finance & Accounting of Luk Ohg. Mr. Zettel is a citizen of Germany.

Christopher Finn—Manager. Mr. Finn has served as a Managing Director of The Carlyle Group since March 1996. His principal business address is 30 Boulevard Royal, L-2449 Luxembourg. Mr. Finn is also an officer, director or partner of various portfolio companies of The Carlyle Group. Mr. Finn is a citizen of the United Kingdom.

Iain Leigh—Manager. Mr. Leigh has served as a Managing Partner of AlpInvest Partners, Inc. since December 2000. His principal business address is 630 Fifth Avenue, 28th Floor, New York, NY 10111. Mr. Leigh is a citizen of the United Kingdom.

Michael Chae—Manager.  Mr. Chae has served as a Senior Managing Director of The Blackstone Group since January 2005. From January 2000 through January 2005, Mr. Chae served as a Principal of The Blackstone Group. His principal business address is 345 Park Avenue, New York, NY 10154.

James Quella—Manager. Mr. Quella has served as an Operating Partner of The Blackstone Group since March 2004. His principal business address is 345 Park Avenue, New York, NY 10154. From June 2000 through March 2004, Mr. Quella served as an Operating Partner of DLJ Merchant Banking/Credit Suisse Private Equity.

James Attwood—Manager. Mr. Attwood has served as a Managing Director of The Carlyle Group since November 2000. His principal business address is 520 Madison Avenue, New York, NY 10022. Mr. Attwood is also a director of various portfolio companies of The Carlyle Group.

Allan Holt—Manager. Mr. Holt has served as a Partner and Managing Director of The Carlyle Group since January 1, 1996. His principal business address is 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, DC 20004.

Patrick Healy—Manager. Mr. Healy has served as a Senior Managing Director of Hellman & Friedman LLC since March 2004. His principal business address is Burdett House, 6th Floor, 15-16 Buckingham Street, London WC2N 6DU, United Kingdom. From July 1994 through March 2004, Mr. Healy served as Managing Director of Hellman & Friedman LLC.

Alexander Navab—Manager. Mr. Navab has served as a member of KKR & Co., LLC since 2001. His principal business address is Kohlberg Kravis Roberts & Co., 9 West 57th Street, New York , NY 10019.

Clive Hollick—Manager. Mr. Hollick has served as a partner of Kohberg Kravis Roberts & Co. since 2005. His principal business address is Stirling Square, 7 Carlton Gardens, London SW1Y 5AD. From 1974 through 2005, Mr. Hollick served as Group Chief Executive of United Business Media plc. Mr. Hollick is also a non-executive director of Diageo plc and Honeywell Internatonal Inc. Mr. Hollick is a citizen of the United Kingdom.

Scott Schoen—Manager. Mr. Schoen has served as Co-President of Thomas H. Lee Partners, L.P. since 1986. His principal business address is 100 Federal Street, 35th Floor, Boston, MA 02110.

Richard Bressler—Manager. Mr. Bressler has served as a Managing Director of Thomas H. Lee Partners, L.P. since January 2006. His principal business address is 100 Federal Street, 35th Floor, Boston, MA 02110. From May 2001 through 2005, Mr. Bressler served as Chief Financial Officer of Viacom Inc. Mr. Bressler also serves as a member of the board of directors of Warner Music Group, Gartner, Inc. and American Media Operations, Inc.

During the last five years, none of Valcon Acquisition Holding (Luxembourg) S.a.r.l. or any of the foregoing managers of Valcon Acquisition Holding (Luxembourg) S.a.r.l. (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except from matters there were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Nielsen.

Set forth below for each of the directors and executive officers of Nielsen is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer.  Each person identified below is a citizen of the United States of America, unless otherwise noted.  Unless indicated otherwise, each person’s principal address is c/o The Nielsen Company B.V., 770 Broadway, New York, New York 10003.

Dudley Eustace—Director.  Mr. Eustace has served as a non-executive director of KPN N.V. and Hagenmeyer N.V. since 2000.  His principal business address is Avalon, Old Barn Lane, Churt Surrey, GU102NA, United Kingdom.  Mr. Eustace also serves as a non-executive director of Aegon N.V. and Stork N.V.  Previously, Mr. Eustace has served as a non-executive of various other companies in Europe.  Mr. Eustace is a citizen of the United Kingdom.

Iain Leigh—Director.  See information provided for Mr. Leigh above.

Michael Chae—Director.  See information provided for Mr. Chae above.

James Quella—Director.  See information provided for Mr. Quella above.

James Attwood—Director.  See information provided for Mr. Attwood above.

Patrick Healy—Director.  See information provided for Mr. Healy above.

Alexander Navab—Director.  See information provided for Mr. Navab above.

Clive Hollick—Director.  See information provided for Mr. Hollick above.

Scott Schoen—Director.  See information provided for Mr. Schoen above.

Richard Bressler—Director.  See information provided for Mr. Bressler above.

Gerald Hobbs—Director.  Mr. Hobbs has served as a Managing Director of Boston Ventures, Inc. since January 2005.  Mr. Hobbs also serves as a member of the Board of Directors of BVK Holdings, Bureau of National Affairs, Medley Global Advisors and Western Institutional Review Board.  From December 1994 through April 15, 2003, Mr. Hobbs served as Chairman and Chief Executive Officer of VNU, Inc. From 1999 through April 15, 2003, Mr. Hobbs served as Vice Chairman of the Executive Board of Nielsen.  From December 1999 through March 2001, Mr. Hobbs served as a member of the Board of Directors of NetRatings.

James Kilts—Director.  Mr. Kilts has served as a Founding Partner of Centerview Partners Management LLC since October 2006.  His principal business address is 16 School Street, Rye, NY 10580.  From February 2001 through October 2006, Mr. Kilts served as Chairman of the Board, President and Chief Executive Officer of The Gillette Company.

David Calhoun—Chairman and CEO.  Mr. Calhoun has served as Chairman of the Executive Board and Chief Executive Officer of Nielsen since August 2006.  His principal business address is 45 Danbury Road, Wilton, CT 06897.  From July 2005 through August 2006, Mr. Calhoun served as Vice Chairman of

General Electric Company.  From December 2000 through July 2005, Mr. Calhoun served as President and Chief Executive Officer of GE Aircraft Engines.

Susan D. Whiting—Executive Vice President. See information provided for Ms. Whiting above.

James Cuminale—CLO.  Mr. Cuminale has served as Chief Legal Officer of Nielsen since November 2006.  From March 1995 through July 2006, Mr. Cuminale served as Executive Vice President-Corporate Development, General Counsel and Secretary of PanAmSat Corporation and PanAmSat Holding Corporation.

Brian West—CFO. Mr. West has served as Chief Financial Officer of Nielsen since February 2007. Over the past 5 years, Mr. West has served in various financial positions at General Electric.

Greg Anderson—Chief HR Officer.  Mr. Anderson has served as Chief Human Resources Officer of Nielsen since August 2004.  From July 1997 through August 2004, Mr. Anderson served as the Senior Vice President—Human Resources, Sales & Marketing of Hewlett-Packard Company.

David Berger—SVP Controller.  Mr. Berger has served as the Senior Vice President—Controller of Nielsen since January 2001.

During the last five years, none of Nielsen or any of the foregoing directors or executive officers of Nielsen (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters there were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of NMR.

Set forth below for each of the directors and executive officers of NMR is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer.  Each person identified below is a citizen of the United States of America, unless otherwise noted.  Unless indicated otherwise, each person’s principal address is c/o The Nielsen Company B.V., 770 Broadway, New York, New York 10003.

David Berger—Director.  See information provided for Mr. Berger above.

James Cuminale—Director.  See information provided for Mr. Cuminale above.

James M. O’Hara—Director.  See information provided for Mr. O’Hara above.

Susan D. Whiting—Chairman and Chief Executive Officer.  See information provided for Ms. Whiting above.

During the last five years, none of NMR or any of the foregoing directors or executive officers of NMR (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters there were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of ACNielsen Corporation.

Set forth below for each of the directors and executive officers of ACNielsen Corporation is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer.  Each person identified below is a citizen of the United States of America, unless otherwise noted.  Unless indicated otherwise, each person’s principal address is c/o The Nielsen Company B.V., 770 Broadway, New York, New York 10003.

Thomas A. Mastrelli—Director. See information provided for Mr. Mastrelli above.

David Calhoun—Chairman.  See information provided for Mr. Calhoun above.

James Cuminale—Executive Vice President.  See information provided for Mr. Cuminale above.

During the last five years, none of ACNielsen Corporation or any of the foregoing directors or executive officers of ACNielsen Corporation (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters there were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of NTRT Acquisition Sub.

Set forth below for each of the directors and executive officers of NTRT Acquisition Sub is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer.  Each person identified below is a citizen of the United States of America, unless otherwise noted.  Unless indicated otherwise, each person’s principal address is c/o The Nielsen Company B.V., 770 Broadway, New York, New York 10003.

David Berger—Director.  See information provided for Mr. Berger above.

James Cuminale—Director.  See information provided for Mr. Cuminale above.

James M. O’Hara—Director.  See information provided for Mr. O’Hara above.

Susan D. Whiting—President and Chief Executive Officer.  See information provided for Ms. Whiting above.

During the last five years, none of NTRT Acquisition Sub or any of the foregoing directors or executive officers of NTRT Acquisition Sub (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters there were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

AlpInvest Partners CS Investments 2006 C.V.

AlpInvest Partners CS Investments 2006 C.V. is a limited partnership organized under the laws of the Netherlands.  AlpInvest Partners 2006 B.V., a corporation incorporated under the laws of the Netherlands, is the sole general partner of AlpInvest Partners CS Investments 2006 C.V.  AlpInvest Partners N.V., a corporation incorporated under the laws of the Netherlands, is the sole managing director of AlpInvest Partners 2006 B.V.

AlpInvest Partners N.V. is a private equity manager principally engaged in the business of making investments in private equity funds, co-investments, secondary investments and mezzanine investments.

Set forth below for each managing director of AlpInvest Partners N.V., is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person.  Each person identified below is a citizen of the Netherlands, unless otherwise noted. The business address of the persons below is c/o AlpInvest Partners N.V., Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands (tel. +31 20 540 7575).

Volkert Doeksen – CEO. Volkert Doeksen has been the CEO and a managing director of AlpInvest Partners N.V. since 2000.

Paul de Klerk – CFO. Paul de Klerk has been the CFO and a managing director of AlpInvest Partners N.V. since 2000.

Wim Borgdorff – managing director. Wim Borgdorff has been a managing director of AlpInvest Partners N.V. since 2000.

Erik Thyssen – managing director. Erik Thyssen has been a managing director of AlpInvest Partners N.V. since 2001.  Erik Thyssen is a citizen of Belgium.

During the last five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Blackstone Capital Partners (Cayman) V L.P.

Blackstone Capital Partners (Cayman) V L.P. is an exempted limited partnership organized under the laws of the Cayman Islands.  Blackstone Management Associates (Cayman) V L.P., an exempted limited partnership organized under the laws of the Cayman Islands, is the sole general partner of Blackstone Capital Partners (Cayman) V L.P.  Blackstone LR Associates (Cayman) V Ltd., a limited company organized under the laws of the Cayman Islands, is the sole general partner of Blackstone Management Associates (Cayman) V L.P.

The principal business of Blackstone Capital Partners (Cayman) V L.P. is serving as an alternative investment vehicle of Blackstone Capital Partners V L.P., a Delaware limited partnership, the principal business of which is making privately negotiated equity or equity-related investments in connection with the acquisition of a controlling or substantial minority investments in portfolio companies.  The principal business of Blackstone Management Associates (Cayman) V L.P. consists of performing the functions of, and serving as, the sole general partner of Blackstone Capital Partners (Cayman) V L.P.  The principal business of Blackstone LR Associates (Cayman) V Ltd. consists of performing the functions of, and serving as, the sole general partner of Blackstone Management Associates (Cayman) V L.P.  The principal business address and telephone number of the entities above is c/o Walkers, P.O. Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands, telephone number (345) 949-0100.

Set forth below for each of the directors of Blackstone LR Associates (Cayman) V Ltd. is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person.  Each person identified below is a citizen of the United States of America, unless otherwise noted.

Stephen A. Schwarzman—Director. Mr. Schwarzman is the Chairman and Chief Executive Officer of The Blackstone Group L.P. (“Blackstone”) and the Chairman of the board of directors of its general partner, Blackstone Group Management L.L.C. Mr. Schwarzman is a founder of The Blackstone Group and has been involved in all phases of the firm's development since its founding in 1985.  Mr. Schwarzman’s business address is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

Peter G. Peterson—Director. Mr. Peterson is the Senior Chairman of Blackstone and a member of the board of directors of its general partner, Blackstone Group Management L.L.C. Mr. Peterson is a founder of The Blackstone Group.  Mr. Peterson’s business address is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

Hamilton E. James—Director. Mr. James is President, Chief Operating Officer of Blackstone and a member of the board of directors of our general partner, Blackstone Group Management L.L.C.  Prior to joining Blackstone in 2002, Mr. James was Chairman of Global Investment Banking and Private Equity at Credit Suisse First Boston and a member of its Executive Board since the acquisition of Donaldson, Lufkin & Jenrette by Credit Suisse First Boston in 2000.  Mr. James’ business address is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

Robert L. Friedman—Director. Mr. Friedman is Chief Administrative Officer and Chief Legal Officer of Blackstone. On joining Blackstone in 1999, Mr. Friedman worked primarily in our corporate private equity operation and also participated in the work of our mergers and acquisitions advisory operation.  He became chief administrative officer and chief legal officer in early 2003 and also continues to participate in the work of our corporate private equity and mergers and acquisitions advisory operations.  Mr. Friedman’s business address is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

Michael A. Puglisi—Director. Mr. Puglisi is the Chief Financial Officer of Blackstone. Since joining Blackstone in 1994, Mr. Puglisi has worked on personnel, financial, tax, compliance and administrative matters.  Mr. Puglisi’s business address is c/o The Blackstone Group, 345 Park Avenue, New York, New York.

John A. Magliano—Director. Mr. Magliano is a Managing Director of Blackstone. Prior to joining Blackstone, Mr. Magliano was the owner of a consulting firm where he worked with a large state pension fund, corporations, partnerships and high net worth individuals. Prior to establishing his firm, Mr. Magliano was a partner with Arthur Andersen where he spent approximately 20 years in the firm’s tax division.  Mr. Magliano’s business address is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

During the last five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Carlyle Partners IV Cayman, L.P. and CEP II Participations Sarl SICAR

Carlyle Partners IV Cayman, L.P., a limited partnership organized under the laws of the Cayman Islands, is managed by and acts through its general partner, TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd, a Cayman Islands company, which is wholly owned by TC Group Cayman, L.P., a limited partnership organized under the laws of the Cayman Islands.

CEP II Participations Sarl SICAR, a private limited liability company (“société a responabilité limité) organized under the laws of Luxembourg, is directly or indirectly owned by Carlyle Europe Partners II, L.P., an English limited partnership, whose general partner is CEP II GP, L.P., an Alberta, Canada limited partnership, whose general partner is CEP II Limited, a Cayman Islands limited company, which is wholly owned by TC Group Cayman, L.P.

The general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P., a limited partnership organized under the laws of the Cayman Islands.  The general partner of TCG Holdings Cayman, L.P. is Carlyle Offshore Partners II Limited, a Cayman Islands exempted limited liability company. Carlyle Offshore Partners II Limited has ultimate investment and voting power over the shares held by each of Carlyle Partners IV Cayman, L.P. and CEP II Participations Sarl SICAR.

Set forth below for each member of Carlyle Offshore Partners II Limited is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person.  Each person identified below is a citizen of the United States of America, unless otherwise noted.

William E. Conway, Jr. is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Conway has been a managing director of The Carlyle Group.

Daniel A. D’Aniello is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. D’Aniello has been a managing director of The Carlyle Group.

David M. Rubenstein is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Rubenstein has been a managing director of The Carlyle Group.

Richard G. Darman is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Darman has been a managing director of The Carlyle Group.

Peter J. Clare is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Clare has been a managing director of The Carlyle Group.

Robert E. Grady is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Grady has been a managing director of The Carlyle Group.

Allan M. Holt is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Holt has been a managing director of The Carlyle Group.

Jean Pierre Millet is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Millet has been a managing director of The Carlyle Group.  Mr. Millet is a citizen of France.

Bruce E. Rosenblum is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Rosenblum has been a managing director of The Carlyle Group.

Glenn A. Youngkin is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Youngkin has been a managing director of The Carlyle Group.

John F. Harris is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Harris has been a managing director of The Carlyle Group.

Adam Palmer is a member of Carlyle Offshore Partners II Limited.  For more than the past five years, Mr. Palmer has been employed by The Carlyle Group, and has been a managing director of The Carlyle Group since 2004.

Daniel Akerson is a member of Carlyle Offshore Partners II Limited.  Mr. Akerson has been a managing director of The Carlyle Group since January 2003.  Before joining The Carlyle Group, Mr. Akerson was the Chairman and Chief Executive Officer of XO Communications, Inc.

The current business address of each of the entities and persons identified above is c/o The Carlyle Group, 520 Madison Avenue, New York, New York 10022.

During the last five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Hellman & Friedman Capital Partners V (Cayman), L.P.

Hellman & Friedman Capital Partners V (Cayman), L.P. is a limited partnership organized under the laws of the Cayman Islands.  Hellman & Friedman Investors V (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands, serves as the general partner of Hellman & Friedman Capital Partners V (Cayman), L.P.  Hellman & Friedman Investors V (Cayman), Ltd., a Cayman Islands corporation, is the general partner of Hellman & Friedman Investors V (Cayman), L.P.

The principal business address and telephone number for the entities above is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111, telephone number (415) 788-5111.   The registered address for the entities above is P.O. Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands.

Set forth below for each executive officer of Hellman & Friedman Investors V (Cayman), Ltd., is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person.  Each person identified below is a citizen of the United States of America, unless otherwise noted.

F. Warren Hellman—Chairman.  Mr. Hellman co-founded Hellman & Friedman LLC in 1984, is the Chairman, and serves on the Investment and Compensation Committees.  Mr. Hellman’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111.

Brian M. Powers—Chief Executive Officer.  Mr. Powers is the Chief Executive Officer of Hellman & Friedman LLC.  Mr. Powers originally joined Hellman & Friedman in 1991 and serves as Chairman of the Investment and Compensation Committees, as well as overseeing the firm’s day-to-day activities.  Mr. Powers’ principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111.

C. Andrew Ballard— Vice President. Mr. Ballard is a Managing Director of Hellman & Friedman LLC.  Prior to joining the firm in 2004, Mr. Ballard was employed by Bain Capital in San Francisco and Boston.  Mr. Ballard’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111.

Mitchell R. Cohen— Vice President.  Mr. Cohen is a Managing Director of Hellman & Friedman LLC. Mr. Cohen originally joined Hellman & Friedman in 1989.  Mr. Cohen’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111.

Jeffrey A. Goldstein— Vice President. Mr. Goldstein is a Managing Director of Hellman & Friedman LLC and helps lead the firm’s New York office.  Mr. Goldstein is a Director of LPL Holdings, Inc. and Arch Capital Group, Ltd.  Prior to joining the firm in 2004, Mr. Goldstein was Managing Director, Chief Financial Officer and a Member of the Management Committee of the World Bank.  Mr. Goldstein’s principal business address is c/o Hellman & Friedman LLC, 375 Park Avenue, New York, New York 10152.

Philip U. Hammarskjold—Vice President. Mr. Hammarskjold is a Managing Director of Hellman & Friedman LLC.  Mr. Hammarskjold originally joined Hellman & Friedman in 1992 and is a member of the firm’s Investment Committee.  Mr. Hammarskjold’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111.

Patrick J. Healy— Vice President.  See information provided for Mr. Healy above.

Georgia Lee— Vice President. Ms. Lee is a Managing Director and the Chief Financial Officer of Hellman & Friedman LLC.  Ms. Lee originally joined Hellman & Friedman in 1992.  Ms. Lee’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111.

Allen R. Thorpe— Vice President. Mr. Thorpe is a Managing Director of Hellman & Friedman LLC and helps lead the firm’s New York office.  Mr. Thorpe joined Hellman & Friedman in 1999.  Mr. Thorpe’s principal business address is c/o Hellman & Friedman LLC, 375 Park Avenue, New York, New York 10152.

David R. Tunnell—Vice President. Mr. Tunnell is a Managing Director of Hellman & Friedman LLC.  Mr. Tunnell was an Associate with Hellman & Friedman in 1994 and re-joined the firm in 1997 following business school.  Mr. Tunnell’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, CA 94111.

Frank G. Zarb—Vice President.  Mr. Zarb is a Managing Director of Hellman & Friedman LLC.  Prior to joining the firm in 2002, he was Chairman and Chief Executive Officer of NASD, Inc. and The Nasdaq Stock Market, Inc.  Mr. Zarb’s principal business address is c/o Hellman & Friedman LLC, 375 Park Avenue, New York, New York 10152.

During the last five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

KKR Millennium Fund (Overseas), Limited Partnership

KKR Millennium Fund (Overseas), Limited Partnership, a limited partnership organized under the laws of Alberta, Canada, is principally engaged in the business of making investments in equity, debt and other securities issued in connection with management buy-outs or build-ups sponsored by Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”).  KKR Associates Millennium (Overseas), Limited Partnership, a limited partnership organized under the laws of Alberta, Canada, serves as the general partner of KKR Millennium Fund (Overseas), Limited Partnership and is principally engaged in the business of serving as the general partner of KKR Millennium Fund (Overseas), Limited Partnership and making, managing and disposing of investments on its behalf.  KKK Millennium Limited, an exempted company organized under the laws of the Cayman Islands, is the sole general partner of KKR Associates Millennium (Overseas), Limited Partnership and is principally engaged in the business of serving as the general partner of KKR Associates Millennium (Overseas), Limited Partnership.

The principal business address and telephone number for the entities above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019, telephone number (212) 750-8300.

Set forth below for each director of KKR Millennium Limited is their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person.  Each person identified below is a citizen of the United States of America, unless otherwise noted.

Henry R. Kravis is a Manager and member of the Executive Committee of KKR & Co. L.L.C., which is the general partner of KKR.  Mr. Kravis has held this position since 1996.

George R. Roberts is a Manager and member of the Executive Committee of KKR & Co. L.L.C.  Mr. Roberts has held this position since 1996.

Paul E. Raether is a Member of KKR & Co. L.L.C. and has held this position since 1996.

Michael W. Michelson is a Member of KKR & Co. L.L.C. and has held this position since 1996.

James H. Greene, Jr. is a Member of KKR & Co. L.L.C. and has held this position since 1996.

Perry Golkin is a Member of KKR & Co. L.L.C. and has held this position since 1996.

Johannes Huth is a Member of KKR & Co. L.L.C. and has held this position since 2000. Mr. Huth is a citizen of Germany.

Alexander Navab is a Member of KKR & Co. L.L.C. and has held this position since 2001.

Todd A. Fisher is a Member of KKR & Co. L.L.C. and has held this position since 2001.

Jacques Garaïalde is a Member of KKR & Co. L.L.C. and has held this position since 2004. Prior to that, Mr. Garaïalde was a Managing Director at The Carlyle Group. Mr. Garaïalde is a citizen of France.

Marc S. Lipschultz is a Member of KKR & Co. L.L.C. and has held this position since 2004. From 1995 until 2004, Mr. Lipschultz was an executive of Kohlberg Kravis Roberts & Co. L.P.

Reinhard Gorenflos is a Member of KKR & Co. L.L.C. and has held this position since 2005. From 2002 until 2005, Mr. Gorenflos was an executive of Kohlberg Kravis Roberts & Co. Ltd. Mr. Gorenflos is a citizen of Germany.

Michael M. Calbert is a Member of KKR & Co. L.L.C. and has held this position since 2005. From 2000 until 2005, Mr. Calbert was an executive of Kohlberg Kravis Roberts & Co. L.P.

Scott C. Nuttall is a Member of KKR & Co. L.L.C. and has held this position since 2005. From 1997 until 2005, Mr. Nuttall was an executive of Kohlberg Kravis Roberts & Co. L.P.

The current business address of each such director is c/ o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019, except as follows: (i) the current business address of Messrs. Roberts, Michelson, Greene and Calbert is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025; and (ii) the current business address of Messrs. Huth, Fisher, Garaïalde and Gorenflos is c/ o Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Gardens, London, SW1Y 5AD, England.

During the last five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Thomas H. Lee (Alternative) Fund V, L.P. and Thomas H. Lee Equity Fund VI, L.P.

Thomas H. Lee (Alternative) Fund V, L.P. is a Cayman Islands exempted limited partnership (“THL (Alternative) Fund V”) and Thomas H. Lee Equity Fund VI, L.P. is a Delaware limited partnership (“THL Fund VI”), each of which is sponsored by Thomas H. Lee Partners, L.P., a Delaware limited partnership (“THL Partners”) and was organized to acquire large growth-oriented companies.  The general partner of THL (Alternative) Fund V is THL Advisors (Alternative) V, L.P., a Cayman Islands limited partnership, whose sole business is to serve as the general partner of THL (Alternative) Fund V and its affiliated funds.  The general partner of THL Advisors (Alternative) V, L.P. is Thomas H. Lee Advisors (Alternative) V Limited, LDC, a Cayman Islands limited duration company with limited liability, and is affiliated with THL Partners, a leading private equity investment firm. The general partner of THL Fund VI is THL Equity Advisors VI, LLC, a Delaware limited liability company (“THL Advisors VI”), whose sole business is to serve as the general partner of THL Fund VI and its affiliated funds.  The sole member of THL Advisors VI is THL Partners. The sole general partner of THL Partners is Thomas H. Lee Advisors, LLC, a Delaware limited liability company.

The principal business address and telephone number for the entities above is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110, telephone number (617) 227-1050.

Set forth below for each co-president and managing director of THL Partners is his or her respective principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person. Each person identified below, other than Soren L. Oberg, is a United States citizen.  The principal address of each co-president and managing director listed below is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

Anthony J. DiNovi — Co-President. Mr. DiNovi is a Co-President of THL Partners. Mr. DiNovi has also held the following directorships of public companies and companies subject to public filings: West Corp. (since 2006); Nortek, Inc. (since 2004); American Media Operations Inc. (since 2003); Michael Foods Inc. (since 2003); Vertis Holdings, Inc. (since 1999); Endurance Specialty Insurance Ltd. (2001 – 2005); US LEC Corp (2000 – 2007); Eye Care Centers of America, Inc. (1998 – 2005); and Fisher Scientific International, Inc. (1998 – 2004).

Scott A. Schoen — Co-President. See information provided for Mr. Schoen above.

Scott M. Sperling — Co-President. Mr. Sperling is a Co-President of Thomas H. Lee Partners, L.P. Mr. Sperling has also held the following directorships of public companies and companies subject to public filings: Univision Communications, Inc. (since 2007);  Vertis, Inc. (since 1999); Houghton Mifflin Company (2003 – 2006); Warner Music Group Corp. (since 2004); ProSiebenSat.1 Media AG (since 2003); ThermoFisher Scientific International, Inc. (since 1998); Wyndham International, Inc. (1999–2005); and Achievement Technologies (1999–2005).

Thomas M. Hagerty — Managing Director. Mr. Hagerty is a Managing Director of THL Partners. Mr. Hagerty has also held the following directorships of public companies and companies subject to public filings: Fidelity National Financial, Inc. (since 2005); Fidelity National Information Services, Inc. (since 2005); MGIC Investment Corp. (since 2001); Affordable Residential Communities (1998—2005); Conseco, Inc. (2001—2004); Syratech Corporation (1997—2005); Cott Corp. (1998—2004); and Metris Companies, Inc. (1999—2005).

Seth W. Lawry — Managing Director. Mr. Lawry is a Managing Director of Thomas H. Lee Partners. Mr. Lawry has also held the following directorships of public companies and companies subject to public filings: Houghton Mifflin Company (2003 – 2006); ProSiebenSat.1 Media AG (since 2003); Warner Music Group (since 2004); and Fidelity National Information Services, Inc. (2005—2006).

Kent R. Weldon — Managing Director. Mr. Weldon is a Managing Director of Thomas H. Lee Partners. Mr. Weldon has also held the following directorships of public companies and companies subject to public filings: Michael Foods, Inc. (since 2003); Nortek, Inc. (since 2004); Syratech Corporation (1997—2005); and FairPoint Communications, Inc. (2000—2007).

Todd M. Abbrecht — Managing Director. Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, L.P.  Mr. Abbrecht has also held the following directorships of public companies and companies subject to public filings: Affordable Residential Communities (2000—2004); Simmons Company (since 2003); Michael Foods, Inc. (since 2003); and Warner Chilcott Holdings Co. Ltd. (since 2004).

Charles A. Brizius — Managing Director. Mr. Brizius is a Managing Director of Thomas H. Lee Partners, L.P.  Mr. Brizius has also held the following directorships of public companies and companies subject to public filings: Spectrum Brands, Inc. (since 2005); Houghton Mifflin Company (2003 – 2005); Warner Music Group (2004 – 2005); and Eye Care Centers of America, Inc. (1998—2005).

Scott L. Jaeckel — Managing Director. Mr. Jaeckel is a Managing Director of Thomas H. Lee Partners, L.P.  Mr. Jaeckel has also held the following directorships of public companies and companies subject to public filings: Warner Music Group (since 2004); Refco Inc. (2004—2005); Paramax Capital Group (since 2003); and Rayovac Corporation (1998—2002).

Soren L. Oberg — Managing Director. Mr. Oberg is a Managing Director of Thomas H. Lee Partners, L.P.  Mr. Oberg has also held the following directorships of public companies and companies subject to public filings: Grupo Corporativo Ono, S.A. (since 2005); Cumulus Media Partners, LLC (since 2006); West Corp. (since 2006); American Media Operations, Inc. (since 2003); and Vertis, Inc. (since 1999). Mr. Oberg is a citizen of Canada.

Richard Bressler — Managing Director. See information provided for Mr. Bressler above.

During the last five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PROPOSALS FOR THE 2007 ANNUAL MEETING OF NETRATINGS

Due to the contemplated merger, we do not currently expect to hold a 2007 annual meeting of stockholders because, following completion of the merger, we will not be a publicly held company. If the merger is not completed, pursuant to Rule 14a-8 under the Exchange Act, the deadline for the submission of proposals by stockholders for inclusion in our proxy statement and form of proxy to be used in connection with our annual meeting of stockholders in 2007, which is expected to be held in June 2007, was December 29, 2006. If the date of the 2007 annual meeting is more than 30 days before or after June 5, 2007, however, a new deadline will be described in one of our quarterly reports on Form 10-Q or in a current report on Form 8-K. Stockholder proposals should be sent to NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036, Attention: Secretary. It is recommended that any stockholder proposals be sent by certified mail, return-receipt requested.

In addition, our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary at the address set forth above not less than 120 days in advance of the date that NetRatings proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders (which was April 28, 2006). If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein.

Our consolidated financial statements as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report, incorporated by reference herein.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Company’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 or by calling Continental Stock Transfer & Trust Company at: (212) 509-4000. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Continental Stock Transfer & Trust Company at the address and phone number set forth in the prior sentence.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the proposed merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if other matters should properly come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in their discretion.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. You also may access the SEC filings and obtain other information about us through our website at http://www.netratings.com. The information contained on our website is not incorporated by reference into or in any way part of this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at NetRatings, Inc., 120 W. 45th St., 35th floor, New York, New York 10036, Attention: Investor Relations at (212) 703-5900. If you would like to request documents, please do so by June 13, 2007, in order to receive them before the special meeting.

The merger described in this proxy statement is a “going private transaction.”  We and the Nielsen Parties have filed a Section 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection or copying as set forth above.

Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference the documents filed by us with the SEC listed below.

Company Filings	Periods
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K

Filed February 6, 2007, February 27, 2007, March 16, 2007 and May 14, 2007 (other than information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, which are not incorporated by reference in this proxy statement)

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated May 24, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

NIELSEN MEDIA RESEARCH, INC.,

NTRT ACQUISITION SUB, INC.

and

NETRATINGS, INC.

Dated as of February 5, 2007

A-i

A-ii

INDEX OF DEFINED TERMS

Acquisition Agreement	A-22
Acquisition Proposal	A-21
Action	A-14
affiliate	A-29
Agreement	A-1
beneficial owner	A-29
beneficially owned	A-29
Board of Directors	A-1
Book-Entry Shares	A-4
business day	A-29
By-Laws	A-6
CERCLA	A-15
Certificate of Incorporation	A-6
Certificate of Merger	A-2
Certificates	A-4
Closing	A-2
Closing Date	A-2
Common Stock	A-1
Company	A-1
Company Adverse Recommendation Change	A-22
Company Disclosure Schedule	A-5
Company Employees	A-11
Company ESPPs	A-3
Company Fairness Opinion	A-13
Company Requisite Vote	A-7
Company SEC Reports	A-9
Company Securities	A-6
Company Stock Plans	A-6
Contract	A-8
control	A-30
controlled	A-30
controlled by	A-30
Costs	A-24
DGCL	A-1
Dissenting Shares	A-3
Effective Time	A-2
Environmental Laws	A-15
Environmental Permits	A-15
ERISA Affiliate	A-11
Exchange Act	A-8
generally accepted accounting principles	A-30
Governmental Entity	A-8
Indemnified Parties	A-24
Infringe	A-14
Intellectual Property	A-14
IRS	A-11
knowledge	A-30
Licenses	A-8

A-iii

Lien	A-8
Material Adverse Effect	A-6
Material Contract	A-15
Materials of Environmental Concern	A-15
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Nasdaq	A-8
Notice of Adverse Recommendation	A-22
Option	A-3
Parent	A-1
Parent Disclosure Schedule	A-16
Parent Plan	A-23
Parent Plan Year	A-23
Parent Shares	A-16
Paying Agent	A-4
PBGC	A-12
Permitted Liens	A-12
person	A-30
Preferred Stock	A-6
Proxy Statement	A-8
Representatives	A-21
Restricted Shares	A-3
Sarbanes-Oxley Act	A-9
Schedule 13E-3	A-8
SEC	A-9
Shares	A-2
Special Committee	A-1
Special Committee Financial Advisor	A-13
Stockholders Meeting	A-20
subsidiaries	A-30
subsidiary	A-30
Superior Proposal	A-21
Surviving Corporation	A-1
Tax Return	A-13
Taxes	A-13
Termination Date	A-27
under common control with	A-30

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2007 (this “Agreement”), among NIELSEN MEDIA RESEARCH, INC., a Delaware corporation (“Parent”), NTRT ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NETRATINGS, INC., a Delaware corporation (the “Company”).

WHEREAS, Parent and its affiliates beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 21,578,296 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) representing approximately 60% of the outstanding shares of Common Stock in the Company as of the date hereof;

WHEREAS, Merger Sub is a Delaware corporation formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby;

WHEREAS, Parent, through Merger Sub, desires to acquire all of the shares of Common Stock not owned, directly or indirectly, by it and to provide for the payment of $21.00 per share in cash for all such shares of Common Stock, by means of a merger of Merger Sub with and into the Company in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has formed a special committee comprised of independent members of the Board of Directors (the “Special Committee”) for the purpose of reviewing and evaluating the transactions contemplated hereby and making a recommendation to the Board of Directors with respect to the transactions contemplated hereby, and the Special Committee has determined that the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company and has recommended that the full Board of Directors approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has, upon the recommendation of the Special Committee, (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (ii) approved this Agreement in accordance with the DGCL, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2   Closing; Effective Time.   Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION 1.3   Effects of the Merger.   The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4   Certificate of Incorporation; By-Laws.   (a)  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms or as provided by law.

(b)  At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in their entirety in the form of the by-laws of Merger Sub, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation or as provided by law.

SECTION 1.5   Directors and Officers.   The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”) other than those to be canceled pursuant to Section 2.1(b), those shares that remain outstanding under Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive $21.00 per Share in cash (the “Merger

Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding taxes;

(b)  Each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share held by Parent or any other subsidiary of Parent’s parent company or any wholly-owned subsidiary of Parent or the Company shall remain outstanding; and

(c)  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

SECTION 2.2   Treatment of Options, Restricted Shares.   (a)  The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under any Company Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes.

(b)  Each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.

(c)  The provisions of Section 2.2(a) shall not apply to the Company’s 1999 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPPs”). The Company shall, after the date hereof, take all actions necessary to terminate, effective as of the opening of business on February 5, 2007, any outstanding offering periods under the Company ESPPs and all outstanding rights thereunder, and ensure that no new offering periods thereunder commence.

SECTION 2.3   Dissenting Shares.   (a)  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, and the holders thereof shall only be entitled to such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into and shall represent the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)  The Company shall give Parent (i) prompt notice of any appraisal or payment demands received by the Company, withdrawals or attempted withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such demands or approve any withdrawal of any demands for appraisal rights.

SECTION 2.4   Surrender of Shares.   (a)  Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Article II. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent sufficient funds to make the payments required pursuant to Section 2.4(b), and such funds shall not be used for any other purpose. Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to, and acceptance by, the Paying Agent of a Certificate or of a Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed, with signature guaranteed, or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II. The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with this Section 2.4(b) will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. The Paying Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates in accordance with normal exchange practices.

(c)  At any time following the date that is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and any other income received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(d)  After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(e)  Notwithstanding anything in this Agreement to the contrary, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or may instruct the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Shares, Options or Restricted Shares or otherwise pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined below) laws. Any amounts so deducted and withheld by the Parent or the Surviving Corporation will be treated as having been paid to the holder of such Shares, Options, Restricted Shares or other payment in respect of which such deduction and withholding was made for all purposes of this Agreement.

(f)  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including (i) the posting by the holder of a bond in such amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to the Certificate and (ii) the entering into of an indemnity agreement by such person satisfactory to the Surviving Corporation to indemnify the Surviving Corporation and the Paying Agent against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each paragraph of which shall qualify the specifically identified sections or subsections hereof to which such paragraph relates and any other provision of this Agreement to the extent it is readily apparent that the disclosure contained in such paragraph is applicable to such other provisions; provided that, no such paragraph shall be deemed to qualify Section 3.9(a) or (ii) in the Company SEC Reports (as defined below) filed as of the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Reports) and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are cautionary, predictive or forward-looking in nature:

SECTION 3.1   Organization and Qualification.   The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event or occurrence that would be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (a) changes after the date hereof in general economic conditions, (b) act of terrorism or any outbreak of war, (c) general changes or developments in the industries in which the Company and its subsidiaries operate after the date hereof, (d) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, or (e) changes after the date hereof in any laws, including tax laws or regulations or applicable accounting regulations or principles, except, in the case of the foregoing clauses, (f) decline in the trading price or change in the trading volume of the Company’s Common Stock (provided that, the underlying change, effect, event or occurrence resulting in such decline or change may be taken into account for purposes of determining whether a Material Adverse Effect has occurred), except, in the case of the foregoing clauses (a), (b) and (c), to the extent such changes referred to therein have a disproportionate effect on the Company and its subsidiaries taken as a whole relative to other participants in the industries in which the Company and its subsidiaries operate.

SECTION 3.2   Certificate of Incorporation and By-Laws.   The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the restated certificate of incorporation (the “Certificate of Incorporation”) and the by-laws (the “By-Laws”) of the Company as currently in effect. The Certificate of Incorporation of the Company and the By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws in any material respect.

SECTION 3.3   Capitalization.   (a)  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As of December 31, 2006, there were (i) 36,050,321 shares of Common Stock issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and an aggregate of 2,725,643 Shares were reserved for issuance upon or otherwise deliverable in connection with the exercise of Options issued pursuant to the Company’s Amended and Restated 1998 Stock Plan and 1999 Employee Stock Purchase Plan or any other similar plan (the “Company Stock Plans”) and (ii) zero shares of Preferred Stock issued and outstanding. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, from the close of business on December 31, 2006 until the date of this Agreement, no options or other rights to purchase or acquire shares of Common Stock or Preferred Stock have been granted and no shares of Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms. Except as set forth above or as set forth in Section 3.3(a) of the Company Disclosure Schedule, (A) there are not outstanding or authorized any (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable or exerciseable for shares of capital stock or voting securities of the Company or (z) options, calls, warrants or other rights (including preemptive rights) to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exerciseable for capital stock or voting securities of the Company (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights (including preemptive rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned, directly or indirectly, by the Company or another wholly-owned subsidiary of the

Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

(b)  Section 3.3(b) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each subsidiary of the Company. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are not outstanding or authorized any (i) shares of capital stock or other voting securities of any subsidiary of the Company, (ii) securities of any subsidiary of the Company convertible into or exchangeable or exerciseable for shares of capital stock or voting securities of any subsidiary of the Company or (iii) options, calls, warrants or other rights (including preemptive rights) calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such subsidiary, and no obligation of any subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exerciseable for capital stock or voting securities of the any subsidiary of Company. No subsidiary of the Company owns any Shares.

(c)  Other than as disclosed in Section 3.3(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity securities of any other person and except for its interests in its subsidiaries.

SECTION 3.4   Authority.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (a) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditor’s rights generally and (b) the effect of general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity). The Special Committee has determined that the transactions contemplated hereby are advisable and fair to the holders of Shares (other than Parent and its affiliates) and in the best interests of the holders of Shares (other than Parent and its affiliates) and has unanimously recommended that the full Board of Directors approve this Agreement and the transactions contemplated hereby, which recommendation has not as of the date hereof been rescinded, modified or withdrawn in any way. Upon the recommendation of the Special Committee, the Board of Directors of the Company has in accordance with the requirements of the DGCL unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the holders of Shares. The only vote of the holders of Common Stock required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5   No Conflict; Required Filings and Consents.   (a)  The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any of the Company’s subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any term or provision of any state or federal law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract, plan, undertaking, understanding, agreement, license, lease, note, bond, mortgage, indenture, permit, instrument, obligation or other binding commitment, whether written or oral (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, or result in the creation of any mortgage, pledge, lien, charge, restriction, claim or encumbrance (each, a “Lien”) upon any of the properties or assets of the Company or any of its subsidiaries, except, in the case of clauses (ii) and (iii), for any such breach, violation or default which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  The execution, delivery and performance of this Agreement by the Company, the consummation of the Merger by the Company or of any other transaction contemplated on the part of the Company under this Agreement, do not and will not require any consent, approval, qualification, order, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)) and state securities and takeover laws, (ii) the applicable requirements of the Nasdaq Global Market (“Nasdaq”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.6   Compliance.   (a) Neither the Company nor any of its subsidiaries is or has been in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for such instances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for those Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.7   Proxy Statement; Schedule 13E-3.   (a)  None of the information to be supplied by the Company for inclusion in a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.2) (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) will, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, and in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto, and in each case, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)  Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

SECTION 3.8   SEC Filings; Financial Statements; Sarbanes-Oxley.   (a)    The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2005 (all forms, reports, statements, certificates and other documents filed by the Company with the SEC since January 1, 2005, collectively, the “Company SEC Reports”). Each of the Company SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. There are no outstanding written comments from the SEC with respect to any of the Company SEC Reports. None of the Company SEC Reports contained, when filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of their operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2006 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated statements of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)  Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC or (ii) liabilities incurred since September 30, 2006 in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), except for liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)  The Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since its enactment, and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e)  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except for the material weakness set forth on Section 3.8 of the Company Disclosure Schedule, as of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.

SECTION 3.9   Absence of Certain Changes or Events.   (a)   Since December 31, 2005, there has not been any change, event or occurrence which has or has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)  Since December 31, 2005, except as contemplated by this Agreement or as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company; (ii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company of any of its subsidiaries; (iii)(A) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or officers or as required under any Company Plan, (B) any granting to any director or officer of the right to receive any severance or termination pay not provided for under any Company Plan, except as required by applicable law, (C) any granting to any employee of the right to receive any severance or termination pay not provided for under any Company Plan, except in the ordinary course of business consistent with past practice, or (D) any entry by the Company or any of its subsidiaries into any employment, consulting, severance or termination agreement with any director or officer of the Company or its subsidiaries (or any other employee outside of the ordinary course of business consistent with past practice), or any material amendment of any Company Plan; (iv) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (v) any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries; or (vi) any material change in tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by applicable law.

SECTION 3.10   Absence of Litigation.   Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, involving claims in excess of $250,000. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.

SECTION 3.11   Employee Benefit Plans.   (a)   For purposes of this Agreement, “Company Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including without limitation “multiemployer plans” within the meaning of Section 3(37) of ERISA, and all bonus, stock option, stock purchase, stock appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, change-in-control, vacation, cafeteria, dependent care, medical care, employee assistance or loan program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current, former or retired employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries (collectively, the “Company Employees”), which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company, its subsidiaries or any Person, trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate” or “ERISA Affiliates”) including any such plan that has been terminated within five years prior to the date of this agreement. Section 3.11(a) of the Company Disclosure Schedules lists all material Company Plans that are, or were, maintained in the United States or that primarily benefit or benefited Company Employees in the United States. Section 3.11(a)-1 of the Company Disclosure Schedule (to be delivered within ten business days after the date of this Agreement) shall list all material Company Plans not otherwise listed in Section 3.11(a) of the Company Disclosure Schedule and the total number of employees in each jurisdiction, and such Section 3.11(a)-1 of the Company Disclosure Schedule shall be updated by the Company within 30 days of this Agreement to list any Company Plans not otherwise listed. The Company has provided to Parent correct and complete copies of (where applicable) (i) all Company Plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the Internal Revenue Service (the “IRS”), (iii) the three most recent Form 5500 Annual Reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance Contracts and other Contracts which implement each such Company Plan.

(b)  (i) Except for failures that would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the end of the period covered thereby; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in a material liability for the Company or any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan; and(vi) no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any subsidiary or ERISA Affiliate has, within the last six years, ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any multiemployer plan or participated in a transaction described in Section 4069 of ERISA.

(c)  With respect to any Company Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(d)  No Company Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) excluding the actions taken pursuant to Section 2.2 hereof, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, or (iv) result in payments or benefits payable to any Company Employee which would not be deductible under Section 280G of the Code.

(e)  There has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that would materially increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

SECTION 3.12   Properties.   The Company or one of its subsidiaries (a) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for (i) properties sold or otherwise disposed of since the date thereof in the ordinary course of business or (ii) properties the loss of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (i)(A) statutory liens for taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (B) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business, provided that the obligations secured by such liens are not yet due and payable or are being contested in good faith for which appropriate reserves have been established; and (C) Liens incurred in the ordinary course of business which are not material to the Company or its businesses or assets (collectively, “Permitted Liens”), (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties and (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or the lessor.

SECTION 3.13   Tax Matters.   (a)   Except for failures that would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax Returns required to be filed by the Company and its subsidiaries have been filed (except those under valid extension), (ii) all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (iii) as of the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes and none such action, suit, proceeding, investigation, claim or audit which is pending with respect to any Taxes of the Company or any of its subsidiaries, (iv) there are no liens (except for Permitted Liens) for Taxes upon any of the assets of the Company or any of its subsidiaries, and (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law). Neither the Company nor any of its subsidiaries has engaged in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)  For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.14   Opinion of Special Committee Financial Advisor.   Lehman Brothers (the “Special Committee Financial Advisor”) has delivered to the Special Committee of the Board of Directors of the Company its written opinion, dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock, other than Parent (the “Company Fairness Opinion”).

SECTION 3.15   Brokers.   No broker, finder or investment banker (other than the Special Committee Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

SECTION 3.16   Takeover Statutes.   No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

SECTION 3.17   Intellectual Property.   (a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect or except as set forth in Section 3.17 of the Company Disclosure Schedule, (i) the Company and its subsidiaries own or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) purported to be owned by the Company or its subsidiaries or which are necessary for their businesses as currently conducted, in either case, free and clear of all Liens; (ii)the Company and its subsidiaries have the right to enforce all Intellectual Property purported to be owned, in whole or in part, by them, (iii) to the knowledge of the Company, such Intellectual Property does not infringe, misappropriate or otherwise violate (“Infringe”) the Intellectual Property of any third party and is not being Infringed by any third party; (iv) the Company and its subsidiaries take reasonable efforts to protect and maintain their Intellectual Property (including any confidential Intellectual Property) and have required all Persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property, in whole or in part, to sign written agreements ensuring that all such Intellectual Property is owned exclusively by the Company or its subsidiaries; and (v) the Company is not a party to any investigation, claim, suit, proceeding, arbitration or other action (“Action”), and to the knowledge of the Company, no Action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Intellectual Property.

(b)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries (i) comply, and use commercially reasonable efforts to cause all agents, clients, customers and other applicable third parties to comply, with all applicable U.S., state, foreign and multinational laws, standard industry practices, and its own policies with respect to (A) the protection of personal privacy, personally identifiable information, sensitive information or other personal information, and any other special categories of information regulated thereunder (including that of its website visitors, clients, customers and visitors to the websites of its clients and customers) and (B) the sending of solicited or unsolicited electronic mail messages; and (ii) take all commercially reasonable actions, commensurate with the sensitivity of its systems, information and transactions, to protect the confidentiality, integrity and security of its systems and all information and transactions stored or contained therein or facilitated or transmitted thereby against any unauthorized uses, access, interruption, modification or corruption, in each case in conformance with reputable industry practices.

SECTION 3.18   Environmental Matters.   (a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply with all, and have not violated any, Environmental Laws (as defined below), and possess and comply with all, and have not violated any, Environmental Permits (as defined below) to operate as they presently operate; (ii) there are no Materials of Environmental Concern (as defined below) at any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, or, to the knowledge of the Company, any other location, under circumstances that could reasonably be expected to result in liability or obligation of the Company or any of its subsidiaries under any Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written, or, to the knowledge of the Company, oral notification alleging that it is liable for, or request for information pursuant to section 104(e) of CERCLA (as defined below) or any similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully and finally resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written, or, to the knowledge of the Company, oral claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

(b)  For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, laws (including common law), ordinances, codes, decrees, or any other legally enforceable requirements concerning protection of human health or of the indoor or outdoor environment (including the quality of the ambient air, soil, surface water or groundwater), in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, Licenses, registrations, and other authorizations pursuant to or required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or the federal Resource Conservation and Recovery Act, in each case, as amended, and any other substance or waste of any kind, that is regulated pursuant to or could give rise to liability under any Environmental Law.

SECTION 3.19   Contracts.

(a)  Except for (1) this Agreement, (2) any agreement or arrangement between the Company and Parent or any of its affiliates (other than a subsidiary of the Company), or (3) as set forth in Schedule 3.19(a) of the Company Disclosure Schedule, neither of the Company nor any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than those contracts that have been filed by the Company as such as an exhibit to its most recent annual report on Form 10-K or as an exhibit to any of its quarterly reports on Form 10-Q or any of its reports on Form 8-K filed since that date); (ii) containing covenants binding upon the Company or any of its subsidiaries that materially restricts the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business that is material to the Company and its subsidiaries, taken as a whole, as of the date hereof, or with any person or in any geographic area; (iii) with respect to a material joint venture or material partnership agreement; (iv) relating to the borrowing of money or the incurrence of any indebtedness by the Company or any of its subsidiaries or the guarantee by the Company or any of its subsidiaries of any such obligation of any other person, (v) providing for aggregate payments to or from the Company or any of its subsidiaries in excess of $500,000 (except for client contracts in the ordinary course of business consistent with past practice) or (vi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (vi) is referred to herein as a “Material Contract”.

(b)  Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.20   Affiliate Transactions.   No executive officer or director of the Company or any of its subsidiaries or any person owning 5% or more of the Common Stock (other than Parent and its affiliates (excluding the Company and its subsidiaries)) is a party to any material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

SECTION 3.21   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1   Organization.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

SECTION 4.2   Parent’s Ownership of Company Securities.   Parent and its affiliates beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 21,578,296 shares of Common Stock (“Parent Shares”). Parent and its affiliates have the full corporate power and authority to vote the Parent Shares, or to cause the Parent Shares to be voted on its behalf.

SECTION 4.3   Authority.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

SECTION 4.4   No Conflict; Required Filings and Consents.   (a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, qualifications, orders and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any term or provision of any state or federal law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, Lien or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities and takeover laws, (ii) the applicable requirements of the Nasdaq, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain would not prevent or delay the consummation of the transactions contemplated hereby.

SECTION 4.5   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.6   Proxy Statement; Schedule 13E-3.   None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, in the case of the Proxy Statement, as of the date the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders and, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by Parent or Merger Sub, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.7   Brokers.   No broker, finder or investment banker (other than J.P. Morgan Securities Inc., whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8   Operations of Merger Sub.   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION 4.9   Funding.   Parent and Merger Sub shall have at Closing, sufficient funds to perform all of their respective obligations under this Agreement to consummate the Merger.

SECTION 4.10   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1   Conduct of Business of the Company Pending the Merger.   The Company covenants and agrees that, during the period from the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business, consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent:

(a)  amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;

(b)  issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of Shares upon the exercise of outstanding Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any Company Stock Plan);

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company);

(d)  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock pursuant to the existing terms of a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)  (i)  acquire or license (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than the purchase of assets not constituting a business in the ordinary course consistent with past practice; (ii) sell, license, pledge, encumber or otherwise subject to a Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (x) Permitted Liens, (y) pledges, liens, encumbrances for less than $1,000,000 in the aggregate, and (z) sales or dispositions of inventory and other assets not constituting a business in the ordinary course of business or pursuant to existing Contracts; (iii) other than in the ordinary course of business consistent with past practice, enter into or renew or amend in any material respect any Material Contract; or (iv) authorize any new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth in Section 5.1 of the Company Disclosure Schedule.

(f)  incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) any letter of credit entered into in the ordinary course of business consistent with past practice;

(g)  except as contemplated by Section 2.2, Section 6.6 or to the extent required under any Company Plan or as required by applicable law, (i) increase the compensation or benefits of any of its directors or officers or, except in the ordinary course of business consistent with past practice, other employees (except as required by law or Company Plan), (ii) grant any severance or termination pay not provided for under any Company Plan or as required by law, except to rank-and-file employees (which shall exclude officers) in the ordinary course consistent with past practice, (iii) enter into any employment, consulting, severance or termination agreement or arrangement that would, if entered into, constitute a Company Plan with any of its present or former directors, or executive officers or other employees, except with rank-and-file employees (which shall exclude officers) in the ordinary course consistent with past practice (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company), or establish, adopt, enter into or amend in any respect (other than as would result in a de minimus adverse effect on the Company), accelerate the vesting of any payment under or terminate, any Company Plan, (iv) exercise any discretion to accelerate the vesting or payment of any material compensation or benefit under any Company Plan, (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, or (vi) hire or terminate any executive officer other than termination for cause;

(h)  make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(i)  other than in the ordinary course of business consistent with past practice or as required by applicable law, (i) make or change any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(j)  (i) settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (x) do not exceed, in any individual case, $250,000 and (y) would not prohibit or materially restrict the Company and its subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted or (ii) commence any litigation, arbitration or other judicial or administrative dispute or proceeding relating to any Intellectual Property; or

(k)  agree to take any of the actions described in Sections 5.1(a) through 5.1(j).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1   Proxy Statement; Schedule 13E-3.   (a)  The parties shall as soon as reasonably practicable following the date of this Agreement, jointly prepare the Schedule 13E-3 and the Proxy

Statement relating to the transactions contemplated by this Agreement and the parties or the Company shall then file such documents, as applicable; provided, however, that the parties shall reasonably cooperate with each other in the preparation and filing of the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, (i) prior to the filing of the Proxy Statement, the Company will consult with Parent and Merger Sub and their counsel with respect to the Proxy Statement and shall afford Parent and Merger Sub the opportunity to review and comment thereon and (ii) the Company shall consider any comments on the Proxy Statement provided by Parent and Merger Sub in good faith and (iii) the Company shall not file the Proxy Statement or the Schedule 13E-3, and the Company shall not mail the Proxy Statement, without Parent’s prior written consent, which shall not be unreasonably withheld. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Schedule 13E-3. Each of the parties shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 which shall have become false or misleading.

(b)  The Company shall as soon as practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and the Schedule 13E-3 and any request by the SEC for any amendment to the Proxy Statement and the Schedule 13E-3 or for additional information, and will supply Parent and Merger Sub with copies of all correspondence between the Company and any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby and shall cause the Proxy Statement and the Schedule 13E-3 to be mailed to the Company’s stockholders as promptly as practicable. If at any time prior to the Stockholders Meeting any information relating to any of the parties, or their respective affiliates, officers or directors, should be discovered by any party which should be set forth in an amendment or supplement to the Schedule 13E-3 or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or would otherwise comply with applicable law, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

SECTION 6.2   Stockholders Meeting.   (a)  As soon as practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) except to the extent the Company makes a Company Adverse Recommendation Change as expressly permitted by Section 6.5(c), include in the Proxy Statement and Schedule 13E-3 both the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the written Company Fairness Opinion and (iii) use its reasonable best efforts to solicit the Company Requisite Vote.

(b)  Parent agrees (i) to vote, or cause to voted, at the Stockholders Meeting and any adjournment or postponement thereof, the Parent Shares in favor of the adoption of this Agreement and (ii) not to transfer (whether by operation of law or otherwise), or cause the transfer of, or to otherwise dispose of, or cause the disposition of, any of the Parent Shares prior to the Closing.

(c)  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

SECTION 6.3   Resignation of Directors.   At the Closing, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

SECTION 6.4   Access to Information.   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors, attorneys, financial advisors and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees, auditors, attorneys, financial advisors or authorized representatives may from time to time reasonably request.

SECTION 6.5   No Solicitation.   (a)  The Company agrees that it, its subsidiaries and their respective officers, directors, advisors, agents and representatives (including the advisors, agents and representatives of the Special Committee) (“Representatives”) shall not, (i) directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, consolidation or other business combination involving the Company or its subsidiaries or any inquiry, proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (ii) directly or indirectly, enter into or engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal. Notwithstanding the foregoing provisions of this Section 6.5, in the event that, prior to obtaining the Company Requisite Vote, the Company receives an unsolicited bona fide Acquisition Proposal and its Board of Directors, acting upon the recommendation of the Special Committee, concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Representatives to, subject to compliance with this Section 6.5, furnish or cause to be furnished confidential information or data to the person making such Acquisition Proposal and participate in negotiations or discussions with such person regarding such Acquisition Proposal to the extent that its Board of Directors, acting upon the recommendation of the Special Committee (after consultation by such committee with its outside counsel), concludes in good faith that failure to take such actions would result in a violation of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; provided, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with such third party on customary terms; and provided further, that the Company shall also simultaneously provide to Parent a copy of all such confidential information or data that it is providing to any third party pursuant to this Section 6.5 to the extent not previously provided or made available to Parent.

(b)  For purposes of this Agreement, “Superior Proposal” with respect to the Company means a bona fide written Acquisition Proposal which its Board of Directors, acting upon the recommendation of the Special Committee (after consultation by such committee with its financial advisors and legal advisors), concludes in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.5(a), except that “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of the Company representing all or substantially all of the voting power represented by all outstanding Company Securities or assets of the Company and its subsidiaries representing all or substantially all of the total consolidated assets of the Company and its subsidiaries.

(c)  Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Special Committee or the Board of Directors thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.5(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing provisions of this Section 6.5, in the event that prior to obtaining the Company Requisite Vote, the Company receives a Superior Proposal and as a result thereof the Special Committee concludes in good faith (after consultation with outside counsel and its financial advisor) that the failure to take such actions would reasonably be expected to result in a violation of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law, the Company may make a Company Adverse Recommendation Change; provided, however, that no Company Adverse Recommendation Change may be made (x) unless the Company has complied in all material respects with its obligations under this Section 6.5, (y) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying all material terms and conditions of any Superior Proposal that is the basis for the Company Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five business day period) and (z) unless, during the five business day period following the Company’s delivery of a Notice of Adverse Recommendation and prior to effecting such a Company Adverse Recommendation Change, the Special Committee shall have negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In determining whether to make a Company Adverse Recommendation Change, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(d)  Without limiting the generality of the foregoing, the Company’s obligations pursuant to Section 6.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Company Adverse Recommendation Change or any withdrawal or modification by the Special Committee of its recommendation to the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement.

(e)  The Company will, and will cause its subsidiaries and its and their employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the Company with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by the Company thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. The Company will promptly (within one business day) following receipt of any Acquisition Proposal advise the Company of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the Company apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations).

(f)  Nothing contained in this Agreement shall prevent the Company or its Board of Directors, acting upon the recommendation of the Special Committee, from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that neither the Board of Directors nor the Special Committee may effect a Company Adverse Recommendation Change unless permitted to do so under, and in compliance with this Section 6.5; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) shall not be deemed to be a Company Adverse Recommendation Change for purposes of Article VIII hereof.

(g)  The Company agrees that any violation of the restrictions set forth in this Section 6.5 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its subsidiaries, at the direction or with the consent or prior knowledge of the Company or its subsidiaries, shall be deemed to be a breach of this Section 6.5 by the Company.

SECTION 6.6   Employment and Employee Benefits Matters.   (a)  As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees employed by the Company or its subsidiaries as of that date full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements established or maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations, and (ii) give effect to, in determining any deductible and maximum out-of-pocket limitations to which the Company Employees may be subject under such Parent Plans in the plan year in which the Effective Time occurs (the “Parent Plan Year”), claims incurred and amounts paid by, and amounts reimbursed to, Company Employees in the plan year in which the Effective Time occurs under corresponding Company plans immediately prior to the Effective Time for purposes of satisfying such limitations under such Parent Plans for the Parent Plan Year in which such Company Employees participated.

(b)  From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination plan, policy or arrangement of or between the Company or any of its subsidiaries and any officer, director or employee of that company and (ii) all obligations pursuant to outstanding cash bonus plans and vested and accrued benefits under any employee benefit plan or program or arrangement of the Company or its subsidiaries in effect as of the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries; provided that, notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to maintain without amendment or termination any of the foregoing plans, policies, programs or arrangements to the extent any such amendment or termination may be permitted pursuant to the terms thereof.

(c)  This Section 6.6 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Section 6.6.

SECTION 6.7   Directors’ and Officers’ Indemnification and Insurance.   (a)   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) and based upon the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (i) each Indemnified Party will be entitled to advancement of legal or other expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation (including the reasonable cost of any investigation and preparation incurred in connection therewith) within ten (10) business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder that is an actual, threatened or probable party), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (iii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter.

(b)  The Company agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective Certificate of Incorporation, By-Laws or similar organizational documents of the Company or any of its subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time; provided, that nothing contained in this Section 6.7(b) shall be deemed to preclude any liquidation, consolidation or merger of the Company or any of its subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Parent agrees that if Parent itself, the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.7.

(c)  Parent shall maintain, or cause the Surviving Corporation to maintain, in effect for six years from the Effective Time, policies of directors’ and officers’ liability insurance containing terms and conditions that are not less advantageous to the individual insureds than such policies currently maintained by Parent on the Company’s behalf, with respect to matters occurring prior to the Effective Time; provided, however, that such policies may, in Parent’s sole discretion, be one or more “tail” policies for all or any portion of the full six-year period; and provided further, if the cost of such tail policies would be in excess of 200% of the current annual premium for Parent’s existing policies that are allocated to the Company, Parent will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of such amount.

(d)  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

SECTION 6.8   Further Action; Efforts.   (a)  Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(b)  Subject to the terms and conditions of this Agreement (including the proviso in Section 6.8(a)), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the Merger and the transactions contemplated hereby.

SECTION 6.9   Public Announcements.   Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except (a) as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party and (b) if the Company shall make any Company Adverse Recommendation, then each party shall be free to make any public announcements without compliance with this Section 6.9.

SECTION 6.10   Continuation of Special Committee.   Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable law, at all times prior to the earlier of (x) the Closing or (y) the termination of this Agreement, they shall not authorize their designees to the Company’s Board of Directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, Parent and Merger Sub shall not seek to remove the members of such Committee from the Board of Directors (other than in the case of removal for cause, as determined in good faith by the Company’s Board of Directors) and, should all the members of such Special Committee cease to so serve, Parent or Merger Sub shall not restrict the Company’s Board of Directors from causing the election of an individual or individual(s) to the Board of Directors of the Company who constitutes an “independent” director under the applicable Nasdaq rules and causing the appointment of such director or directors to be a member or member(s) of the Special Committee, as the case may be.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1   Conditions to Obligation of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  this Agreement and the transactions contemplated hereby shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

(b)  no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; and

(c)  other than the filing of the Certificate of Merger, all material consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the Merger shall have been obtained or effected.

SECTION 7.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  the representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date) except where the failure of any such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect; provided that, the representations and warranties of the Company set forth in (x) Sections 3.3, 3.4 and 3.15 shall be true and correct in all material respects and (y) Section 3.9(a) shall be true and correct without disregarding the Material Adverse Effect qualification set forth in such Section 3.9(a);

(b)  the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed, or complied with, by it under this Agreement at or prior to the Effective Time; and

(c)  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

SECTION 7.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specific date);

(b)  each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)  the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1   Termination.   This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)  by mutual written consent of Parent, Merger Sub and the Company (provided, in the case of the Company, that such termination has been approved by the Special Committee);

(b)  by Parent or the Company (provided, in the case of the Company, that such termination has been approved by the Special Committee) if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree, injunction or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)  by either Parent or the Company (provided, in the case of the Company, that such termination has been approved by the Special Committee) if the Effective Time shall not have occurred on or before the date which is eight (8) months from the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)  by the Company (provided, that such termination has been approved by the Special Committee) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) twenty (20) business days following notice of such breach to Parent and (B) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(A) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(e)  by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) twenty (20) business days following notice of such breach to the Company and (B) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if (x) Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or (y) the exercise of control over the Company by Parent, Merger Sub or any of their affiliates or the exercise of Parent’s rights as a stockholder of the Company, is the primary cause of the breach by the Company giving rise to Parent’s right to terminate the

Agreement pursuant to this Section 8.1(e) or its inability to cure its breach within twenty (20) business days following notice of such breach, or (ii) if the Board of Directors or the Special Committee shall have effected a Company Adverse Recommendation Change or shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing.

SECTION 8.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability or obligation with respect to any breach of this Agreement prior to such termination or for any willful and material breach hereof.

SECTION 8.3   Expenses.   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

SECTION 8.4   Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (provided, in the case of the Company, that such amendment has been approved by the Special Committee) at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5   Waiver.   At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein (provided, in the case of the Company, that such extension or waiver has been approved by the Special Committee). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a duly authorized officer of the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1   Non-Survival of Representations, Warranties, Covenants and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

SECTION 9.2   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Merger Sub:

The Nielsen Company
770 Broadway
New York, New York 10003
Attention:  James Cuminale
Facsimile:  646-654-5060

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017

Attention:  John G. Finley, Esq.

Peter S. Malloy, Esq.

Facsimile:  212-455-2502

(b)  if to the Company:

NetRatings, Inc.
120 West 45th Street
New York, NY 10036
Attention:  General Counsel
Facsimile: 212-703-5967

with an additional copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:  E. Michael Greaney, Esq.

Scott A. Kislin, Esq.

Facsimile:  212-351-3065

SECTION 9.3   Certain Definitions.   For purposes of this Agreement, the term:

(a)  “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)  “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c)  “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d)  “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)  “generally accepted accounting principles” means the generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f)  “knowledge” (i) with respect to the Company means the knowledge after reasonable inquiry of any of the persons set forth in Section 9.3(g) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the knowledge after reasonable inquiry of any of the officers of Parent;

(g)  “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(h)  “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.4   Expenses.   Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement shall be the obligation of the party hereto incurring such expenses.

SECTION 9.5   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.6   Entire Agreement; Assignment.   This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, undertakings and communications, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.

SECTION 9.7   Enforcement.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof. Notwithstanding the above, Parent and Merger Sub agree that the Special Committee shall have the right to enforce this Agreement on behalf of the Company. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, subject to Section 9.11, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 9.8   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 9.9   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11   Jurisdiction.   Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.12   Interpretation.   When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NIELSEN MEDIA RESEARCH, INC.

By:	/s/ James Cuminale
Name: James Cuminale
Title: Authorized Person

NTRT ACQUISITION SUB, INC.

By:	/s/ Michael E. Elias
Name: Michael E. Elias
Title: Vice President

NETRATINGS, INC.

By:	/s/ Alan Shapiro
Name: Alan Shapiro
Title: SVP & General Counsel

ANNEX B

LEHMAN BROTHERS

February 5, 2007

Special Committee of the Board of Directors
NetRatings, Inc.
120 West 45th Street, 35th Floor
New York, NY  10036

Members of the Special Committee of the Board of Directors:

We understand that NetRatings, Inc. (the “Company”) proposes to enter into a transaction (the “Proposed Transaction”) with Nielsen Media Research, Inc. (“Nielsen”) whereby (i) NTRT Acquisition Sub, Inc., a wholly-owned subsidiary of Nielsen (“Merger Sub”), will merge with and into the Company, with the Company surviving the merger (the “Proposed Transaction”) and (ii) upon the consummation of the Proposed Transaction, each issued and outstanding share of the Company’s common stock that Nielsen does not own, directly or indirectly, prior to the Proposed Transaction (the “Public Shares”) will be converted into the right to receive $21.00 per share in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of February 5, 2007, among the Company, Nielsen and Merger Sub (the “Agreement”).

We have been requested by the Special Committee of the Board of Directors of the Company (the “Special Committee”) to render our opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of the Public Shares in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006; June 30, 2006; and September 30, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “November 2006 5-Year Plan”) and estimates of future patent royalties also prepared by management of the Company, (4) a trading history of the Company’s common stock from January 31, 2002, to January 31, 2007, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (7) estimates of third party research analysts with respect to the future financial performance of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the November 2006 5-Year Plan, upon advice of the Special Committee, we have assumed that the Company’s projections have been reasonably prepared on a basis reflecting the best currently

B-1

available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. Furthermore, with respect to the future patent royalty projections prepared by the management of the Company, we understand that the Special Committee has received the oral opinion of Charles River Associates that it believes that the Company’s projections relating to such future patent royalties to be reasonable. Upon advice of the Special Committee, we have relied, without independent verification, upon such projections relating to future patent royalties. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the holders of the Public Shares in the Proposed Transaction is fair to such holders.

We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)         Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)         Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)         If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)         If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES—EBITDA

EBITDA represents net income/loss excluding interest income/expense, taxes, depreciation, amortization of intangible assets and stock-based compensation, and cumulative effect of change in accounting principle. EBITDA is not a recognized term under generally accepted accounting principles. EBITDA data is provided as a complement to results provided in accordance with GAAP, and should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. Management uses this measure internally to evaluate the Company’s performance. Interest income/expense is excluded as it is not related to our operating performance. Depreciation expenses, amortization of stock-based compensation, and cumulative effect of change in accounting principle are excluded as they are non-cash charges. NetRatings excludes amortization of intangible assets as it is a non-cash charge not directly related to operations.

	Estimated	Projected	Projected	Projected	Projected	Projected
	2006	2007	2008	2009	2010	2011
Net income/(loss)	$(0.3)	$2.3	$15.0	$26.2	$36.7	$45.0
Less:
Interest income, net	$(6.2)	$(7.0)	$(7.3)	$(8.1)	$(9.2)	$(10.6)
Provisions for income taxes	$1.4	$1.8	$2.9	$5.4	$7.4	$10.8
Depreciation	$4.3	$4.4	$4.4	$4.4	$4.4	$4.4
Amortization of intangibles	$2.4	$2.4	$1.8	$1.4	$1.1	$1.0
Amortization of stock-based compensation	$4.2	$4.4	$4.6	$4.8	$5.1	$5.3
Cumulative effect of change in accounting principle	$(0.4)	$0.0	$0.0	$0.0	$0.0	$0.0
EBITDA	$5.4	$8.3	$21.4	$34.1	$45.5	$55.9

D-1

SPECIAL MEETING OF STOCKHOLDERS

of

NETRATINGS, INC.

June 22, 2007

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NETRATINGS, INC.

The undersigned hereby appoints William R. Pulver and Todd Sloan, and either one of them, proxies and attorney-in-fact, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of NetRatings, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Special Meeting of the Stockholders of the Company to be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, NY 10104, at 9:00 A.M., Eastern Time, on June 22, 2007 and at any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares.

This Proxy may be revoked at any time before it is exercised.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE.  IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 5, 2007, AMONG NETRATINGS, INC., NIELSEN MEDIA RESEARCH, INC. AND NTRT ACQUISITION SUB, INC.  IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS APPOINTED AS PROXIES.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

(Continued, and to be marked, dated and signed as instructed on the other side)

VOTE BY INTERNET OR TELEPHONE
QUICK ÚÚÚ EASY ÚÚÚ IMMEDIATE

NETRATINGS, INC.

Voting by Internet or telephone is quick, easy and immediate.  As a shareholder of NetRatings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card.  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.  Votes submitted electronically over the Internet or by telephone must be received by 7:00 P.M., Eastern Time, on June 21, 2007.

To Vote Your Proxy by Internet

www.continentalstock.com

Have your proxy card available when you access the above website.  Follow the prompts to vote your shares.

To Vote Your Proxy by Phone

1 (866) 894-0537

Use any touch-tone telephone to vote your proxy.  Have your proxy card available when you call.  Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2007, by and among NetRatings, Inc., Nielsen Media Research, Inc. and NTRT Acquisition Sub, Inc.	☐	☐	☐	2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.